Execution Version

Date: as of December 21, 2016

BULK NORDIC SIX LTD.
as Borrower

THE BANKS AND FINANCIAL INSTITUTIONS
listed in Schedule 1
as Lenders

NIBC BANK N.V.
as Arranger

NIBC BANK N.V.
as Swap Bank

– and –

NIBC BANK N.V.
as Agent
and as Security Trustee

LOAN AGREEMENT

Relating to a senior secured term loan facility of up to $19,500,000 to partially finance the acquisition of m.v. BULK ENDURANCE

Watson Farley & Williams
New York

INDEX

Clause    Page

1	INTERPRETATION 2

2	FACILITY 24

3	POSITION OF THE LENDERS AND SWAP BANK 24

4	DRAWDOWN 26

5	INTEREST 27

6	INTEREST PERIODS 29

7	DEFAULT INTEREST 30

8	REPAYMENT AND PREPAYMENT 31

9	CONDITIONS PRECEDENT 33

10	REPRESENTATIONS AND WARRANTIES 35

11	GENERAL AFFIRMATIVE AND NEGATIVE COVENANTS 43

12	FINANCIAL COVENANTS 51

13	MARINE INSURANCE COVENANTS 51

14	SHIP COVENANTS 57

15	COLLATERAL MAINTENANCE RATIO 62

16	INTENTIONALLY OMITTED 64

17	PAYMENTS AND CALCULATIONS 64

18	APPLICATION OF RECEIPTS 65

19	APPLICATION OF EARNINGS 67

20	EVENTS OF DEFAULT 69

21	FEES AND EXPENSES 73

22	INDEMNITIES 74

23	NO SET-OFF OR TAX DEDUCTION; tax indemnity 76

24	ILLEGALITY, ETC 79

25	INCREASED COSTS 80

26	SET‑OFF 81

27	TRANSFERS AND CHANGES IN LENDING OFFICES 82

28	VARIATIONS AND WAIVERS 86

29	NOTICES 87

30	SUPPLEMENTAL 90

31	THE SERVICING BANKS 90

32	LAW AND JURISDICTION 94

33	WAIVER OF JURY TRIAL 96

34	PATRIOT ACT notice 96

i

THIS LOAN AGREEMENT (this “Agreement”) is made as of December 21, 2016
AMONG

(1)
BULK NORDIC SIX LTD. (“Bulk Nordic”), a company organized and existing under the laws of Bermuda whose registered office is at 3rd Floor, Par la Ville Place, 14 Par la Ville Road, Hamilton HM08, Bermuda, as borrower (the “Borrower”, which expression includes its respective successors, transferees and assigns);

(2)	THE BANKS AND FINANCIAL INSTITUTIONS listed in Schedule 1, as lenders (the “Lenders”, which expression includes their respective successors, transferees and assigns);

(3)
NIBC BANK N.V., acting in such capacity through its office at Carnegieplein 4, 2517 KJ, The Hague, The Netherlands, as arranger (in such capacity, the “Arranger”, which expression includes its successors, transferees and assigns);

(4)
NIBC BANK N.V., acting in such capacity through its office at Carnegieplein 4, 2517 KJ, The Hague, The Netherlands, as swap bank (in such capacity, the “Swap Bank”, which expression includes its successors, transferees and assigns)

(5)
NIBC BANK N.V., acting in such capacity through its office at Carnegieplein 4, 2517 KJ, The Hague, The Netherlands, as agent for the other Creditor Parties (in such capacity, the “Agent”, which expression includes its successors, transferees and assigns); and

(6)
NIBC BANK N.V., acting in such capacity through its office at Carnegieplein 4, 2517 KJ, The Hague, The Netherlands, as security agent and trustee for the other Creditor Parties (in such capacity, the “Security Trustee”, which expression includes its successors, transferees and assigns).

BACKGROUND

(A)	To finance the acquisition of the Ship, the Lenders have agreed to make available to the Borrower a senior secured term loan facility in the following two tranches:

(i)	Tranche A Loan, in an amount up to the lesser of (i) $16,000,000 and (ii) 67.5% of the Fair Market Value of the Ship; and

(ii)	Tranche B Loan, in an amount up to the lesser of (i) $3,500,000 and (ii) the difference between 85% and 67.5% of the Fair Market Value of the Ship.

(B)
Upon the request of the Borrower, the Swap Bank may enter from time to time into interest rate swap transactions, interest rate options or a combination of both with the Borrower to hedge the Borrower’s exposure under this Agreement to interest rate fluctuations.

(C)	The Lenders and the Swap Bank have agreed to share pari passu in the Collateral to be granted to the Security Trustee pursuant to this Agreement.
IT IS AGREED as follows:

1	INTERPRETATION

1.1	Definitions. Subject to Clause 1.5, in this Agreement:
“Acceptable Accounting Firm” means Ernst & Young LLP, KPMG, PricewaterhouseCoopers, Deloitte, Grant Thornton, or such other recognized accounting firm as the Agent may, with the consent of the Lenders, approve from time to time in writing, such approval not to be unreasonably withheld;

“Advance” means the principal amount of the borrowing by the Borrower under this Agreement;
“Affiliate” means, as to any person, any other person that, directly or indirectly, controls, is controlled by or is under common control with such person or is a director or officer of such person, and for purposes of this definition, the term “control” (including the terms “controlling”, “controlled by” and “under common control with”) of a person means the possession, direct or indirect, of the power to vote 20% or more of the Voting Stock of such person or to direct or cause direction of the management and policies of such person, whether through the ownership of Voting Stock, by contract or otherwise;
“Agreed Form” means in relation to any document, that document in the form approved by the Agent with the consent of the Lenders (such consent not to be unreasonably withheld), or as otherwise approved in accordance with any other approval procedure specified in any relevant provision of any Finance Document;
“Approved Broker” means any of the companies listed on Schedule 7 or such other international shipbroker as proposed by the Borrower which the Agent may, with the consent of the Lenders (such consent not to be unreasonably withheld), approve from time to time for the purpose of valuing the Ship, who shall act as an expert and not as arbitrator and whose valuation shall be conclusive and binding on all parties to this Agreement;
“Approved Flag” means the Marshall Islands, Malta, Panama or such other flag as the Agent may, with the consent of the Lenders, approve from time to time in writing as the flag on which the Ship shall be registered;
“Approved Management Agreement” means, in relation to the Ship in respect of its commercial and/or technical management, a management agreement between the relevant Borrower and an Approved Manager, in Agreed Form;
“Approved Manager” means Seamar Management S.A., SCF Management Services (Dubai) Ltd., Dubai, U.A.E., Phoenix Bulk Carriers (US) LLC or any other company proposed by the Borrower which the Agent may, with the consent of the Lenders (such consent not to be unreasonably withheld), approve from time to time as the technical and/or commercial manager of the Ship;
“Approved Manager’s Undertaking” means, in relation to the Ship, the letter executed and delivered by an Approved Manager, in Agreed Form;
“Availability Period” means the period commencing on the Effective Date and ending on the the earlier of:

(a)	the Delivery Date;

(b)	March 31, 2017 (or such later date as the Agent may, with the consent of the Lenders, agree with the Borrower); or

(c)	the date on which the Total Commitments are fully borrowed, cancelled or terminated;
“Bail-In Action” means the exercise of any Write-down and Conversion Powers;
“Bail-In Legislation” means:

(a)
in relation to an EEA Member Country which has implemented, or which at any time implements, Article 55 of Directive 2014/59/EU establishing a framework for the recovery and resolution of credit institutions and investment firms, the relevant implementing law or regulation as described in the EU Bail-In Legislation Schedule from time to time; and

(b)	in relation to any other state, any analogous law or regulation from time to time which requires contractual recognition of any Write-down and Conversion Powers contained in that law or regulation.
“Bank Secrecy Act” means the United States Bank Secrecy Act of 1970, as amended;
Basel III” means:

(a)
the agreements on capital requirements, a leverage ratio and liquidity standards contained in “Basel III: A global regulatory framework for more resilient banks and banking systems”, “Basel III: International framework for liquidity risk measurement, standards and monitoring” and “Guidance for national authorities operating the countercyclical capital buffer” published by the Basel Committee on Banking Supervision in December 2010, each as amended, supplemented or restated;

(b)
the rules for global systemically important banks contained in “Global systemically important banks: assessment methodology and the additional loss absorbency requirement - Rules text” published by the Basel Committee on Banking Supervision in November 2011, as amended, supplemented or restated; and

(c)	any further guidance or standards published by the Basel Committee on Banking Supervision relating to “Basel III”.
“Builder” means Oshima Shipbuilding Co., Ltd., a corporation organized under the laws of Japan;
“Builder’s Warranties Assignment” means, in relation to the Ship, an assignment of the builder’s warranties in respect of the construction of the Ship pursuant to the Shipbuilding Contract for the Ship, in Agreed Form;
“Business Day” means a day on which banks are open in London, England, New York, New York, Copenhagen, Denmark and Amsterdam, Netherlands;
“Capitalized Lease” means, as applied to any person, any lease of any property (whether real, personal or mixed) of which the discounted present value of the rental obligations of such person, as lessee, in conformity with GAAP as in effect on the Effective Date, is required to be capitalized on the balance sheet of such person; and “Capitalized Lease Obligation” is defined to mean the rental obligations, as aforesaid, under a Capitalized Lease;
“Change of Control” means:

(a)
in respect of the Borrower, the occurrence of any act, event or circumstance that without prior written consent of the Lenders results in Nordic Bulk Ventures Holding owning directly less than 100% of the issued and outstanding Equity Interests in the Borrower, unless Pangaea acquires directly or indirectly 100% of the issued and outstanding Equity Interests in the Borrower;

(b)
in respect of Nordic Bulk Ventures Holding, the occurrence of any act, event or circumstance that without prior written consent of the Lenders results in Pangaea owning directly or indirectly, separately or together with STST, less than 100% of the issued and outstanding Equity Interests in Nordic Bulk Ventures Holding;

(c)
in respect of Pangaea, the occurrence of any act, event or circumstance that without prior written consent of the Lenders results in (i) Pangaea being de-listed; or (ii) any party acquiring a majority stake of more than 50% in the shares of Pangaea;

“Charter” means, in relation to the Ship, any demise, time or consecutive voyage charter in respect of the Ship for a term which exceeds, or which by virtue of any optional extensions may exceed, 13 months, in each case in Agreed Form, and for the avoidance of doubt, the term “Charter” includes but is not limited to the Time Charter;
“Classification Society” means, in relation to a Ship, Det Norske Veritas or such other first-class vessel classification society that is a member of IACS that the Agent may, with the consent of the Lenders (such consent not to be unreasonably withheld), approve from time to time;
“Code” means the United States Internal Revenue Code of 1986, as amended;
“Collateral” means all property (including, without limitation, any proceeds thereof) referred to in the Finance Documents that is or is intended to be subject to any Security Interest in favor of the Security Trustee, for the benefit of the Lenders, securing the Secured Liabilities;
“Collateral Maintenance Ratio” has the meaning given in Clause 15.2;
“Commitment” means, in relation to a Lender, the amount set forth opposite its name in Schedule 1, or, as the case may require, the amount specified in the relevant Transfer Certificate, as that amount may be reduced, cancelled or terminated in accordance with this Agreement (and “Total Commitments” means the aggregate of the Commitments of all the Lenders);
“Compliance Certificate” means a certificate executed by an authorized person of the Borrower, Nordic Bulk Ventures Holding or the Guarantor as applicable, in Agreed Form;
“Confirmation” and “Early Termination Date”, in relation to any continuing Designated Transaction, have the meanings given in the relevant Master Agreement;
“Contractual Currency” has the meaning given in Clause 22.4;
“Contribution” means, in relation to a Lender, the part of the Loan which is owing to that Lender;
“CRD IV” means:

(a)
Regulation (EU) No 575/2013 of the European Parliament and of the Council of 26 June 2013 on prudential requirements for credit institutions and investment firms and amending regulation (EU) No. 648/2012;

(b)
Directive 2013/36/EU of the European Parliament and of the Council of 26 June 2013 on access to the activity of credit institutions and the prudential supervision of credit institutions and investment firms, amending Directive 2002/87/EC and repealing Directives 2006/48/EC and 2006/49/EC; and

(c)	any other law or regulation which implements Basel III.
“Creditor Party” means the Agent, the Security Trustee, the Arranger, a Lender or the Swap Bank, whether as at the date of this Agreement or at any later time;
“Currency Agreement” means any foreign exchange contract, currency swap agreement or other similar agreement or arrangement designed to protect a person or any of its subsidiaries against fluctuations in currency values to or under which such person or any of its subsidiaries is a party or a beneficiary on the date of this Agreement or becomes a party or a beneficiary thereafter;
“Delivery Date” means the date of the actual delivery of the Ship to the Borrower;
“Designated Transaction” means a Transaction which fulfils the following requirements:

(a)	it is entered into by the Borrower pursuant to a Master Agreement with the Swap Bank;

(b)
its purpose is hedging of the Borrower’s exposure under this Agreement to fluctuations in LIBOR arising from the funding of the Loan (or any part thereof) for a period expiring no later than the Maturity Date; and

(c)
it is designated by the Borrower, by delivery by the Borrower to the Agent of a notice of designation in the form set out in Schedule 6, as a Designated Transaction for the purposes of the Finance Documents;

“Disbursement Authorization” has the meaning given in Clause 9.2(b);
“Dollars” and “$” means the lawful currency for the time being of the United States of America;
“Drawdown Date” means, in relation to the Advance, the date requested by the Borrower for the Advance to be made, or (as the context requires) the date on which the Advance is actually made;
“Drawdown Notice” means a notice in the form set out in Schedule 3 (or in any other form which the Agent approves or reasonably requires);
“Earnings” means, in relation to the Ship, all moneys whatsoever which are now, or later become, payable (actually or contingently) to the Borrower or the Security Trustee and which arise out of the use or operation of the Ship, including (but not limited to):

(a)	except to the extent that they fall within paragraph (b):

(i)	all freight, hire and passage moneys;

(ii)	compensation payable to the Borrower or the Security Trustee in the event of requisition of the Ship for hire;

(iii)	remuneration for salvage and towage services;

(iv)	demurrage and detention moneys;

(v)	damages for breach (or payments for variation or termination) of any charterparty or other contract for the employment of the Ship; and

(vi)	all moneys which are at any time payable under Insurances in respect of loss of hire; and

(b)
if and whenever the Ship is employed on terms whereby any moneys falling within paragraphs (a)(i) to (vi) are pooled or shared with any other person, that proportion of the net receipts of the relevant pooling or sharing arrangement which is attributable to the Ship;

“Earnings Account” means, in relation to the Ship, an account in the name of the Borrower with the Earnings Account Bank designated as the Earnings Account for the Ship, or any other account (with the Earnings Account Bank or the Agent or with another bank or financial institution acceptable to the Lenders) which is designated by the Agent as the Earnings Account for the purposes of this Agreement;
“Earnings Account Bank” means HSBC Bank Bermuda Limited, 6 Front Street, Hamilton HM11, Bermuda, or other bank acceptable to the Lenders such consent not to be unreasonably withheld;
“Earnings Account Pledge” means a pledge of an Earnings Account, in Agreed Form;
“Earnings Assignment” means, in relation to the Ship, an assignment of the Earnings and any Requisition Compensation of the Ship, in Agreed Form;
“EEA Member Country” means any member state of the European Union, Iceland, Liechtenstein and Norway;
“Effective Date” means the date on which this Agreement is executed and delivered by the parties hereto;
“Email” has the meaning given in Clause 29.1;
“Environmental Claim” means:

(a)	any claim by any governmental, judicial or regulatory authority which arises out of an Environmental Incident or an alleged Environmental Incident or which relates to any Environmental Law; or

(b)	any claim by any other person which relates to an Environmental Incident or to an alleged Environmental Incident, and “claim” means a claim for damages, compensation, indemnification, contribution, fines, penalties or any other payment of any kind whether or not similar to the foregoing; an order or direction to take, or not to take, certain action or to desist from or suspend certain action; and any form of enforcement or regulatory action, including the arrest or attachment of any asset;
“Environmental Incident” means:

(a)	any release of Environmentally Sensitive Material from the Ship; or

(b)
any incident in which Environmentally Sensitive Material is released and which involves a collision or allision between the Ship and another vessel or object, or some other incident of navigation or operation, in any case, in connection with which the Ship is actually or potentially liable to be arrested, attached, detained or injuncted and/or such Ship and/or the Borrower and/or any operator or manager of the Ship is at fault or allegedly at fault or otherwise liable to any legal or administrative action; or

(c)
any other incident in which Environmentally Sensitive Material is released otherwise than from the Ship and in connection with which the Ship is actually or potentially liable to be arrested and/or where the Borrower and/or any operator or manager of the Ship is at fault or allegedly at fault or otherwise liable to any legal or administrative action;

“Environmental Law” means any law relating to pollution or protection of the environment, to the carriage of Environmentally Sensitive Material or to actual or threatened releases of Environmentally Sensitive Material;
“Environmental Permit” means any permit, approval, identification number, license or other authorization required under any Environmental Law;
“Environmentally Sensitive Material” means oil, oil products and any other substance (including any chemical, gas or other hazardous or noxious substance) which is (or is capable of being or becoming) polluting, toxic or hazardous;
“Equity Interests” of any person means:

(a)	any and all shares and other equity interests (including common stock, preferred stock, limited liability company interests and partnership interests) in such person; and

(b)
all rights to purchase, warrants or options or convertible debt (whether or not currently exercisable), participations or other equivalents of or interests in (however designated) such shares or other interests in such person;

“ERISA” means the United States Employee Retirement Income Security Act of 1974, as amended, and the regulations promulgated and rulings issued thereunder;
“ERISA Affiliate” means a trade or business (whether or not incorporated) that, together with Pangaea or any subsidiary thereof, would be deemed to be a single employer under Section 414 of the Code;
“Estate” has the meaning assigned such term in Clause 31.1(b)(ii);
“EU Bail-In Legislation Schedule” means the document described as such and published by the Loan Market Association (or any successor person) from time to time;

“Event of Default” means any of the events or circumstances described in Clause 20.1;
“Exchange Act” means the United States Securities Exchange Act of 1934, as amended, and any successor act thereto, and (unless the context otherwise requires) includes the rules and regulations of the Commission promulgated thereunder;
“Executive Order” means an executive order issued by the President of the United States of America;
“Fair Market Value” means, in relation to the Ship, the market value of the Ship at any date that is shown by the average of two (2) valuations each prepared and addressed to the Agent:

i.	as at a date not more than 14 days prior to the date such valuation is delivered to the Agent;

(a)
by Approved Brokers selected by the Agent (which shall be Affinity (Shipping) LLP, Arrow Sale & Purchase (UK) Ltd, Braemar Seascope Ltd, Clarksons Platou, Fearnleys AS or Howe Robinson); provided that, if a range of market values is provided in a particular appraisal, then the market value in such appraisal shall be deemed to be the mid-point within such range and if there is a difference of or in excess of 10% between the two valuations, the Borrowers may, at their sole expense, obtain a third valuation prepared for and addressed to the Agent by an Approved Broker, in which case the market value of such Ship shall be the average of the two lowest valuations obtained;

i.	with or without physical inspection of the Ship (as the Agent may require);

ii.
on the basis of a sale for prompt delivery for cash on normal arm’s length commercial terms as between a willing seller and a willing buyer, free of any existing charter or other contract of employment (and with no value to be given to any pooling arrangements); and

iii.	after deducting the estimated amount of the usual and reasonable expenses which would be incurred in connection with the sale;
“FATCA” means:
(a)    Sections 1471 through 1474 of the Code or any associated regulations;

(b)
any treaty, law or regulation of any other jurisdiction, or relating to an intergovernmental agreement between the US and any other jurisdiction, which (in either case) facilitates the implementation of any law or regulation referred to in paragraph (a) above; or

(c)
any agreement pursuant to the implementation of any treaty, law or regulation referred to in paragraphs (a) or (b) above with the US Internal Revenue Service, the US government or any governmental or taxation authority in any other jurisdiction;

“FATCA Deduction” means a deduction or withholding from a payment under any Finance Document required by or under FATCA;
“FATCA Exempt Party” means a Creditor Party or a Security Party who is entitled under FATCA to receive payments free from any FATCA Deduction;
“Finance Documents” means:

(a)	this Agreement;

(b)	the Builder’s Warranties Assignment;

(c)	the Earnings Account Pledge;

(d)	the Earnings Assignment;

(e)	the Guarantee;

(f)	the Insurance Assignment;

(g)	the Master Agreement Assignment;

(h)	the Mortgage;

(i)	the Note;

(j)	the Retention Account Pledge;

(k)	the Shares Pledge;

(l)	the Time Charter Assignment; and

(m)
any other document (whether creating a Security Interest or not) which is executed at any time by any person as security for, or to establish any form of subordination or priorities arrangement in relation to, any amount payable to the Lenders and/or the Swap Bank under this Agreement or any of the other documents referred to in this definition;

“Financial Indebtedness” means, with respect to any person (the “debtor”) at any date of determination (without duplication):

(a)	all obligations of the debtor for principal, interest or any other sum payable in respect of any moneys borrowed or raised by the debtor;

(b)	all obligations of the debtor evidenced by bonds, debentures, notes or other similar instruments;

(c)
all obligations of the debtor in respect of any acceptance credit, guarantee or letter of credit facility or equivalent made available to the debtor (including reimbursement obligations with respect thereto);

(d)
all obligations (except trade payables ) of the debtor to pay the deferred purchase price of property or services, which purchase price is due more than six months after the date of placing such property in service or taking delivery thereto or the completion of such services;

(e)	all Capitalized Lease Obligations of the debtor as lessee;

(f)	all Financial Indebtedness of persons other than the debtor secured by a Security Interest on any asset of the debtor, whether or not such Financial Indebtedness is assumed by the debtor, provided that the amount of such Financial Indebtedness shall be the lesser of (i) the fair market value of such asset at such date of determination and (ii) the amount of such Financial Indebtedness;

(g)
all Financial Indebtedness of persons other than the debtor under any guarantee, indemnity or similar obligation entered into by the debtor to the extent such Financial Indebtedness is guaranteed, indemnified, etc. by the debtor; and

(h)
to the extent not otherwise included in this definition, obligations of the debtor under Currency Agreements and Interest Rate Agreements or any other kind of derivative transaction entered into by the debtor or, if the agreement under which any such transaction is entered into requires netting of mutual liabilities, the liability of the debtor for the net amount.

The amount of Financial Indebtedness of any debtor at any date shall be the outstanding balance at such date of all unconditional obligations as described above and, with respect to contingent obligations, the maximum liability upon the occurrence of the contingency giving rise to the obligation, as determined in conformity with GAAP, provided that (i) the amount outstanding at any time of any Financial Indebtedness issued with an original issue discount is the face amount of such Financial Indebtedness less the remaining unamortized portion of such original issue discount of such Financial Indebtedness at such time as determined in conformity with GAAP, and (ii) Financial Indebtedness shall not include any liability for taxes;
“Fiscal Year” means, in relation to any person, each period of one (1) year commencing on January 1 of each year and ending on December 31 of such year in respect of which its accounts are or ought to be prepared;
“Foreign Pension Plan” means any plan, fund (including without limitation, any superannuation fund) or other similar program established or maintained outside the United States of America by Pangaea or any one or more of its subsidiaries primarily for the benefit of its or their employees residing outside the United States of America, which plan, fund or other similar program provides, or results in, retirement income, a deferral of income in contemplation of retirement or payments to be made upon termination of employment, and which plan is not subject to ERISA or the Code;
“GAAP” means generally accepted accounting principles in the United States of America, including, without limitation, those set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board;
"Green Passport" means, in relation to the Ship, a statement of compliance which includes an inventory of hazardous material in compliance with RECYCLABLE notation;
“Guarantee” means a guarantee by the Guarantor of the obligations of the Borrower under this Agreement, in Agreed Form;
“Guarantor” means Pangaea;
“IACS” means the International Association of Classification Societies;
“Insurances” means in relation to the Ship:

(a)
all policies and contracts of insurance, including entries of the Ship in any protection and indemnity or war risks association, effected in respect of the Ship, the Earnings or otherwise in relation to the Ship; and

(b)	all rights and other assets relating to, or derived from, any of the foregoing, including any rights to a return of a premium;
“Insurance Assignment” means, in relation to the Ship, a first priority assignment of the Insurances, in the form set out in Agreed Form;
“Interest Period” means a period determined in accordance with Clause 6;
“Interest Rate Agreement” means any interest rate protection agreement, interest rate future agreement, interest rate option agreement, interest rate swap agreement, interest rate cap agreement, interest rate collar agreement, interest rate hedge agreement or other similar agreement or arrangement designed to protect a person or any of its subsidiaries against fluctuations in interest rates to or under which such person or any of its subsidiaries is a party or a beneficiary on the date hereof or becomes a party or a beneficiary hereafter;
“IRS” means the United States Internal Revenue Service;
“ISM Code” means the International Safety Management Code (including the guidelines on its implementation), adopted by the International Maritime Organization, as the same may be amended or supplemented from time to time (and the terms “safety management system”, “Safety Management Certificate” and “Document of Compliance” have the same meanings as are given to them in the ISM Code);
“ISM Code Documentation” includes, in respect of the Ship:

(a)	the Document of Compliance and Safety Management Certificate issued pursuant to the ISM Code in relation to the Ship within the periods specified by the ISM Code;

(b)	all other documents and data which are relevant to the safety management system and its implementation and verification which the Agent may reasonably require; and

(c)
any other documents which are prepared or which are otherwise relevant to establish and maintain the Ship’s compliance or compliance of the Borrower or the Approved Manager with the ISM Code which the Agent may reasonably require;

“ISPS Code” means the International Ship and Port Facility Security Code as adopted by the International Maritime Organization, as the same may be amended or supplemented from time to time;
“ISPS Code Documentation” includes:

(a)	the ISSC; and

(b)	all other documents and data which are relevant to the ISPS Code and its implementation and verification which the Agent may require;

“ISSC” means a valid and current International Ship Security Certificate issued under the ISPS Code;
“Lending Office” means, with respect to any Lender, the office of such Lender specified as its “Lending Office” under its name on Schedule 1 or in the relevant Transfer Certificate pursuant to which it became a Lender, or such other office of such Lender as such Lender may from time to time specify to the Borrower and the Agent in accordance with Clause 27.14;
“LIBOR” means, in relation to the Loan or any part of the Loan:

(a)	the applicable Screen Rate; or

(a)
if no Screen Rate is available for that period, the rate per annum determined by the Agent to be the arithmetic mean (rounded upwards to four (4) decimal places) of the rates, as supplied to the Agent at its request, quoted by each Reference Bank to leading banks in the London Interbank Market;

as of 11:00 a.m. (London time) on the Quotation Date for that period for the offering of deposits in the relevant currency and for a period comparable to that period, and if, in either case that rate is less than zero, LIBOR shall be deemed to be zero;
“Loan” means the principal amount from time to time outstanding under this Agreement or, as the context requires, the principal amount outstanding under the Tranche A Loan or the Tranche B Loan;
“Major Casualty” means, in relation to the Ship, any casualty to the Ship in respect of which the claim or the aggregate of the claims against all insurers, before adjustment for any relevant franchise or deductible, exceeds $750,000 or the equivalent in any other currency;
“Margin” means:
(a)    with respect to the Tranche A Loan, 2.75% per annum;
(b)    with respect to the Tranche B Loan, 6.00% per annum;
“Margin Stock” has the meaning specified in Regulation U of the Board of Governors of the United States Federal Reserve System and any successor regulations thereto, as in effect from time to time;
“Master Agreement” means each master agreement (on the 2002 ISDA (Multicurrency Crossborder) form) in Agreed Form made between the Borrower and the Swap Bank and includes all Designated Transactions from time to time entered into and Confirmations from time to time exchanged under the master agreement;
“Master Agreement Assignment” means, in relation to each Master Agreement, the assignment of the Master Agreement, in Agreed Form;
“Maturity Date” means the earlier of the date which is the fifth anniversary of the Drawdown Date and the date on which the Loan is accelerated pursuant to Clause 20.4, but in no event later than March 30, 2022;
“Mortgage” means, in relation to the Ship, a first preferred ship mortgage, in Agreed Form;

“Multiemployer Plan” means, at any time, a “multiemployer plan” as defined in Section 4001(a)(3) of ERISA to which the Borrower or any ERISA Affiliate has any liability or obligation to contribute or has within any of the six preceding plan years had any liability or obligation to contribute;
“Negotiation Period” has the meaning given in Clause 5.10;
“Non-indemnified Tax” means:

(a)
any tax on the net income of a Creditor Party (but not a tax on gross income or individual items of income), whether collected by deduction or withholding or otherwise, which is levied by a taxing jurisdiction which:

(i)	is located in the country under whose laws such entity is formed (or in the case of a natural person is a country of which such person is a citizen); or

(ii)	with respect to any Lender, is located in the country of its Lending Office; or

(iii)	with respect to any Creditor Party other than a Lender, is located in the country from which such party has originated its participation in this transaction; or

(b)	any FATCA Deduction;
“Nordic Bulk Ventures Holding” means Nordic Bulk Ventures Holding Company Ltd., a Bermuda company;
“Note” means a promissory note of the Borrower payable to a Lender, evidencing the aggregate indebtedness of the Borrower to such Lender in respect of the Advance made by such Lender to the Borrower, in Agreed Form;
“Notifying Lender” has the meaning given in Clause 24.1 or Clause 25.1 as the context requires;
“Pangaea” means Pangaea Logistics Solutions Ltd., a Bermuda company;
“pari passu”, when used with respect to the ranking of any Financial Indebtedness of any person in relation to other Financial Indebtedness of such person, means that each such Financial Indebtedness:

(a)
either (i) is not subordinated in right of payment to any other Financial Indebtedness of such person or (ii) is subordinate in right of payment to the same Financial Indebtedness of such person as is the other and is so subordinate to the same extent; and

(b)	is not subordinate in right of payment to the other or to any Financial Indebtedness of such person as to which the other is not so subordinate;
“Party” means a party to this Agreement;
“PATRIOT Act” means the United States Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism (USA PATRIOT) Act of 2001, as amended;

“Payment Currency” has the meaning given in Clause 22.4;
“Permitted Security Interests” means:

(a)	Security Interests created or permitted by the Finance Documents;

(b)	Security Interests for unpaid but not past due master’s and crew’s wages in accordance with usual maritime practice;

(c)	Security Interests for salvage;

(d)
Security Interests arising by operation of law for not more than two (2) months’ prepaid hire under any charter or other contract of employment in relation to a Ship not otherwise prohibited by this Agreement or any other Finance Document;

(e)
Security Interests for master’s disbursements incurred in the ordinary course of trading and any other Security Interests arising by operation of law or otherwise in the ordinary course of the operation, repair or maintenance of a Ship, provided such Security Interests do not secure amounts more than 30 days overdue (unless the overdue amount is being contested by the Borrower in good faith by appropriate steps) and subject, in the case of Security Interests for repair or maintenance, to Clause 14.13(h);

(f)
any Security Interest created in favor of a plaintiff or defendant in any proceedings or arbitration as security for costs and expenses where the Borrower is actively prosecuting or defending such proceedings or arbitration in good faith and such Security Interest does not (and is not likely to) result in any sale, forfeiture or loss of the Ship; and

(g)
Security Interests arising by operation of law in respect of taxes which are not overdue for payment or in respect of taxes being contested in good faith by appropriate steps and in respect of which appropriate reserves have been made;

provided that the Security Interests described in paragraphs (b) through (g) above shall not exceed $1,000,000 in the aggregate at any time;
“Pertinent Document” means:

(a)	any Finance Document;

(b)	any policy or contract of insurance contemplated by or referred to in Clause 12.2 or any other provision of this Agreement or another Finance Document;

(c)	any other document contemplated by or referred to in any Finance Document; and

(d)
any document which has been or is at any time sent by or to a Servicing Bank in contemplation of or in connection with any Finance Document or any policy, contract or document falling within paragraphs (b) or (c);

“Pertinent Jurisdiction”, in relation to a company, means:

(a)	the jurisdiction under the laws of which the company is incorporated or formed;

(b)	a jurisdiction in which the company has the center of its main interests or in which the company’s central management and control is or has recently been exercised;

(c)	a jurisdiction in which the overall net income of the company is subject to corporation tax, income tax or any similar tax;

(d)
a jurisdiction in which assets of the company (other than securities issued by, or loans to, related companies) having a substantial value are situated, in which the company maintains a branch or permanent place of business, or in which a Security Interest created by the company must or should be registered in order to ensure its validity or priority; or

(e)
a jurisdiction the courts of which have jurisdiction to make a winding up, administration or similar order in relation to the company whether as a main or territorial or ancillary proceedings or which would have such jurisdiction if their assistance were requested by the courts of a country referred to in paragraphs (a) or (b) above;

“Pertinent Matter” means:

(a)	any transaction or matter contemplated by, arising out of, or in connection with a Pertinent Document; or

(b)	any statement relating to a Pertinent Document or to a transaction or matter falling within paragraph (a), and covers any such transaction, matter or statement, whether entered into, arising or made at any time before the signing of this Agreement or on or at any time after that signing;
“Plan” means any employee benefit plan (other than a Multiemployer Plan) subject to the provisions of Title IV of ERISA or Section 412 of the Code or Section 302 of ERISA, and in respect to which the Borrower or any ERISA Affiliate is (or, if such plan were terminated, would under Section 4069 of ERISA be deemed to be) an “employer” as defined in Section 3(5) of ERISA;
“Positive Working Capital” mean an amount which results in a positive figure when calculating the Borrower’s current assets (including the amounts maintained in the Earnings Account) less its current liabilities (including 1 quarterly repayment installment of $331,667);
“Potential Event of Default” means an event or circumstance which, with the giving of any notice, the lapse of time, a determination under this Agreement and/or the satisfaction of any other condition, would constitute an Event of Default;
“Quotation Date” means, in relation to any period for which an interest rate is to be determined under any provision of a Finance Document, the day which is two (2) Business Days before the first day of that period, unless market practice differs in the London Interbank Market for a currency, in which case the Quotation Date will be determined by the Agent in accordance with market practice in the London Interbank Market (and if quotations would normally be given by leading banks in the London Interbank Market on more than one day, the Quotation Date will be the last of those days);
“Reference Banks” means, subject to Clause 27.16, the London branches of three banks, each of which shall be a member of the British Bankers’ Association, one of which shall be selected by the Agent and two of which shall be selected by the Borrower;

“Repayment Date” means a date on which a repayment is required to be made under Clause 8;
“Requisition Compensation” includes all compensation or other moneys payable by reason of any act or event such as is referred to in paragraph (b) of the definition of “Total Loss”;
“Restricted Person” means any person that is:

(a)	listed on, or owned or controlled by a person listed on, or acting on behalf of a person listed on, any Sanctions List;

(b)
located in, incorporated under the laws of, or owned or (directly or indirectly) controlled by, or acting on behalf of, a person located in or organized under the laws of a country or territory that is the target of country-wide or territory-wide Sanctions; or

(c)
otherwise a target of Sanctions (namely a person with whom a national under the jurisdiction of a Sanctions Authority would be prohibited or restricted by law from engaging in trade, business or other activities);

“Retention Account” means the account maintained with the Retention Account Bank in the name of “NIBC Bank N.V. All Branches” (in such capacity, the “Account Holder”) in which the Borrower shall have rights to funds held therein allocated to it by the Account Holder by means of a virtual account designated as “Bulk Nordic Six Ltd. - Retention Account”;
“Retention Account Bank” means Bank of New York Mellon, New York, New York;
“Retention Account Pledge” means the pledge by the Borrower of its rights in and to the Retention Account made in Clause 19.5 of this Agreement in favor of the Security Trustee;
“Sanctions” means the economic sanctions, laws, regulations, embargoes or restrictive measures administered, enacted or enforced by any Sanctions Authority;
“Sanctions Authority” means:

(a)	the Security Council of the United Nations;

(b)	the United States of America;

(c)	the European Union;

(d)	any of the member states of the European Union;

(e)	the jurisdiction of incorporation of each Security Party; and

(f)
the governments and official institutions or agencies of any of paragraphs (a) to (e) above, including the Office of Foreign Assets Control of the U.S. Department of Treasury (“OFAC”), the U.S. Department of State and Her Majesty's Treasury (“HMT”);

“Sanctions List” means:

(a)	the "Specially Designated Nationals and Blocked Persons" list maintained by OFAC;

(b)	the Consolidated List of Financial Sanctions Targets and the Investment Ban List maintained by HMT;

(c)	the “Consolidated list of persons, groups and entities subject to EU financial sanctions” maintained by the European Union; and

(d)	any similar list maintained by, or public announcement of Sanctions designation made by, any of the Sanctions Authorities, each as amended, supplemented or substituted from time to time;
“Screen Rate” means, in relation to any period for which an interest rate is to be determined under any provision of a Finance Document, the ICE Benchmark Administration Limited Interest Settlement Rate for the relevant currency and period displayed on the appropriate page of the Reuters screen. If the agreed page is replaced or service ceases to be available, the Agent may specify another page or service displaying the appropriate rate after consultation with the Borrower and the Lenders;
“Secured Liabilities” means all liabilities that any of the Security Parties has, at the date of this Agreement or at any later time or times, under or in connection with any Finance Document or the Master Agreement or any judgment relating to any Finance Documents or the Master Agreement; and for this purpose, there shall be disregarded any total or partial discharge of these liabilities, or variation of their terms, which is effected by, or in connection with, any bankruptcy, liquidation, arrangement or other procedure under the insolvency laws of any country;
“Security Interest” means:

(a)	a mortgage, encumbrance, charge (whether fixed or floating) or pledge, any maritime or other lien or privilege or any other security interest of any kind;

(b)	the security rights of a plaintiff under an action in rem; and

(c)
any arrangement entered into by a person (A) the effect of which is to place another person (B) in a position which is similar, in economic terms, to the position in which B would have been had he held a security interest over an asset of A; but this paragraph (c) does not apply to a right of set off or combination of accounts conferred by the standard terms of business of a bank or financial institution;

“Security Party” means the Borrower, Nordic Bulk Holding Ventures, the Guarantor and any other person (except a Creditor Party) who, as a surety, guarantor, mortgagor, assignor or pledgor, as a party to any subordination or priorities arrangement, or in any similar capacity, executes a Finance Document;
“Security Period” means the period commencing on the date of this Agreement and ending on the date on which the Agent notifies the Borrower, the other Security Parties and the other Creditor Parties that:

(a)	all amounts which have become due for payment by the Borrower or any other Security Party under the Finance Documents and the Master Agreement have been paid;

(b)	no amount is owing or has accrued (without yet having become due for payment) under any Finance Document or a Master Agreement;

(c)
neither the Borrower nor any other Security Party has any future or contingent liability under Clause 21, 22 or 23 or any other provision of this Agreement or another Finance Document or a Master Agreement; and

(d)
the Agent, the Security Trustee and the Lenders do not reasonably consider that there is a significant risk that any payment or transaction under a Finance Document or a Master Agreement would be set aside, or would have to be reversed or adjusted, in any present or possible future bankruptcy of the Borrower or another Security Party or in any present or possible future proceeding relating to a Finance Document or a Master Agreement or any asset covered (or previously covered) by a Security Interest created by a Finance Document;

“Seller” means Sumitomo Corporation, the seller under the Shipbuilding Contract.
“Seller’s Bank” has the meaning given in Clause 9.2(b);
“Servicing Bank” means the Agent or the Security Trustee;
“Shares Pledge” means a pledge of the Equity Interests of the Borrower, in Agreed Form;
“Ship” means the Ice Class 1C Ultramax bulker motor vessel under construction at the Builder with IMO Number 92782003 to be named “Bulk Endurance”, registered in the name of the Borrower on an Approved Flag;
“Shipbuilding Contract” means the shipbuilding contract dated December 2, 2013 and made between (i) the Seller and (ii) the Borrower for the construction by the Builder of the Ship and its purchase by the Borrower.
“STST” means ST Shipping and Transport Pte., Ltd., a Singapore company;
“Time Charter” means, in relation to the Ship, a time charter party in Agreed Form between the Borrower as Owner and the Time Charterer as charterer;
“Time Charter Assignment” means, in relation to the Ship, an assignment of the Time Charter, in Agreed Form;
“Time Charterer” means Americas Bulk Transport (BVI) Limited, a company organized and existing under the laws of the British Virgin Islands;
“Total Loss” means in relation to the Ship:

(a)	actual, constructive, compromised, agreed or arranged total loss of the Ship;

(b)
any expropriation, confiscation, requisition or acquisition of the Ship, whether for full consideration, a consideration less than its proper value, a nominal consideration or without any consideration, which is effected by any government or official authority or by any person or persons claiming to be or to represent a government or official authority (excluding a requisition for hire for a fixed period not exceeding one (1) year without any right to an extension), unless it is within one (1) month redelivered to the full control of the Borrower; or

(c)	any arrest, capture, seizure or detention of the Ship (including any hijacking or theft) unless it is within one (1) month redelivered to the full control of the Borrower;
“Total Loss Date” means in relation to the Ship:

(a)	in the case of an actual loss of the Ship, the date on which it occurred or, if that is unknown, the date when the Ship was last heard of;

(b)	in the case of a constructive, compromised, agreed or arranged total loss of the Ship, the earliest of:

(i)	the date on which a notice of abandonment is given to the insurers; and

(ii)	the date of any compromise, arrangement or agreement made by or on behalf of the Borrower with the Ship’s insurers in which the insurers agree to treat the Ship as a total loss; and

(c)	in the case of any other type of total loss, on the date (or the most likely date) on which it appears to the Agent that the event constituting the total loss occurred;
“Tranche A Loan” means an Advance in the principal amount not exceeding $16,000,000 made or to be made available to the Borrower to finance the acquisition of the Ship or as the context may require, an Advance in the principal amount from time to time outstanding under this Agreement in respect of such tranche;
“Tranche B Loan” means an Advance in the principal amount not exceeding $3,500,000 made or to be made available to the Borrower to finance the acquisition of the Ship or as the context may require, an Advance in the principal amount from time to time outstanding under this Agreement in respect of such tranche;
“Transaction” has the meaning given in each Master Agreement;
“Transfer Certificate” has the meaning given in Clause 27.2;
“Transferee Lender” has the meaning given in Clause 27.2;
“Transferor Lender” has the meaning given in Clause 27.2;
“UCC” means the Uniform Commercial Code of the State of New York;
“U.S.” means the United States of America;
“US Tax Obligor" means:

(a)	a Borrower which is resident for tax purposes in the US; or

(b)	a Security Party some or all of whose payments under the Finance Documents are from sources within the US for US federal income tax purposes.

“Voting Stock” of any person as of any date means the Equity Interests of such person that are at the time entitled to vote in the election of the board of directors or similar governing body of such person; and
“Write-down and Conversion Powers” means:

(a)
in relation to any Bail-In Legislation described in the EU Bail-In Legislation Schedule from time to time, the powers described as such in relation to that Bail-In Legislation in the EU Bail-In Legislation Schedule ; and

(b)	in relation to any other applicable Bail-In Legislation:

(i)
any powers under that Bail-In Legislation to cancel, transfer or dilute shares issued by a person that is a bank or investment firm or other financial institution or affiliate of a bank, investment firm or other financial institution, to cancel, reduce, modify or change the form of a liability of such a person or any contract or instrument under which that liability arises, to convert all or part of that liability into shares, securities or obligations of that person or any other person, to provide that any such contract or instrument is to have effect as if a right had been exercised under it or to suspend any obligation in respect of that liability or any of the powers under that Bail-In Legislation that are related to or ancillary to any of those powers; and

(ii)	any similar or analogous powers under that Bail-In Legislation.

1.2	Construction of certain terms. In this Agreement:
“approved” means, for the purposes of Clause 12.2, approved in writing by the Agent with the consent of the Lenders;
“asset” includes every kind of property, asset, interest or right, including any present, future or contingent right to any revenues or other payment;
“company” includes any corporation, limited liability company, partnership, joint venture, unincorporated association, joint stock company and trust;
“consent” includes an authorization, consent, approval, resolution, license, exemption, filing, registration, notarization and legalization;
“contingent liability” means a liability which is not certain to arise and/or the amount of which remains unascertained;
“document” includes a deed; also a letter, Email or fax;
“excess risks” means, in relation to the Ship, the proportion (if any) of claims for general average, salvage and salvage charges not recoverable under the hull and machinery insurances in respect of the Ship in consequence of the value at which the Ship is assessed for the purpose of such claims exceeding its insured value;

“excess war risk P&I cover” means, in relation to the Ship, cover for claims only in excess of amounts recoverable under the usual war risk cover including (but not limited to) hull and machinery, crew and protection and indemnity risks;
“expense” means any kind of cost, charge or expense (including all legal costs, charges and expenses) and any applicable value added or other tax;
“law” includes any order or decree, any form of delegated legislation, any treaty or international convention and any statute, regulation or resolution of the United States of America, any state thereof, the Council of the European Union, the European Commission, the United Nations or its Security Council or any other Pertinent Jurisdiction;
“legal or administrative action” means any legal proceeding or arbitration and any administrative or regulatory action or investigation;
“liability” includes every kind of debt or liability (present or future, certain or contingent), whether incurred as principal or surety or otherwise;
“months” shall be construed in accordance with Clause 1.3;
“obligatory insurances” means, in relation to the Ship, all insurances effected, or which the Borrower is obliged to effect, under Clause 13.2 or any other provision of this Agreement or another Finance Document;
“parent company” has the meaning given in Clause 1.4;
“person” includes natural persons; any company; any state, political sub-division of a state and local or municipal authority; and any international organization;
“policy”, in relation to any insurance, includes a slip, cover note, certificate of entry or other document evidencing the contract of insurance or its terms;
“protection and indemnity risks” means the usual risks covered by a protection and indemnity association that is a member of the International Group of P&I Clubs, including pollution risks and the proportion (if any) of any sums payable to any other person or persons in case of collision which are not recoverable under the hull and machinery policies by reason of the incorporation in them of clause 6 of the International Time Clauses (Hulls)(1/11/02 or 1/11/03) or clause 8 of the Institute Time Clauses (Hulls) (1/10/83) or the Institute Amended Running Down Clause (1/10/71) or any equivalent provision;
“regulation” includes any regulation, rule, official directive, request or guideline (either having the force of law or compliance with which is reasonable in the ordinary course of business of the party concerned) of any governmental body, intergovernmental or supranational, agency, department or regulatory, self‑regulatory or other authority or organization;
“subsidiary” has the meaning given in Clause 1.4;
“successor” includes any person who is entitled (by assignment, novation, merger or otherwise) to any other person’s rights under this Agreement or any other Finance Document (or any interest in those rights) or who, as administrator, liquidator or otherwise, is entitled to exercise those rights;

and in particular references to a successor include a person to whom those rights (or any interest in those rights) are transferred or pass as a result of a merger, division, reconstruction or other reorganization of it or any other person;
“tax” includes any present or future tax, duty, impost, levy or charge of any kind which is imposed by any country, any state, any political sub-division of a state or any local or municipal authority or any other governmental authority authorized to levy such tax (including any such imposed in connection with exchange controls), and any related penalties, interest or fines; and
“war risks” includes the risk of mines and all risks excluded by clause 29 of the Institute Hull Clauses (1/11/02 or 1/11/03) or clause 24 of the Institute Time clauses (Hulls) (1/11/1995) or clause 23 of the Institute Time Clauses (Hulls) (1/10/83).

1.3
Meaning of “month”. A period of one or more “months” ends on the day in the relevant calendar month numerically corresponding to the day of the calendar month on which the period started (“the numerically corresponding day”), but:

(a)
on the Business Day following the numerically corresponding day if the numerically corresponding day is not a Business Day or, if there is no later Business Day in the same calendar month, on the Business Day preceding the numerically corresponding day; or

(b)
on the last Business Day in the relevant calendar month, if the period started on the last Business Day in a calendar month or if the last calendar month of the period has no numerically corresponding day, and “month” and “monthly” shall be construed accordingly.

1.4	Meaning of “subsidiary”. A company (S) is a subsidiary of another company (P) if:

(a)
a majority of the issued Equity Interests in S (or a majority of the issued Equity Interests in S which carry unlimited rights to capital and income distributions) are directly owned by P or are indirectly attributable to P; or

(b)	P has direct or indirect control over a majority of the voting rights attaching to the issued Equity Interests of S; or

(c)	P has the direct or indirect power to appoint or remove a majority of the directors (or equivalent) of S; or

(d)	P otherwise has the direct or indirect power to ensure that the affairs of S are conducted in accordance with the wishes of P;
and any company of which S is a subsidiary is a parent company of S.

1.5	General interpretation. In this Agreement:

(a)	references to, or to a provision of, a Finance Document or any other document are references to it as amended, restated or supplemented, whether before the date of this Agreement or otherwise;

(b)
references in Clause 1.1 to a document being in the form of a particular Appendix include references to that form with any modifications to that form which the Agent approves or reasonably requires with the consent of the Lenders and which are acceptable to the Borrower;

(c)	references to, or to a provision of, any law or regulation include any amendment, extension, re-enactment or replacement, whether made before the date of this Agreement or otherwise;

(d)	words denoting the singular number shall include the plural and vice versa; and

(e)	Clauses 1.1 to 1.5 apply unless the contrary intention appears.

1.6	Headings. In interpreting a Finance Document or any provision of a Finance Document, all clause, sub-clause and other headings in that and any other Finance Document shall be entirely disregarded.

1.7
Accounting terms. Unless otherwise specified herein, all accounting terms used in this Agreement and in the other Finance Documents shall be interpreted, and all financial statements and certificates and reports as to financial matters required to be delivered to any Creditor Party under this Agreement shall be prepared, in accordance with GAAP as from time to time in effect.

1.8
Inferences regarding materiality. To the extent that any representation, warranty, covenant or other undertaking of a Security Party in this Agreement or any other Finance Document is qualified by reference to those matters which are not reasonably expected to result in a “material adverse effect” or language of similar import, no inference shall be drawn therefrom that any Creditor Party has knowledge or approves of any noncompliance by such Security Party with any law or regulation.

1.9
Inconsistency between Loan Agreement provisions and the Finance Documents.  The Finance Documents shall be read together with this Loan Agreement, but in case of any conflict between this Loan Agreement and any of the Finance Documents, the provisions of this Loan Agreement shall prevail, provided that the Finance Documents shall always be governed by the applicable law as described therein.

2	FACILITY
Amount of facility. Subject to the other provisions of this Agreement, the Lenders severally agree to make available to the Borrower a senior secured term loan facility in two tranches in an aggregate amount not exceeding the Total Commitments.

2.1
Lenders’ participations in the Advance. Subject to the other provisions of this Agreement, each Lender shall participate in the Advance in the proportion which, as at the Drawdown Date, its Commitment bears to the Total Commitments.

2.2	Purpose of the Advance. The Borrower undertakes with each Creditor Party to use the Advance only to partially finance the acquisition of the Ship.

2.3
Cancellation of Total Commitments. All or any portion of the Total Commitments not disbursed to the Borrower shall be cancelled and terminated automatically on the earlier of the Drawdown Date and the expiration of the applicable Availability Period for such Commitment.

3	POSITION OF THE LENDERS AND SWAP BANK

3.1	Interests several. The rights of the Lenders and of the Swap Bank under this Agreement and the Master Agreement are several.

3.2
Individual right of action. Each Lender and the Swap Bank shall be entitled to sue for any amount which has become due and payable by a Security Party to it under this Agreement or the Master Agreement without joining any other Creditor Party as additional parties in the proceedings.

3.3
Proceedings requiring Lender consent. Except as provided in Clause 3.2, no Lender nor the Swap Bank may commence proceedings against any Security Party in connection with a Finance Document without the prior consent of the Lenders.

3.4
Obligations several. The obligations of the Lenders under this Agreement and of the Swap Bank under the Master Agreement are several; and a failure of a Lender to perform its obligations under this Agreement shall not result in:

(a)	the obligations of the other Lenders being increased; nor

(b)	any Security Party or any other Lender being discharged (in whole or in part) from its obligations under any Finance Document or under the Master Agreement, and in no circumstances shall a Lender have any responsibility for a failure of another Lender to perform its obligations under this Agreement.

3.5	Replacement of a Lender.

(a)	If at any time:

(i)	any Lender becomes a Non-Consenting Lender (as defined in paragraph (c) below); or

(ii)
the Borrower or any other Security Party becomes obliged in the absence of an Event of Default to repay any amount in accordance with Clause 23.5 or to pay additional amounts pursuant to Clause 23 or Clause 25 to any Lender in excess of amounts payable to other Lenders generally, then the Borrower may, on 30 Business Days’ prior written notice to the Agent and such Lender, replace such Lender by requiring such Lender to (and such Lender shall) transfer pursuant to Clause 27 all (and not part only) of its rights and obligations under this Agreement to a Lender or other bank, financial institution, trust, fund or other entity (a “Replacement Lender”) selected by the Borrower, which is acceptable to the Agent with the consent of the Lenders (other than the Lender the Borrower desires to replace), which confirms its willingness to assume and by its execution of a Transfer Certificate does assume all the obligations of the transferring Lender (including the assumption of the transferring Lender’s participations on the same basis as the transferring Lender) for a purchase price in cash payable at the time of transfer equal to the outstanding principal amount of such Lender’s participation in the outstanding Advance and all accrued interest and/or breakages costs and other amounts payable in relation thereto under the Finance Documents.

(b)	The replacement of a Lender pursuant to this Clause 3.5 shall be subject to the following conditions:

(i)	the Borrower shall have no right to replace the Agent or the Security Trustee;

(ii)	neither the Agent nor any Lender shall have any obligation to the Borrower to find a Replacement Lender;

(iii)
in the event of a replacement of a Non-Consenting Lender such replacement must take place no later than 30 days after the date the Borrower notifies the Non-Consenting Lender and the Agent of its intent to replace the Non-Consenting Lender pursuant to Clause 3.5(a) and

(iv)	in no event shall the Lender replaced under this paragraph (b) be required to pay or surrender to such Replacement Lender any of the fees received by such Lender pursuant to the Finance Documents.

(c)	For purposes of this Clause 3.5, in the event that:

(i)	the Borrower or the Agent has requested the Lenders to give a consent in relation to or to agree to a waiver or amendment of any provisions of the Finance Documents;

(ii)	the consent, waiver or amendment in question requires the approval of all Lenders; and

(iii)	Lenders whose Commitments aggregate more than 66.67% percent of the Total Commitments have consented to or agreed to such waiver or amendment, then any Lender who does not and continues not to consent or agree to such waiver or amendment shall be deemed a “Non-Consenting Lender”.

4	DRAWDOWN

4.1
Request for Advance. Subject to the following conditions, the Borrower may request the Advance to be made by delivering to the Agent a completed Drawdown Notice not later than 10:00 a.m. (New York City time) three (3) Business Days prior to the intended Drawdown Date.

4.2	Availability. The conditions referred to in Clause 4.1 are that:

(a)	the Drawdown Date must be a Business Day during the Availability Period;

(b)	there shall be no more than one Advance;

(c)	the amount of the Advance in respect of the Tranche A Loan shall not exceed the lesser of (i) $16,000,000 and (ii) 67.5% of the Fair Market Value of the Ship;

(d)	the amount of the Advance in respect of the Tranche B Loan shall not exceed the lesser of (i) $3,500,000 and (ii) the difference between 85% and 67.5% of the Fair Market Value of the Ship; and

(e)	the applicable conditions precedent stated in Clause 9 hereof shall have been satisfied or waived as provided therein.

4.3	Notification to Lenders of receipt of Drawdown Notice. The Agent shall promptly notify the Lenders that it has received a Drawdown Notice and shall inform each Lender of:

(a)	the amount of the Advance requested and the Drawdown Date;

(b)	the amount of that Lender’s participation in such Advance; and

(c)	the duration of the first Interest Period.

4.4
Drawdown Notice irrevocable. A Drawdown Notice must be signed by a director, an officer or a duly authorized attorney-in-fact of the Borrower and once served, a Drawdown Notice cannot be revoked without the prior consent of the Agent.

4.5
Lenders to make available Contributions. Subject to the provisions of this Agreement, each Lender shall, before 10:00 a.m. (New York City time) on and with value on the Drawdown Date, make available to the Agent for the account of the Borrower the amount due from that Lender under Clause 2.2.

4.6
Disbursement of Advance. Subject to the provisions of this Agreement, the Agent shall on the Drawdown Date pay to the Borrower the amounts which the Agent receives from the Lenders under Clause 4.5 and that payment to the Borrower shall be made:

(a)	to the account which the Borrower specifies in the Drawdown Notice; and

(b)	in the like funds as the Agent received the payments from the Lenders.

4.7
Disbursement of Advance to third party. The payment by the Agent under Clause 4.6 to the account of a third party designated by the Borrower in a Drawdown Notice shall constitute the making of the Advance and the Borrower shall at that time become indebted, as principal and direct obligor, to each Lender in an amount equal to that Lender’s Contribution.

4.8	Promissory note.

(a)	The obligation of the Borrower to pay the principal of, and interest on, the Loan shall be evidenced by the Note.

(b)
The amount advanced by each Lender to the Borrower shall be evidenced by a notation of the same made by such Lender on the grid attached to the Note payable to such Lender, which notation, absent manifest error, shall be prima facie evidence of the amount of the Advance made by such Lender to the Borrower.

(c)	[intentionally omitted]

(d)
The failure of any Lender to make any such notation shall not affect the obligation of the Borrower in respect of such Advance or the Loan nor affect the validity of any transfer by such Lender of its Note.

(e)
On receipt of satisfactory evidence that a Note has been lost, mutilated or destroyed and on surrender of the remnants thereof, if any, the Borrower will promptly replace such Note, without charge to the Creditor Parties, with a similar Note. If such replacement Note replaces a lost Note it shall bear an endorsement to that effect. Any lost Note subsequently found shall be surrendered to the Borrower and cancelled. The relevant Lender shall indemnify the Borrower for any losses, claims or damages resulting from the loss of such Note.

5	INTEREST

5.1
Normal rate of interest. Subject to the provisions of this Agreement (including without limitation Clause 6.5), the rate of interest on the Loan in respect of an Interest Period shall be the aggregate of the applicable Margin and LIBOR for that Interest Period.

5.2	Payment of normal interest. Subject to the provisions of this Agreement, interest on the Loan in respect of each Interest Period shall be paid by the Borrower on the last day of that Interest Period.

5.3
Payment of accrued interest. In the case of an Interest Period longer than three (3) months, accrued interest shall be paid every three (3) months during that Interest Period and on the last day of that Interest Period.

5.4	Notification of Interest Periods and rates of normal interest. The Agent shall notify the Borrower and each Lender of:

(a)	each rate of interest; and

(b)	the duration of each Interest Period (as determined under Clause 6.2), as soon as reasonably practicable after each is determined.

5.5
Obligation of Reference Banks to quote. A Reference Bank which is a Lender shall use all reasonable efforts to supply the quotation required of it for the purposes of fixing a rate of interest under this Agreement.

5.6
Absence of quotations by Reference Banks. If any Reference Bank fails to supply a quotation, the Agent shall determine the relevant LIBOR on the basis of the quotations supplied by the other Reference Bank or Banks but if two (2) or more of the Reference Banks fail to provide a quotation, the relevant rate of interest shall be set in accordance with Clauses 5.7 to 5.12 of this Agreement.

5.7	Market disruption. Clauses 5.7 to 5.12 of this Agreement apply if:

(a)
no Screen Rate is available for an Interest Period and two (2) or more of the Reference Banks do not, before 1:00 p.m. (London time) on the Quotation Date, provide quotations to the Agent in order to fix LIBOR; or

(b)
at least one (1) Business Day before the start of an Interest Period, Lenders having Contributions together amounting to more than 50% of the Loan (or, if the Advance has not been made, Commitments amounting to more than 50% of the Total Commitments) notify the Agent that LIBOR fixed by the Agent would not accurately reflect the cost to those Lenders of funding their respective Contributions (or any part of them) during the Interest Period in the London Interbank Market at or about 11:00 a.m. (London time) on the Quotation Date for the Interest Period.

5.8	Notification of market disruption. The Agent shall promptly notify the Borrower and each of the Lenders stating the circumstances falling within Clause 5.7 which have caused its notice to be given.

5.9
Suspension of drawdown. If the Agent’s notice under Clause 5.8 is served before the Advance is made, the Lenders’ obligations to make the Advance shall be suspended while the circumstances referred to in the Agent’s notice continue.

5.10
Negotiation of alternative rate of interest. If the Agent’s notice under Clause 5.8 is served after the Advance is made, the Borrower, the Agent and the Lenders shall use reasonable endeavors to agree, within the 30 days after the date on which the Agent serves its notice under Clause 5.8 (the “Negotiation Period”), an alternative interest rate for the Lenders to fund or continue to fund their Contribution during the Interest Period concerned.

5.11
Application of agreed alternative rate of interest. Any alternative interest rate which is agreed during the Negotiation Period shall take effect in accordance with the terms agreed by the Borrower, the Agent and the Lenders.

5.12
Alternative rate of interest in absence of agreement. If an alternative interest rate is not agreed within the Negotiation Period, and the relevant circumstances are continuing at the end of the Negotiation Period, then the Agent shall, with the agreement of each Lender, set an interest period and interest rate representing the cost of funding of the Lenders in Dollars or in any available currency of their or its Contribution plus the Margin. The procedure provided for by this Clause 5.12 shall be repeated if the relevant circumstances are continuing at the end of the interest period so set by the Agent.

5.13
Notice of prepayment. If the Borrower does not agree with an interest rate set by the Agent under Clause 5.12, the Borrower may give the Agent not less than 5 Business Days’ notice of its intention to prepay (without premium or penalty and without any applicable prepayment fee under Clause 8.9(c)) at the end of the interest period set by the Agent.

5.14	Prepayment; termination of Commitments. A notice under Clause 5.13 shall be irrevocable; the Agent shall promptly notify the Lenders of the Borrower’s notice of intended prepayment and:

(a)	on the date on which the Agent serves that notice, the Total Commitments shall be cancelled; and

(b)
on the last Business Day of the interest period set by the Agent, the Borrower shall prepay (without premium or penalty and without any applicable prepayment fee under Clause 8.9(c)) the Loan, together with accrued interest thereon at the applicable rate plus the Margin.

5.15	Application of prepayment. The provisions of Clause 8 shall apply in relation to the prepayment.

5.16	Interest rate hedging. The Borrower shall have the option to hedge up to 100% of its interest rate exposure under this Agreement through:

(a)	one or more interest rate swaps, interest rate options or a combination of both with the Swap Bank based on ISDA documentation, with such hedging to be secured on a pari passu basis with the Loan; or

(b)
other interest rate swaps and/or unsecured interest rate derivative instruments with third parties; provided that the Swap Bank shall have a right of first refusal and a right of first offer in relation to any such hedge.

5	INTEREST PERIODS

6.1
Commencement of Interest Periods. The first Interest Period applicable to the Advance shall commence on the Drawdown Date and each subsequent Interest Period shall commence on the expiry of the preceding Interest Period.

6.2	Duration of normal Interest Periods. Subject to Clauses 6.3 and 6.4, each Interest Period shall be:

(a)	3 or 6 months as notified by the Borrower to the Agent not later than 10:00 a.m. (New York time) three (3) Business Days before the commencement of the Interest Period;

(b)	3 months, if the Borrower fails to notify the Agent by the time specified in paragraph (a); or

(c)	with respect to the Tranche A Loan, such other period as the Agent may, with the authorization of all the Lenders, agree with the Borrower pursuant to Clause 6.5.

6.3	Duration of Interest Periods for repayment installments. In respect of an amount due to be repaid under Clause 8 on a particular Repayment Date, an Interest Period shall end on that Repayment Date.

6.4
Non-availability of matching deposits for Interest Period selected. If, after the Borrower has selected and the Lenders have agreed an Interest Period longer than three (3) months pursuant to Clause 6.2, any Lender notifies the Agent by 11:00 a.m. (New York City time) on the third Business Day before the commencement of the Interest Period that it is not satisfied that deposits in Dollars for a period equal to the Interest Period will be available to it in the London Interbank Market when the Interest Period commences, the Interest Period shall be three (3) months.

6.5
Interest periods longer than 6 months. Upon not less than five (5) Business Days prior written notice from the Borrower to the Agent, and subject to the agreement of all of the Lenders, the interest rate of the Tranche A Loan may be fixed for an Interest Period in excess of 6 months. The interest rate during such Interest Period will be the actual refinancing rate available to the Lenders (on a weighted average basis) for that Interest Period plus the Margin.

6	DEFAULT INTEREST

7.1
Payment of default interest on overdue amounts. The Borrower shall pay interest in accordance with the following provisions of this Clause 7 on any amount payable by the Borrower under any Finance Document which the Agent, the Security Trustee or any other designated payee does not receive on or before the relevant date, that is:

(a)	the date on which the Finance Documents provide that such amount is due for payment; or

(b)	if a Finance Document provides that such amount is payable on demand, the date on which the demand is served; or

(c)	if such amount has become immediately due and payable under Clause 20.4, the date on which it became immediately due and payable.

7.2
Default rate of interest. Interest shall accrue on an overdue amount from (and including) the relevant date until the date of actual payment (as well after as before judgment) at the rate per annum determined by the Agent to be 2.00 percent above:

(a)	in the case of an overdue amount of principal, the higher of the rates set out at Clauses 7.3(a) and (b); or

(b)	in the case of any other overdue amount, the rate set out at Clause 7.3(b).

7.3	Calculation of default rate of interest. The rates referred to in Clause 7.2 are:

(a)	the rate applicable to the overdue principal amount immediately prior to the relevant date (but only for any unexpired part of any then current Interest Period); and

(b)
the applicable Margin plus, in respect of successive periods of any duration (including at call) up to three (3) months which the Agent may, with the consent of the Lenders, select from time to time, LIBOR.

7.4
Notification of interest periods and default rates. The Agent shall promptly notify the Lenders and each relevant Security Party of each interest rate determined by the Agent under Clause 7.3 and of each period selected by the Agent for the purposes of paragraph (b) of that Clause; but this shall not be taken to imply that such Security Party is liable to pay such interest only with effect from the date of the Agent’s notification.

7.5
Payment of accrued default interest. Subject to the other provisions of this Agreement, any interest due under this Clause shall be paid on the last day of the period by reference to which it was determined; and the payment shall be made to the Agent for the account of the Creditor Party to which the overdue amount is due.

7.6	Compounding of default interest. Any such interest which is not paid at the end of the period by reference to which it was determined shall thereupon be compounded.

7.7
Application to Master Agreements. For the avoidance of doubt, this Clause 7 does not apply to any amount payable under a Master Agreement in respect of any continuing Designated Transaction as to which section 9(h) (Interest and Compensation) of that Master Agreement shall apply.

7	REPAYMENT AND PREPAYMENT

8.1	Amount of repayment installments. The Borrower shall repay the Loan as follows:

(a)
The Tranche A Loan shall be repaid by 3 equal quarterly installments of $100,000 and thereafter, equal quarterly installments of $266,667 and, together with the last quarterly installment of $266,667, a balloon payment on the Maturity Date of $11,166,667; and

(b)	the Tranche B Loan shall be repaid by equal quarterly installments of $65,000 and, together with the last quarterly installment of $65,000, a balloon payment on the Maturity Date of $2,330,000;
provided that if the total amount of the Loan is less than $16,000,000 with respect to the Tranche A Loan and less than $3,500,000 with respect to the Tranche B Loan, the quarterly installments and the balloon payments shall be reduced pro rata.

8.2	Repayment Dates.

(a)
The first installment of the Tranche A Loan shall be repaid on the date falling three (3) months after the Drawdown Date and the last installment shall be made together with the balloon payment on the Maturity Date; and

(b)
the first installment of the Tranche B Loan shall be repaid on the date falling nine (9) months after the Drawdown Date and the last installment shall be made together with the balloon payment on the Maturity Date.

8.3
Maturity Date. On the Maturity Date, the Borrower shall additionally pay to the Agent for the account of the Creditor Parties such amount as is outstanding on the Loan as of the Maturity Date, and all other sums then accrued or owing under any Finance Document.

8.4	Voluntary prepayment. Subject to the following conditions, the Borrower may prepay the whole or any part of the Loan.

8.5	Conditions for voluntary prepayment. The conditions referred to in Clause 8.4 are that:

(a)	a partial prepayment shall be a minimum amount of $1,000,000 or a multiple of $500,000;

(b)	the Agent has received from the Borrower at least ten (10) Business Days’ prior written notice specifying the amount to be prepaid and the date on which the prepayment is to be made; and

(c)
the Borrower has provided evidence satisfactory to the Agent that any consent required by the Borrower in connection with the prepayment has been obtained and remains in force, and that any regulation relevant to this Agreement which affects the Borrower has been complied with (which may be satisfied by the Borrower certifying that no consents are required and that no regulations need to be complied with).

8.6
Effect of notice of prepayment. A prepayment notice may not be withdrawn or amended without the consent of the Agent, given with the authorization of the Lenders, and the amount specified in the prepayment notice shall become due and payable by the Borrower on the date for prepayment specified in the prepayment notice.

8.7
Notification of notice of prepayment. The Agent shall notify the Lenders promptly upon receiving a prepayment notice, and shall provide any Lender which so requests with a copy of any document delivered by the Borrower under Clause 8.5(c).

8.8	Mandatory prepayment. If the Ship is sold or becomes a Total Loss, the Borrower shall prepay the Loan in full:

(a)	in the case of a sale, on or before the date on which the sale is completed by delivery of the Ship to the buyer; or

(b)
in the case of a Total Loss, on the earlier of the date falling 120 days after the Total Loss Date and the date of receipt by the Security Trustee of the proceeds of insurance relating to such Total Loss.

8.9	Amounts payable on prepayment. A voluntary prepayment under Clause 8.4 and a mandatory prepayment under Clause 8.8 shall be made together with:

(a)	accrued interest (and any other amount payable under Clause 22 or otherwise) in respect of the amount prepaid;

(b)	if the prepayment is not made on the last day of an Interest Period, any sums payable under Clause 22.1(b) and Clause 22.2; and

(c)	the following prepayment fees as applicable:

(i)	1.50% of the prepaid amount in respect of any prepayment made on or before the first anniversary of the Drawdown Date;

(ii)	1.00% of the prepaid amount in respect of any prepayment made after the first anniversary of the Drawdown Date but on or before the second anniversary of the Drawdown Date;

(iii)	0.25% of the prepaid amount in respect of any prepayment made after the second anniversary of the Drawdown Date but on or before the third anniversary of the Drawdown Date; and

(iv)	0.0% of the prepaid amount thereafter;
provided that no prepayment fee shall be payable in the case of a mandatory prepayment on account of Total Loss pursuant to Clause 8.8.

8.10
Application of partial prepayment. Each partial prepayment under Clause 8.4 shall be applied towards a pro rata reduction of the repayment installments and the balloon payments specified in Clause 8.1 in inverse order of maturity starting with the balloon payments due in respect of each such tranche.

8.11	No reborrowing. No amount prepaid may be reborrowed.

8.12
Unwinding of Designated Transactions. On or prior to any repayment or prepayment of the Loan or any part thereof under this Clause 8 or any other provision of this Agreement, the Borrower shall wholly or partially reverse, offset, unwind or otherwise terminate one or more of the continuing Designated Transactions so that the notional principal amount of the continuing Designated Transactions thereafter remaining does not and will not in the future (taking into account the scheduled amortization) exceed the amount of the Loan as reducing from time to time thereafter pursuant to Clause 8.1.

8	CONDITIONS PRECEDENT

9.1	Documents, fees and no default. Each Lender’s obligation to contribute to the Advance is subject to the following conditions precedent:

(a)	that, on or before the service of a Drawdown Notice, the Agent and the Lenders receive:

(i)	the documents described in Part A of Schedule 4 in form and substance satisfactory to the Agent (other than such documents delivered in connection with a prior Advance, if any); and

(ii)
such documentation and other evidence as is reasonably requested by the Agent or a Lender in order for each to carry out and be satisfied with the results of all necessary “know your customer” or other checks which it is required to carry out in relation to the transactions contemplated by this Agreement and the other Finance Documents, including without limitation obtaining, verifying and recording certain information and documentation that will allow the Agent and each of the Lenders to identify each Security Party in accordance with the requirements of the PATRIOT Act;

(b)
that, on the Drawdown Date but prior to the making of the Advance, the Agent receives or is satisfied that it will receive on the making of the Advance the documents described in Part B of Schedule 4 in form and substance satisfactory to it;

(c)	that, on or before the service of a Drawdown Notice, the Agent receives the payment of any fees and expenses referred to in Clause 21;

(d)	that both at the date of the Drawdown Notice and at the Drawdown Date:

(i)	no Event of Default or Potential Event of Default has occurred or would result from the borrowing of the Advance;

(ii)
the representations and warranties in Clause 10 and those of the Borrower or any other Security Party which are set out in the other Finance Documents (other than those relating to a specific date) would be true and not misleading if repeated on each of those dates with reference to the circumstances then existing;

(iii)
there has been no material change in the consolidated financial condition, operations or business prospects of the Borrower or any of the Guarantors since the date on which the Borrower and/or the Guarantors provided information concerning those topics to the Agent and/or any Lender;

(iv)	there has been no material adverse global economic or political developments; and

(v)	there has been no material adverse development in the international money and capital markets;

(e)
that, if the Collateral Maintenance Ratio were applied immediately following the making of such Advance, the Borrower would not be required to provide additional Collateral or prepay part of the Loan under Clause 15; and

(f)
that the Agent has received, and found to be acceptable to it, any further opinions, consents, agreements and documents in connection with the Finance Documents which the Agent may, with the authorization of the Lenders, reasonably request by written notice (email is an acceptable form of such notice) to the Borrower prior to the relevant Drawdown Date.

9.2	Waiver of conditions precedent. Notwithstanding anything in Clause 9.1 to the contrary,

(a)
except with respect to the circumstances described in Clause 9.2(b), if the Agent, with the consent of the Lenders, permits the Advance to be borrowed before certain of the conditions referred to in Clause 9.1 are satisfied, the Borrower shall ensure that such conditions are satisfied within ten (10) Business Days after the Drawdown Date (or such longer period as the Agent may specify); and

(b)	only if required under the terms of the Shipbuilding Contract, the Advance may be borrowed before the applicable conditions set forth in Clause 9.1 are satisfied and:

(i)	each Lender agrees to fund its Contribution on a day not more than five (5) Business Days prior to the Delivery Date of the Ship; and

(ii)
the Agent shall on the date on which the Advance is funded (or as soon thereafter as practicable) (A) preposition an amount equal to the aggregate principal amount of the Advance at a bank or other financial institution (the “Seller’s Bank”) satisfactory to the Agent, which funds shall be held at the Seller’s Bank in the name and under the sole control of the Agent or one of its Affiliates and (B) issue a SWIFT MT 199 or other similar communication (each such communication, a “Disbursement Authorization”) authorizing the release of such funds by the Seller’s Bank on the relevant Delivery Date upon receipt of a Protocol of Delivery and Acceptance in respect of the Ship duly executed by the Seller and Borrower and countersigned by a representative of the Agent;

provided that if delivery of the Ship does not occur within five (5) Business Days after the scheduled Delivery Date, the funds held at the Seller’s Bank shall be returned to the Agent for further distribution to the Lenders.
For the avoidance of doubt, the parties hereto acknowledge and agree that:

(1)	the date on which the Lenders fund the Advance constitutes the Drawdown Date in respect of the Advance and all interest and fees thereon shall accrue from such date;

(2)
the Agent and the Lenders suspend fulfillment of the conditions precedent set forth in Schedule 4, Part B, Paragraphs 4 and 12 solely for the time period on and between such Drawdown Date and the relevant Delivery Date, and the Borrower acknowledges and agrees that fulfillment of such conditions precedent to the satisfaction of the Agent shall be required as a condition precedent to the countersignature by a representative of the Agent of the Protocol of Delivery and Acceptance referred to in Clause 9.2(b)(ii);

(3)
from the date the proceeds of the Advance are deposited at the Seller’s Bank to the Delivery Date (or, if delivery of the Ship does not occur within the time prescribed in the Disbursement Authorization, the date on which the funds are returned to the Agent for further distribution to the Lenders), the Borrower shall be entitled to interest on the Advance at the applicable rate, if any, paid by the Seller’s Bank for such deposited funds;

(4)
if the Ship is not delivered within the time prescribed in the Disbursement Authorization and the proceeds of the Advance are returned to the Agent and distributed to the Lenders, (i) the Borrower shall pay all accrued interest and fees in respect of such returned proceeds on the date such proceeds are returned to the Agent and (ii) the relevant available Commitment will be increased by an amount equal to the aggregate principal amount of the Loan proceeds so returned; and

(5)
if the Borrower has instructed the Agent to convert the aggregate principal amount of the Advance borrowed into a currency other than Dollars for deposit with the Builder’s Bank and the Ship is not delivered within the time prescribed in the Disbursement Authorization and the proceeds of the Advance are returned to the Agent for further distribution to the Lenders, the Agent shall convert the aggregate principal amount of funds so returned back into Dollars and if such funds are less than the Dollar amount of the aggregate principal amount of the Advance incurred on the relevant Drawdown Date, the Borrower shall immediately repay the difference and, in any event, the Borrower shall pay any and all fees, charges and expenses arising from such conversion.

9	REPRESENTATIONS AND WARRANTIES

10.1	General. The Borrower represents and warrants to each Creditor Party as of the Effective Date and each Drawdown Date as follows.

10.2	Status. The Borrower is:

(a)	duly incorporated or formed and validly existing and in good standing under the law of its jurisdiction of incorporation or formation;

(b)
duly qualified and in good standing as a foreign company in each other jurisdiction in which it owns or leases property or in which the conduct of its business requires it to so qualify or be licensed except where, in each case, the failure to so qualify or be licensed and be in good standing could not reasonably be expected to have a material adverse effect on its business, assets or financial condition or which may affect the legality, validity, binding effect or enforceability of the Finance Documents; and

(c)
there are no proceedings or actions pending or contemplated by the Borrower, or to the knowledge of the Borrower contemplated by any third party, seeking to adjudicate the Borrower a bankrupt or insolvent, or seeking liquidation, winding up, reorganization, arrangement, adjustment, protection, relief, or composition of it or its debts under any law relating to bankruptcy, insolvency or reorganization or relief of debtors, or seeking the entry of an order for relief or the appointment of a receiver, trustee, custodian or other similar official for it or for any substantial part of its property.

10.3	Company power; consents. The Borrower has the capacity and has taken all action, and no consent of any person is required, for:

(a)	it to own or lease and operate its properties and to carry on its business as now conducted and as proposed to be conducted;

(b)	it to execute each Finance Document to which it is or is to become a party;

(c)	it to execute the Time Charter, and comply with its obligations under the Time Charter and each Finance Document to which it is or is to become a party;

(d)	it to grant the Security Interests granted by it pursuant to the Finance Documents to which it is or is to become a party;

(e)	the perfection or maintenance of the Security Interests created by the Finance Documents (including the first priority nature thereof); and

(f)	the exercise by any Creditor Party of their rights under any of the Finance Documents or the remedies in respect of the Collateral pursuant to the Finance Documents, except, in each case, for consents which have been duly obtained, taken, given or made and are in full force and effect.

10.4	Consents in force. All the consents referred to in Clause 10.3 remain in force and nothing has occurred which makes any of them liable to revocation.

10.5	Title.

(a)
The Borrower owns (i) in the case of owned real property, good and marketable fee title to and (ii) in the case of owned personal property, good and valid title to, or, in the case of leased real or personal property, valid and enforceable leasehold interests (as the case may be) in, all of its properties and assets, tangible and intangible, of any nature whatsoever, free and clear in each case of all Security Interests or claims, except for Permitted Security Interests.

(b)
Except for Permitted Security Interests, the Borrower has not created nor is contractually bound to create any Security Interest on or with respect to any of its assets, properties, rights or revenues, and except as provided in this Agreement, the Borrower is not restricted by contract, applicable law or regulation or otherwise from creating Security Interests on any of its assets, properties, rights or revenues.

(c)
The Borrower has received all deeds, assignments, waivers, consents, non-disturbance and attornment or similar agreements, bills of sale and other documents, and has duly effected all recordings, filings and other actions necessary to establish, protect and perfect the Borrower’s right, title and interest in and to the Ship and other properties and assets (or arrangements for such recordings, filings and other actions acceptable to the Agent shall have been made).

10.6	Legal validity; effective first priority Security Interests. Subject to any relevant insolvency laws affecting creditors’ rights generally:

(a)
the Finance Documents to which the Borrower is a party, constitute or, as the case may be, will constitute upon execution and delivery (and, where applicable, registration as provided for in the Finance Documents), the Borrower’s legal, valid and binding obligations enforceable against it in accordance with their respective terms; and

(b)
the Finance Documents to which the Borrower is a party, create or, as the case may be, will create upon execution and delivery (and, where applicable, registration as provided for in the Finance Documents), legal, valid and binding first priority Security Interests enforceable in accordance with their respective terms over all the assets to which they, by their terms, relate.

10.7	No third party Security Interests. Without limiting the generality of Clauses 10.5 and 10.6, at the time of the execution and delivery of each Finance Document to which the Borrower is a party:

(a)	the Borrower party thereto will have the right to create all the Security Interests which that Finance Document purports to create; and

(b)
no third party will have any Security Interest (except for Permitted Security Interests) or any other interest, right or claim over, in or in relation to any asset to which any such Security Interest, by its terms, relates.

10.8	No conflicts. The borrowing of the Advance, the execution of each Finance Document and compliance with each Finance Document will not involve or lead to a contravention of:

(a)	to the knowledge of the Borrower, any law or regulation; or

(b)	the constitutional documents of the Borrower; or

(c)	any contractual or other obligation or restriction which is binding on the Borrower or any of its assets.

10.9
Status of Secured Liabilities. The Secured Liabilities constitute direct, unconditional and general obligations of the Borrower and rank (a) senior to all subordinated Financial Indebtedness and (b) not less than pari passu (as to priority of payment and as to security) with all other Financial Indebtedness of the Borrower.

10.10	Taxes.

(a)
All payments which the Borrower is liable to make under the Finance Documents to which it is a party can properly be made without deduction or withholding for or on account of any tax payable under any law of any Pertinent Jurisdiction.

(b)
The Borrower has timely filed or has caused to be filed all tax returns and other reports that it is required by law or regulation to file in any Pertinent Jurisdiction, and has paid or caused to be paid all taxes, assessments and other similar charges that are due and payable in any Pertinent Jurisdiction, other than taxes and charges:

(i)
which (A) are not yet due and payable or (B) are being contested in good faith by appropriate proceedings and for which adequate reserves have been established and as to which such failure to have paid such tax does not create any material risk of sale, forfeiture, loss, confiscation or seizure of the Ship or of criminal liability; or

(ii)	the non-payment of which could not reasonably be expected to have a material adverse effect on the financial condition of the Borrower.
The charges, accruals, and reserves on the books of the Borrower respecting taxes are adequate in accordance with GAAP.

(c)
No material claim for any tax has been asserted against the Borrower by any Pertinent Jurisdiction or other taxing authority other than claims that are included in the liabilities for taxes in the most recent balance sheet of such person or disclosed in the notes thereto, if any.

(d)
The execution, delivery, filing and registration or recording (if applicable) of the Finance Documents and the consummation of the transactions contemplated thereby will not cause any of the Creditor Parties to be required to make any registration with, give any notice to, obtain any license, permit or other authorization from, or file any declaration, return, report or other document with any governmental authority in any Pertinent Jurisdiction.

(e)
No taxes are required by any governmental authority in any Pertinent Jurisdiction to be paid with respect to or in connection with the execution, delivery, filing, recording, performance or enforcement of any Finance Document.

(f)
The execution, delivery, filing, registration, recording, performance and enforcement of the Finance Documents by any of the Creditor Parties will not cause such Creditor Party to be subject to taxation under any law or regulation of any governmental authority in any Pertinent Jurisdiction of the Borrower.

(g)
It is not necessary for the legality, validity, enforceability or admissibility into evidence of this Agreement or any other Finance Document that any stamp, registration or similar taxes be paid on or in relation to this Agreement or any of the other Finance Documents.

10.11	No default. No Event of Default or Potential Event of Default has occurred or would result from the borrowing of the Advance.

10.12	Information. All financial statements, information and other data furnished by or on behalf of the Borrower to any of the Creditor Parties:

(a)	was true and accurate in all material respects at the time it was given;

(b)
such financial statements, if any, have been prepared in accordance with GAAP and accurately and fairly represent in all material respects the financial condition of the Borrower as of the date or respective dates thereof and the results of operations of the Borrower for the period or respective periods covered by such financial statements;

(c)	there are no other facts or matters the omission of which would have made or make any such information false or misleading in any material respect;

(d)
there has been no material adverse change in the financial condition, operations or business prospects of the Borrower since the date on which such information was provided other than as previously disclosed to the Agent in writing; and

(e)
the Borrower does not have any contingent obligations, liabilities for taxes or other outstanding financial obligations which are material in the aggregate except as disclosed in such statements, information and data.

10.13
No litigation. No legal or administrative action involving the Borrower (including any action relating to any alleged or actual breach of the ISM Code, the ISPS Code or any Environmental Law) has been commenced or taken by any person, or, to the Borrower’s knowledge, is likely to be commenced or taken which, in either case, would be likely to have a material adverse effect on the business, assets or financial condition of the Borrower or which may affect the legality, validity, binding effect or enforceability of the Finance Documents.

10.14
Intellectual property. Except for those with respect to which the failure to own or license could not reasonably be expected to have a material adverse effect, the Borrower owns or has the right to use all patents, trademarks, permits, service marks, trade names, copyrights, franchises, formulas, licenses and other rights with respect thereto, and have obtained assignment of all licenses and other rights of whatsoever nature, that are material to its business as currently contemplated without any conflict with the rights of others.

10.15
ISM Code and ISPS Code compliance. The Borrower has obtained or will obtain or will cause to be obtained all necessary ISM Code Documentation and ISPS Code Documentation in connection with the Ship and its operation and will be or will cause such Ship and the relevant Approved Manager to be in full compliance with the ISM Code and the ISPS Code.

10.16	Validity and completeness of Time Charter. The Time Charter constitutes valid, binding and enforceable obligations of the Time Charterer and the Borrower in accordance with its terms and:

(a)	the copy of such Time Charter delivered to the Agent before the date of this Agreement is a true and complete copy; and

(b)
no amendments or additions to the Time Charter have been agreed nor has the Borrower or the Time Charterer waived any of their respective rights under the Time Charter, in each case that would be adverse in any material respect to the interests of the Creditor Parties (or any of them) under or in respect of the Finance Documents.

10.17
Compliance with law; Environmentally Sensitive Material. Except to the extent the following could not reasonably be expected to have a material adverse effect on the business, assets or financial condition of the Borrower, or affect the legality, validity, binding effect or enforceability of the Finance Documents:

(a)
the operations and properties of the Borrower comply with all applicable laws and regulations, including without limitation Environmental Laws, all necessary Environmental Permits have been obtained and are in effect for the operations and properties of each such person and each such person is in compliance in all material respects with all such Environmental Permits; and

(b)
the Borrower has not been notified in writing by any person that it or any of its subsidiaries or Affiliates is potentially liable for the remedial or other costs with respect to treatment, storage, disposal, release, arrangement for disposal or transportation of any Environmentally Sensitive Material, except for costs incurred in the ordinary course of business with respect to treatment, storage, disposal or transportation of such Environmentally Sensitive Material.

10.18	Ownership structure.

(a)	The Borrower has no subsidiaries.

(b)
All of the Equity Interests of the Borrower have been validly issued, are fully paid, non-assessable and free and clear of all Security Interests (except Security Interests in favor of the Security Trustee) and are owned of record by Nordic Bulk Ventures Holding.

(c)
All of the Equity Interests of Nordic Bulk Ventures Holding have been validly issued, are fully paid, non-assessable and free and clear of all Security Interests and are owned by Pangaea directly or indirectly, separately or together with STST.

(d)
None of the Equity Interests of the Borrower are subject to any existing option, warrant, call, right, commitment or other agreement of any character to which the Borrower is a party requiring, and there are no Equity Interests of the Borrower outstanding which upon conversion or exchange would require, the issuance, sale or transfer of any additional Equity Interests of the Borrower or other Equity Interests convertible into, exchangeable for or evidencing the right to subscribe for or purchase Equity Interests of the Borrower.

10.19	ERISA. Neither the Borrower nor any ERISA Affiliate maintains any Plan, Multiemployer Plan or Foreign Pension Plan.

10.20
Margin stock. The Borrower is not engaged in the business of extending credit for the purpose of purchasing or carrying Margin Stock and no proceeds of the Advance will be used to buy or carry any Margin Stock or to extend credit to others for the purpose of buying or carrying any Margin Stock.

10.21	Investment company, public utility, etc. The Borrower is not:

(a)
an “investment company,” or an “affiliated person” of, or “promoter” or “principal underwriter” for, an “investment company,” as such terms are defined in the Investment Company Act of 1940, as amended; or

(b)	a “public utility” within the meaning of the United States Federal Power Act of 1920, as amended.

10.22
Sanctions. No Security Party nor the Approved Manager nor any of their respective directors, officers or employees nor, to the knowledge of any Security Party or the Approved Manager, any persons acting on any of their behalf:

(a)	is a Restricted Person;

(b)	is owned or controlled by, or acting directly or indirectly on behalf of or for the benefit of, a Restricted Person;

(c)	owns or controls a Restricted Person;

(d)	is in breach of Sanctions; or

(e)	has received notice of, or is aware of, any claim, action, suit, proceeding or investigation against it with respect to Sanctions applicable to it by any Sanctions Authority.

10.23
No money laundering. Without prejudice to the generality of Clause 2.3, in relation to the borrowing by the Borrower of the Advance, the performance and discharge of its obligations and liabilities under the Finance Documents, and the transactions and other arrangements affected or contemplated by the Finance Documents to which the Borrower is a party, the Borrower confirms that:

(a)	it is acting for its own account;

(b)	it will use the proceeds of the Advance for its own benefit, under its full responsibility and exclusively for the purposes specified in this Agreement; and

(c)
the foregoing will not involve or lead to a contravention of any law, official requirement or other regulatory measure or procedure implemented to combat “money laundering” (as defined in Article 1 of Directive 2005/60/EC of the European Parliament and of the Council) and comparable United States federal and state laws, including without limitation the PATRIOT Act and the Bank Secrecy Act.

10.24	Ship. The Ship is or will be at the Delivery Date:

(a)
in the sole and absolute ownership of the Borrower and duly registered in the Borrower’s name under the law of an Approved Flag, unencumbered save and except for the Mortgage thereon in favor of the Security Trustee recorded against it and Permitted Security Interests;

(b)	seaworthy for hull and machinery insurance warranty purposes and in every way fit for its intended service;

(c)	insured in accordance with the provisions of this Agreement and the requirements hereof in respect of such insurances will have been complied with;

(d)	in class in accordance with the provisions of this Agreement and the requirements hereof in respect of such classification will have been complied with; and

(e)	managed by an Approved Manager pursuant to an Approved Management Agreement.

10.25
Place of business. For purposes of the UCC, the Borrower has only one place of business located at, or, if it has more than one place of business, the chief executive office from which it manages the main part of its business operations and conducts its affairs is located at:

Par la Ville Place
14 Par la Ville Road
Hamilton HM08
Bermuda

The Borrower does not have a place of business in the United States of America, the District of Columbia, the United States Virgin Islands, or any territory or insular possession subject to the jurisdiction of the United States of America.

10.26	Solvency. In the case of the Borrower:

(a)	the sum of its assets, at a fair valuation, does and will exceed its liabilities, including, to the extent they are reportable as such in accordance with GAAP, contingent liabilities;

(b)
the present fair market saleable value of its assets is not and shall not be less than the amount that will be required to pay its probable liability on its then existing debts, including, to the extent they are reportable as such in accordance with GAAP, contingent liabilities, as they mature;

(c)	it does not and will not have unreasonably small working capital with which to continue its business; and

(d)	it has not incurred, does not intend to incur and does not believe it will incur, debts beyond its ability to pay such debts as they mature.

10.27
Borrower’s business. From the date of its incorporation until the date hereof, the Borrower has not conducted any business other than in connection with, or for the purpose of, owning and operating the Ship.

10.28	Immunity; enforcement; submission to jurisdiction; choice of law.

(a)
The Borrower is subject to civil and commercial law with respect to its obligations under the Finance Documents, and the execution, delivery and performance by the Borrower of the Finance Documents to which it is a party constitute private and commercial acts rather than public or governmental acts.

(b)
Neither the Borrower nor any of its properties has any immunity from suit, court jurisdiction, attachment prior to judgment, attachment in aid of execution of a judgment, set-off, execution of a judgment or from any other legal process in relation to any Finance Document.

(c)
It is not necessary under the laws of the Borrower’s jurisdiction of incorporation or formation, in order to enable any Creditor Party to enforce its rights under any Finance Document or by reason of the execution of any Finance Document or the performance by the Borrower of its obligations under any Finance Document, that such Creditor Party should be licensed, qualified or otherwise entitled to carry on business in the Borrower’s jurisdiction of incorporation or formation.

(d)
Other than the recording of the Mortgage in accordance with the laws of the Approved Flag on which the Ship is registered, and such filings as may be required in a Pertinent Jurisdiction in respect of certain of the Finance Documents, and the payment of fees consequent thereto, it is not necessary for the legality, validity, enforceability or admissibility into evidence of this Agreement or any other Finance Document that any of them or any document relating thereto be registered, filed recorded or enrolled with any court or authority in any Pertinent Jurisdiction.

(e)
The execution, delivery, filing, registration, recording, performance and enforcement of the Finance Documents by any of the Creditor Parties will not cause such Creditor Party to be deemed to be resident, domiciled or carrying on business in any Pertinent Jurisdiction of any Security Party or subject to taxation under any law or regulation of any governmental authority in any Pertinent Jurisdiction of any Security Party.

(f)
Under the law of the Borrower’s jurisdiction of incorporation or formation, the choice of the law of New York to govern this Agreement and the other Finance Documents to which New York law is applicable is valid and binding.

(g)
The submission by the Borrower to the jurisdiction of the New York State courts and the U.S. Federal court sitting in New York County pursuant to Clause 32.2(a) is valid and binding and not subject to revocation, and service of process effected in the manner set forth in Clause 32.2(d) will be effective to confer personal jurisdiction over the Borrower in such courts.

10	GENERAL AFFIRMATIVE AND NEGATIVE COVENANTS

11.1
Affirmative covenants. From the Drawdown Date until the Total Commitments have terminated and all amounts payable hereunder have been paid in full the Borrower undertakes with each Creditor Party to comply or cause compliance with the following provisions of this Clause 11.1 except as the Agent, with the consent of the Lenders, may approve from time to time in writing, such approval not to be unreasonably withheld:

(a)	Performance of obligations. The Borrower shall duly observe and perform its obligations under the Time Charter and each Finance Document to which it is or is to become a party.

(b)	Notification of defaults (etc). The Borrower shall promptly notify the Agent, and the Agent shall promptly notify the Lenders, upon becoming aware of the same, of:

(i)
the occurrence of an Event of Default or of any Potential Event of Default or any other event (including any litigation) which might adversely affect its ability or the Time Charterer’s ability to perform its obligations under the Time Charter, or any Security Party’s ability to perform its obligations under each Finance Document to which it is or is to become a party;

(ii)
any default, or any interruption in the performance whether or not the same constitutes a default, by any party to the Time Charter, including any off hire in excess of 96 hours under clause 15 of the Time Charter; and

(iii)	any damage or injury caused by or to the Ship in excess of $750,000.

(c)
Confirmation of no default. The Borrower will, within five (5) Business Days after service by the Agent of a written request, serve on the Agent a notice which is signed by a director, an officer or a duly authorized person of the Borrower and which states that:

(i)	no Event of Default or Potential Event of Default has occurred; or

(ii)	no Event of Default or Potential Event of Default has occurred, except for a specified event or matter, of which all material details are given.
The Agent may serve requests under this Clause 11.1(c) from time to time but only if asked to do so by a Lender or Lenders having Contributions exceeding 10% of the Loan or (if no Advance has been made) Commitments exceeding 10% of the Total Commitments, and this Clause 11.1(c) does not affect the Borrower’s obligations under Clause 11.1(b).

(d)
Notification of litigation. The Borrower will provide the Agent with details of any legal or administrative action involving the Borrower, any other Security Party, the Approved Manager or the Ship, the Earnings or the Insurances as soon as such action is instituted or it becomes apparent to the Borrower that it is likely to be instituted, unless it is clear that the legal or administrative action cannot be considered material in the context of any Finance Document.

(e)	Provision of further information. The Borrower will, as soon as practicable after receiving the request, provide the Agent with any additional financial or other information relating to:

(i)	the Borrower; or

(ii)	any other matter relevant to, or to any provision of, a Finance Document, which may be requested by the Agent at any time.

(f)	Books of record and account; separate accounts.

(i)
The Borrower shall keep separate and proper books of record and account in which full and materially correct entries shall be made of all financial transactions and the assets and business of the Borrower in accordance with GAAP, and the Agent and/or any Lender shall have the right to examine the books and records of the Borrower wherever the same may be kept from time to time as it sees fit, in its sole reasonable discretion, or to cause an examination to be made by a firm of accountants selected by it, provided that any examination shall be done without undue interference with the day to day business operations of the Borrower.

(ii)	The Borrower shall keep separate accounts and shall not co-mingle assets with any other person.

(g)	Financial reports. The Borrower shall prepare and shall deliver, or shall cause to be prepared and to be delivered, to the Agent:

(i)	as soon as practicable, but not later than 180 days after the end of each Fiscal Year, management accounts as of the end of such period for the Borrower and Nordic Bulk Ventures Holding;

(ii)
as soon as practicable, but in no event later than 180 days after the end of each Fiscal Year of the Guarantor, the audited consolidated accounts for the Guarantor and, 60 days after the end of each quarter, unaudited interim accounts for the Guarantor;

(iii)	as soon as practicable, but in no event later than 30 days before the end of each Fiscal Year, a 12 month forward looking budget for the Borrower and Nordic Bulk Ventures Holding;

(iv)	together with the financial statements that the Borrower and the Guarantor deliver in (i) and (ii) above, a Compliance Certificate; and

(v)	such other financial statements, annual budgets and projections as may be reasonably requested by the Agent, each to be in such form as the Agent may reasonably request.

(h)	Appraisals of Fair Market Value. The Borrower shall procure and deliver to the Agent two written appraisal reports setting forth the Fair Market Value of the Ship as follows:

(i)	on a bi-annual basis at the Borrower’s expense for inclusion with each Compliance Certificate required to be delivered with the unaudited interim accounts under Clause 11.1(g)(ii); and

(ii)	at any time upon the request of the Agent, at the Borrower’s expense, if an Event of Default has occurred and is continuing.
provided that if there is a difference of or in excess of 10% between the two appraisals obtained by the Borrower, the Borrower may, at their sole expense, obtain a third appraisal from an Approved Broker.

(i)
Taxes. The Borrower shall prepare and timely file all tax returns required to be filed by it and pay and discharge all taxes imposed upon it or in respect of any of its property and assets before the same shall become in default, as well as all lawful claims (including, without limitation, claims for labor, materials and supplies) which, if unpaid, might become a Security Interest upon the Collateral or any part thereof, except in each case, for any such taxes (i) as are being contested in good faith by appropriate proceedings and for which adequate reserves have been established, (ii) in excess of $100,000 as to which such failure to have paid does not create any risk of sale, forfeiture, loss, confiscation or seizure of the Ship or criminal liability, or (iii) the failure of which to pay or discharge would not be likely to have a material adverse effect on the business, assets or financial condition of the Borrower or to affect the legality, validity, binding effect or enforceability of the Finance Documents.

(j)
Consents. The Borrower shall obtain or cause to be obtained, maintain in full force and effect and comply with the conditions and restrictions (if any) imposed in connection with, every consent and do all other acts and things which may from time to time be necessary or required for the continued due performance of:

(i)	all of its and the Time Charterer’s obligations under the Time Charter; and

(ii)	each Security Party’s obligations under each Finance Document to which it is or is to become a party, and the Borrower shall deliver a copy of all such consents to the Agent promptly upon its request.

(k)
Compliance with applicable law. The Borrower shall comply, and shall ensure that each of Nordic Bulk Ventures Holding, the Time Charterer, the Commercial Manager and the Technical Manager shall comply, in all material respects with all applicable federal, state, local and foreign laws, ordinances, rules, orders and regulations now in force or hereafter enacted, including, without limitation, all Environmental Laws and regulations relating thereto, the failure to comply with which would be likely to have a material adverse effect on the financial condition of such person or affect the legality, validity, binding effect or enforceability of each Finance Document to which it is or is to become a party.

(l)
Existence. The Borrower shall do or cause to be done all things necessary to preserve and keep in full force and effect its existence in good standing under the laws of its jurisdiction of incorporation or formation.

(m)	Conduct of business.

(i)	The Borrower shall conduct business only in connection with, or for the purpose of, owning and chartering the Ship.

(ii)	The Borrower shall conduct business in its own name and observe all corporate and other formalities required by its constitutional documents.

(n)	Properties.

(i)
Except to the extent the failure to do so could not reasonably be expected to have a material adverse effect on the business, assets or financial condition of the Borrower, or affect the legality, validity, binding effect or enforceability of the Finance Documents, the Borrower shall maintain and preserve all of its properties that are used or useful in the conduct of its business in good working order and condition, ordinary wear and tear excepted.

(ii)
The Borrower shall obtain and maintain good and marketable title or the right to use or occupy all real and personal properties and assets (including intellectual property) reasonably required for the conduct of its respective business.

(iii)
The Borrower shall maintain and protect its respective intellectual property and conduct its respective business and affairs without infringement of or interference with any intellectual property of any other person in any material respect and shall comply in all material respects with the terms of its licenses.

(o)	Loan proceeds. The Borrower shall use the proceeds of the Advance solely to partially finance the acquisition of the Ship.

(p)
Change of place of business. The Borrower shall notify the Agent promptly of any change in the location of the place of business where it or any other Security Party conducts its affairs and keeps its records.

(q)
Pollution liability. The Borrower shall take, or cause to be taken, such actions as may be reasonably required to mitigate potential liability to it arising out of pollution incidents or as may be reasonably required to protect the interests of the Creditor Parties with respect thereto.

(r)	Intercompany loans.

(i)
The Borrower shall cause intercompany loans, if any, to be made to it only by Nordic Bulk Ventures Holding and shall further cause any such loan to (i) be fully subordinated to to all Secured Liabilities, (ii) not carry cash interest, (iii) mature at least one year after the Maturity Date, (iv) be unsecured and (v) in Agreed Form.

(ii)	The Borrower shall cause Nordic Bulk Holdings to enter into an assignment of its rights in favor of the Security Trustee in respect of any such loan, such assignment to be in Agreed Form.

(s)	Sanctions.

(i)	The Borrower shall, and shall ensure that each of its Affiliates, each Security Party and each Approved Manager, will comply in all respects with all Sanctions applicable to it.

(ii)
The Borrower shall not, and shall ensure that none of its Affiliates, or any Security Party, or any Approved Manager and any of their respective directors, officers, employees, affiliates or agents shall not, directly or indirectly:

(A)
make any part of the proceeds of any Loan available to, or for the benefit of, a Restricted Person, or permit or authorize any such proceeds to be applied in a manner or for a purpose prohibited by any Sanctions applicable to it;

(B)
fund all or part of any repayment under any this Agreement out of proceeds derived from transactions which would be prohibited by any Sanctions or would otherwise cause any person to be in breach of Sanctions or become a Restricted Person; or

(C)	engage in any transaction that evades or avoids, or has the purpose of evading or avoiding, or breaches or attempts to breach, directly or indirectly, any Sanctions applicable to it.

(t)
Money laundering. The Borrower shall to the best of its knowledge and ability comply, and cause each of its subsidiaries to comply, with any applicable law, official requirement or other regulatory measure or procedure implemented to combat “money laundering” (as defined in Article 1 of Directive 2005/60/EC of the European Parliament and of the Council) and comparable United States federal and state laws, including without limitation the PATRIOT Act and the Bank Secrecy Act.

(u)
Pension Plans. Promptly upon the institution of a Plan, a Multiemployer Plan or a Foreign Pension Plan by the Borrower or an ERISA Affiliate, the Borrower shall furnish or cause to be furnished to the Agent written notice thereof and, if requested by the Agent or any Lender, a copy of such Plan, Multiemployer Plan or Foreign Pension Plan.

(v)	Information provided to be accurate. All financial and other information which is provided in writing by or on behalf of the Borrower or Pangaea under or in connection with any Finance Document shall be true and not misleading in any material respect and shall not omit any material fact or consideration.

(w)
Shareholder and creditor notices. The Borrower shall send the Agent, at the same time as they are dispatched, copies of all communications which are dispatched to its (i) shareholders (or equivalent) or any class of them or (ii) creditors generally.

(x)	Maintenance of Security Interests. The Borrower shall:

(i)	at its own cost, do all that it reasonably can to ensure that any Finance Document validly creates the obligations and the Security Interests which it purports to create; and

(ii)
without limiting the generality of paragraph (i), at its own cost, promptly register, file, record or enroll any Finance Document with any court or authority in all Pertinent Jurisdictions, pay any stamp, registration or similar tax in all Pertinent Jurisdictions in respect of any Finance Document, give any notice or take any other step which, in the opinion of the Lenders, is or has become necessary or desirable for any Finance Document to be valid, enforceable or admissible in evidence or to ensure or protect the priority of any Security Interest which it creates.

(y)	“Know your customer” checks. If:

(i)	the introduction of or any change in (or in the interpretation, administration or application of) any law or regulation made after the date of this Agreement;

(ii)	any change in the status of any Security Party after the date of this Agreement; or

(iii)	a proposed assignment or transfer by a Lender of any of its rights and obligations under this Agreement to a party that is not a Lender prior to such assignment or transfer, obliges the Agent or any Lender (or, in the case of paragraph (iii), any prospective new Lender) to comply with “know your customer” or similar identification procedures in circumstances where the necessary information is not already available to it, the Borrower shall promptly upon the request of the Agent or the Lender concerned supply, or procure the supply of, such documentation and other evidence as is reasonably requested by the Agent (for itself or on behalf of any Lender) or the Lender concerned (for itself or, in the case of the event described in paragraph (iii), on behalf of any prospective new Lender) in order for the Agent, the Lender concerned or, in the case of the event described in paragraph (iii), any prospective new Lender to carry out and be satisfied it has complied with all necessary “know your customer” or other similar checks under all applicable laws and regulations pursuant to the transactions contemplated in the Finance Documents.

(z)
Inspection reports. The Borrower shall procure that any report prepared by an independent inspector jointly appointed by the Borrower and the Charterer in respect of the Ship shall be provided to the Agent.

(aa)
Further assurances. From time to time, at its expense, the Borrower shall duly execute and deliver to the Agent such further documents and assurances as the Lenders or the Agent may request to effectuate the purposes of this Agreement, the other Finance Documents or obtain the full benefit of any of the Collateral.

(bb)	Earnings Account. As soon as practicable but no later than January 31, 2017, the Borrower shall open the Earnings Account and execute the Earnings Account Pledge.

(cc)	Nordic Bulk Ventures Holding. On or before January 20, 2017, Pangaea shall have acquired from STST all of STST’s Equity Interests in Nordic Bulk Ventures Holding.

11.2
Negative covenants. From the Drawdown Date until the Total Commitments have terminated and all amounts payable hereunder have been paid in full the Borrower undertakes with each Creditor Party to comply or cause compliance with the following provisions of this Clause 11.2 except as the Agent, with the consent of the Lenders, may approve from time to time in writing, such approval not to be unreasonably withheld:

(a)
Security Interests. The Borrower shall not create, assume or permit to exist any Security Interest whatsoever upon any of its properties or assets, whether now owned or hereafter acquired, except for Permitted Security Interests.

(b)
Sale of assets; merger. The Borrower shall not sell, transfer or lease (other than in connection with a Charter) all or substantially all of its properties and assets, or enter into any transaction of merger or consolidation or liquidate, windup or dissolve itself (or suffer any liquidation or dissolution) provided that the Borrower may sell the Ship pursuant to the terms of Clause 11.2(q).

(c)	No contracts other than in ordinary course. The Borrower shall not enter into any transactions or series of related transactions with third parties other than in the ordinary course of its business.

(d)
Affiliate transactions. The Borrower shall not enter into any transaction or series of related transactions, whether or not in the ordinary course of business, with any Affiliate other than on terms and conditions substantially as favorable to the Borrower as would be obtainable by it at the time in a comparable arm’s-length transaction with a person other than an Affiliate.

(e)	Change of business. The Borrower shall not change the nature of its business or commence any business other than in connection with, or for the purpose of, owning and operating the Ship.

(f)
Change of Control; Negative pledge. The Borrower shall not permit, and shall cause each of Nordic Bulk Ventures Holding and Pangaea to not permit, any act, event or circumstance that would result in a Change of Control, and the Borrower shall not permit any pledge or assignment of its Equity Interests except in favor of the Security Trustee to secure the Secured Liabilities.

(g)
Increases in capital. The Borrower shall not permit an increase of its capital by way of the issuance of any class or series of Equity Interests or create any new class of Equity Interests that is not subject to a Security Interest to secure the Secured Liabilities.

(h)	Financial Indebtedness. The Borrower shall not incur any Financial Indebtedness other than (i) in respect of the Loan and (ii) subordinated loans permitted under Clause 11.1(r).

(i)
Dividends. The Borrower shall not, without the prior written consent of the Lenders, such consent not to be unreasonably withheld, declare or pay any dividends or return any capital to its equity holders or authorize or make any other distribution, payment or delivery of property or cash to its equity holders, or redeem, retire, purchase or otherwise acquire, directly or indirectly, for value, any interest of any class or series of its Equity Interests (or acquire any rights, options or warrants relating thereto but not including convertible debt) now or hereafter outstanding, or repay any subordinated loans to equity holders or set aside any funds for any of the foregoing purposes, provided that the Borrower is permitted to pay cash dividends on a bi-annual basis so long as no Event of Default has occurred and is continuing or would result from such dividend payment and the Borrower is in compliance with the financial covenants of Clause 12 and the Collateral Maintenance Ratio both before and after such dividend is paid.

(j)
No amendment to Time Charter. The Borrower shall not agree to any amendment or supplement to, or waive or fail to enforce, the Time Charter or any of its provisions which would adversely affect in any material respect the interests of the Creditor Parties (or any of them) under or in respect of the Finance Documents.

(k)	Intentionally omitted.

(l)
Loans and investments. The Borrower shall not make any loan or advance to, make any investment in, or enter into any working capital maintenance or similar agreement with respect to any person, whether by acquisition of Equity Interests or indebtedness, by loan, guarantee or otherwise, provided that the following loans or advances shall be permitted: (i) any trade credit extended to the Borrower in the ordinary course of business, (ii) any prepayment made by the Borrower for goods or services yet to be delivered in the ordinary course of business, or (iii) any other loan or advance to which the Agent has consented in writing.

(m)
Acquisition of capital assets. The Borrower shall not acquire any capital assets (including any vessel other than the Ship) by purchase, charter or otherwise, provided that for the avoidance of doubt nothing in this Clause 11.2(m) shall prevent or be deemed to prevent capital improvements being made to the Ship.

(n)
Sale and leaseback. The Borrower shall not enter into any arrangements, directly or indirectly, with any person whereby it shall sell or transfer any of its property, whether real or personal, whether now owned or hereafter acquired, if it, at the time of such sale or disposition, intends to lease or otherwise acquire the right to use or possess (except by purchase) such property or like property for a substantially similar purpose.

(o)
Changes to Fiscal Year and accounting policies. The Borrower shall not shall change its Fiscal Year or make or permit any change in accounting policies affecting (i) the presentation of financial statements or (ii) reporting practices, except in either case in accordance with GAAP or pursuant to the requirements of applicable laws or regulations.

(p)
Jurisdiction of incorporation or formation; Amendment of constitutional documents. The Borrower shall not shall change the jurisdiction of its incorporation or formation or materially amend its constitutional documents.

(q)
Sale of Ship. The Borrower shall not consummate the sale of its Ship without paying or causing to be paid all amounts due and owing under Clause 8.8 of this Agreement, as well as any other amounts due and owning under this Agreement and the other Finance Documents prior to or simultaneously with the consummation of such sale.

(r)
Change of location. The Borrower shall not change the location of its chief executive office or the office where its corporate records are kept or open any new office for the conduct of its business on less than thirty (30) days prior written notice to the Agent.

(s)	No employees; VAT group.

(i)	The Borrower shall not have any employees.

(ii)	The Borrower shall not be or become a member of any VAT (value added tax) group.

11	FINANCIAL COVENANTS

12.1
General. From the first Drawdown Date until the Total Commitments have terminated and all amounts payable hereunder have been paid in full the Borrower undertakes with each Creditor Party to comply or cause compliance with the following provisions of this Clause 12 except as the Agent, with the consent of the Lenders, may approve from time to time in writing, such approval not to be unreasonably withheld.

12.2	Borrower’s minimum liquidity requirements.

(a)
On the Drawdown Date, the Borrower and the Lender agree that the Lender shall retain the sum of $250,000 from the Advance to be made, which sum shall be deemed to satisfy the Borrower’s minimum liquidity requirement as from the Drawdown Date. Upon the Borrower notifying the Lender that the Borrower has opened the Earnings Account, the Lender shall transfer to the Earnings Account the $250,000 it retained from the Advance, and the Borrower shall maintain a minimum balance of $250,000 in the Earnings Account until such time as such balance is increased pursuant to Clause 12.2(b); and

(b)
prior to the first anniversary of the Drawdown Date, the Borrower shall increase the minimum balance in the Earnings Account to $500,000 and at all times thereafter throughout the Security Period the Borrower shall maintain a minimum balance of $500,000 in the Earnings Account.

12.3	Positive Working Capital. As of the first anniversary of the Drawdown Date and at all times thereafter during the Security Period, the Borrower shall maintain Positive Working Capital.

12	MARINE INSURANCE COVENANTS

13.1
General. From the Drawdown Date until the Total Commitments have terminated and all amounts payable hereunder have been paid in full, the Borrower undertakes with each Creditor Party to comply or cause compliance with the following provisions of Clause 13.2 except as the Agent, with the consent of the Lenders, may approve from time to time in writing, such approval not to be unreasonably withheld.

13.2	Maintenance of obligatory insurances. The Borrower shall keep the Ship insured at its expense for and against:

(a)	hull and machinery risks, plus freight interest and hull interest and any other usual marine risks such as excess risks;

(b)	war risks (including the London Blocking and Trapping addendum or similar arrangement);

(c)
full protection and indemnity risks (including liability for oil pollution and excess war risk P&I cover) on standard Club Rules, covered by a Protection and Indemnity association which is a member of the International Group of Protection and Indemnity Associations (or, if the International Group

ceases to exist, any other leading protection and indemnity association or other leading provider of protection and indemnity insurance) (including, without limitation, the proportion (if any) of any collision liability not covered under the terms of the hull cover), or other with written consent from the Agent;

(d)	freight, demurrage & defense risks;

(e)	risks covered by mortgagee’s interest insurance (M.I.I.) (as provided in Clause 13.16 below);

(f)	risks covered by mortgagee’s interest additional perils (pollution) (M.A.P.) (as provided in Clause 13.16 below);

(g)	at the request of the Agent on behalf of the Lenders, risks covered by mortgagee’s political risks/rights insurance (M.R.I.) (as provided in Clause 13.16 below; and

(h)
any other risks against which the Security Trustee considers, having regard to practices and other circumstances prevailing at the relevant time, it would in the opinion of the Security Trustee be reasonable for the Borrower to insure and which are specified by the Security Trustee by notice to the Borrower (such as political risks and mortgage rights insurance).

13.3	Terms of obligatory insurances. The Borrower shall affect such insurances in respect of the Ship:

(a)	in Dollars;

(b)	in the case of the insurances described in (a), (b), and (g) of Clause 13.2 shall each be for at least the greater of:

(i)	120% of the Loan; and

(ii)	the Fair Market Value of the Ship;

(c)
in the case of oil pollution liability risks, for an aggregate amount equal to the greater of $1,000,000,000 and the highest level of cover from time to time available under basic protection and indemnity club entry and in the international marine insurance market;

(d)	in relation to protection and indemnity risks in respect of the full tonnage of the Ship;

(e)	on approved terms; and

(f)
through approved brokers and with approved insurance companies and/or underwriters or, in the case of war risks and protection and indemnity risks, in approved war risks and protection and indemnity risks associations that are members of the International Group of P&I Clubs.

13.4	Further protections for the Creditor Parties. In addition to the terms set out in Clause 13.3, the Borrower shall procure that the obligatory insurances affected by it shall:

(a)	subject always to paragraph (b), name the Borrower as the sole named assured unless the interest of every other named assured is limited:

(i)	in respect of any obligatory insurances for hull and machinery and war risks;

(A)	to any provable out-of-pocket expenses that it has incurred and which form part of any recoverable claim on underwriters; and

(B)	to any third party liability claims where cover for such claims is provided by the policy (and then only in respect of discharge of any claims made against it); and

(ii)
in respect of any obligatory insurances for protection and indemnity risks, to any recoveries it is entitled to make by way of reimbursement following discharge of any third party liability claims made specifically against it;

and every other named assured has undertaken in writing to the Security Trustee (in such form as it requires) that any deductible shall be apportioned between the Borrower and every other named assured in proportion to the aggregate claims made or paid by each of them and that it shall do all things necessary and provide all documents, evidence and information to enable the Security Trustee to collect or recover any moneys which at any time become payable in respect of the obligatory insurances;

(b)
in the case of any obligatory insurances against any risks other than protection and indemnity risks, and whenever the Security Trustee requires, name (or be amended to name) the Security Trustee as additional named assured for its rights and interests, warranted no operational interest and with full waiver of rights of subrogation against the Security Trustee, but without the Security Trustee thereby being liable to pay (but having the right to pay) premiums, calls or other assessments in respect of such insurance;

(c)	name the Security Trustee as first priority mortgagee and loss payee with such directions for payment as the Security Trustee may specify;

(d)	provide that all payments by or on behalf of the insurers under the obligatory insurances to the Security Trustee shall be made without set-off, counterclaim or deductions or condition whatsoever;

(e)	provide that the obligatory insurances shall be primary without right of contribution from other insurances which may be carried by the Security Trustee or any other Creditor Party;

(f)	provide that the Security Trustee may make proof of loss if the Borrower fails to do so; and

(g)	provide that the deductible of the hull and machinery insurance is not higher that the amount agreed upon and stated in the loss payable clause.

13.5	Renewal of obligatory insurances. The Borrower shall:

(a)	at least 30 days before the expiry of any obligatory insurance:

(i)
notify the Security Trustee of the brokers (or other insurers) and any protection and indemnity or war risks association through or with whom the Borrower proposes to renew that obligatory insurance and of the proposed terms of renewal; and

(ii)	obtain the Security Trustee’s approval to the matters referred to in paragraph (i);

(b)	at least five (5) days before the expiry of any obligatory insurance, renew that obligatory insurance in accordance with the Security Trustee’s approval pursuant to paragraph (a); and

(c)
procure that the approved brokers and/or the war risks and protection and indemnity associations with which such a renewal is effected shall promptly after the renewal notify the Security Trustee in writing of the terms and conditions of the renewal.

13.6
Copies of policies; letters of undertaking. The Borrower shall ensure that all approved brokers provide the Security Trustee with pro forma copies of all policies and cover notes relating to the obligatory insurances which they are to affect or renew and of a letter or letters or undertaking in a form required by the Security Trustee and including undertakings by the approved brokers that:

(a)
they will have endorsed on each policy, immediately upon issue, a loss payable clause and a notice of assignment in accordance with the requirements of the Insurance Assignment for the Borrower’s Ship;

(b)	they will hold such policies, and the benefit of such insurances, to the order of the Security Trustee in accordance with the said loss payable clause;

(c)	they will advise the Security Trustee immediately of any material change to the terms of the obligatory insurances or if they cease to act as brokers;

(d)
they will notify the Security Trustee, not less than 14 days before the expiry of the obligatory insurances, in the event of their not having received notice of renewal instructions from the Borrower or its agents and, in the event of their receiving instructions to renew, they will promptly notify the Security Trustee of the terms of the instructions; and

(e)
they will not set off against any sum recoverable in respect of a claim relating to the Ship owned by the Borrower under such obligatory insurances any premiums or other amounts due to them or any other person whether in respect of the Ship or otherwise, they waive any lien on the policies, or any sums received under them, which they might have in respect of such premiums or other amounts, and they will not cancel such obligatory insurances by reason of non‑payment of such premiums or other amounts, and will arrange for a separate policy to be issued in respect of the Ship forthwith upon being so requested by the Security Trustee.

13.7	Copies of certificates of entry. The Borrower shall ensure that any protection and indemnity and/or war risks associations in which the Ship is entered provides the Security Trustee with:

(a)	a certified copy of the certificate of entry for the Ship;

(b)	a letter or letters of undertaking in such form as may be required by the Security Trustee; and

(c)	a certified copy of each certificate of financial responsibility for pollution by oil or other Environmentally Sensitive Material issued by the relevant certifying authority in relation to the Ship.

13.8
Deposit of original policies. The Borrower shall ensure that all policies relating to obligatory insurances are deposited with the approved brokers through which the insurances are effected or renewed.

13.9
Payment of premiums. The Borrower shall punctually pay all premiums or other sums payable in respect of the obligatory insurances and produce all relevant receipts when so required by the Security Trustee.

13.10	Guarantees. The Borrower shall ensure that any guarantees required by a protection and indemnity or war risks association are promptly issued and remain in full force and effect.

13.11
Compliance with terms of insurances. The Borrower shall not do nor omit to do (nor permit to be done or not to be done) any act or thing which would or might render any obligatory insurance invalid, void, voidable or unenforceable or render any sum payable under an obligatory insurance repayable in whole or in part; and, in particular:

(a)
the Borrower shall take all necessary action and comply with all requirements which may from time to time be applicable to the obligatory insurances, and (without limiting the obligation contained in Clause 13.6(c)) ensure that the obligatory insurances are not made subject to any exclusions or qualifications to which the Security Trustee has not given its prior approval;

(b)	the Borrower shall not make any changes relating to the classification or Classification Society or manager or operator of the Ship unless approved by the underwriters of the obligatory insurances;

(c)
the Borrower shall make (and promptly supply copies to the Agent of) all quarterly or other voyage declarations which may be required by the protection and indemnity risks association in which the Ship is entered to maintain cover for trading to the United States of America and Exclusive Economic Zone (as defined in the United States Oil Pollution Act 1990 or any other applicable legislation); and

(d)
the Borrower shall not employ the Ship, nor allow it to be employed, otherwise than in conformity with the terms and conditions of the obligatory insurances, without first obtaining the consent of the insurers and complying with any requirements (as to extra premium or otherwise) which the insurers specify.

13.12	Alteration to terms of insurances. The Borrower shall neither make or agree to any alteration to the terms of any obligatory insurance nor waive any right relating to any obligatory insurance.

13.13
Settlement of claims. The Borrower shall not settle, compromise or abandon any claim under any obligatory insurance for Total Loss or for a Major Casualty, and shall do all things necessary and provide all documents, evidence and information to enable the Security Trustee to collect or recover any moneys which at any time become payable in respect of the obligatory insurances.

13.14
Provision of copies of communications. Upon specific request of the Security Trustee the Borrower shall provide the Security Trustee, at the time of each such communication, copies of all written communications between the Borrower and:

(a)	the approved brokers;

(b)	the approved protection and indemnity and/or war risks associations;

(c)	the approved insurance companies and/or underwriters, which relate directly or indirectly to:

(i)	the Borrower’s obligations relating to the obligatory insurances including, without limitation, all requisite declarations and payments of additional premiums or calls; and

(ii)
any credit arrangements made between the Borrower and any of the persons referred to in paragraphs (a) or (b) relating wholly or partly to the effecting or maintenance of the obligatory insurances; and

(d)	any parties involved in case of a claim under any of insurances relating to the Ship.

13.15
Provision of information. In addition, the Borrower shall promptly provide (and in no event less than 15 days prior to the Drawdown Date) the Security Trustee (or any persons which it may designate) with any information which the Security Trustee (or any such designated person) requests for the purpose of:

(a)	obtaining or preparing any report from an independent marine insurance broker as to the adequacy of the obligatory insurances effected or proposed to be effected; and/or

(b)	effecting, maintaining or renewing any such insurances as are referred to in Clause 13.16 or dealing with or considering any matters relating to any such insurances;
and the Borrower shall, forthwith upon demand, indemnify the Security Trustee in respect of all fees and other expenses incurred by or for the account of the Security Trustee in connection with any such report as is referred to in paragraph (a).

13.16
Mortgagee’s interest, additional perils and political risk insurances. The Security Trustee shall be entitled to effect, maintain and renew (i) mortgagee’s interest marine insurance, (ii) mortgagee’s interest additional perils insurance and/or (iii) mortgagee’s political risks / rights insurance in such amounts (up to 120% of the Loan), on such terms, through such insurers and generally in such manner as the Security Trustee may from time to time consider appropriate and the Borrower shall upon demand fully indemnify the Security Trustee in respect of all premiums and other expenses which are incurred in connection with or with a view to effecting, maintaining or renewing any such insurance or dealing with, or considering, any matter arising out of any such insurance.

13.17
Review of insurance requirements. The Security Trustee may and, on instruction of the Lenders, shall review, at the expense of the Borrower, the requirements of this Clause 13 from time to time in order to take account of any changes in circumstances after the date of this Agreement which are, in the opinion of the Agent or the Lenders significant and capable of affecting the Borrower or the Ship and its insurance (including, without limitation, changes in the availability or the cost of insurance coverage or the risks to which the Borrower may be subject.)

13.18
Modification of insurance requirements. The Security Trustee shall notify the Borrower of any proposed modification under Clause 13.17 to the requirements of this Clause 13 which the Security Trustee may or, on instruction of the Lenders, shall reasonably consider appropriate in the circumstances and such modification shall take effect on and from the date it is notified in writing to the Borrower as an amendment to this Clause 13 and shall bind the Borrower accordingly.

13	SHIP COVENANTS

14.1
General. From the Drawdown Date until the Total Commitments have terminated and all amounts payable hereunder have been paid in full, the Borrower undertakes with each Creditor Party to comply or cause compliance with the following provisions of this Clause 14 except as the Agent, with the consent of the Lenders, may approve from time to time in writing, such approval not to be unreasonably withheld.

14.2	Ship’s name and registration. The Borrower shall:

(a)	keep the Ship registered in its name under the law of the Approved Flag on which it was registered when the Advance was made;

(b)	not do, omit to do or allow to be done anything as a result of which such registration might be cancelled or imperiled; and

(c)	not change the name or port of registry of the Ship on which it was registered or documented when it became subject to the Mortgage.

14.3	Repair and classification. The Borrower shall keep the Ship in a good and safe condition and state of repair:

(a)	consistent with first‑class ship ownership and management practice;

(b)	so as to maintain the highest class for the Ship with the Classification Society, free of overdue recommendations and conditions; and

(c)
so as to comply with all laws and regulations applicable to vessels registered under the law of the Approved Flag on which the Ship is registered or to vessels trading to any jurisdiction to which the Ship may trade from time to time, including but not limited to the ISM Code and the ISPS Code, and the Borrower shall notify the Creditor Parties of the class and the Classification Society of the Ship not less than 15 days prior to the Drawdown Date.

14.4
Classification Society instructions and undertaking. The Borrower shall instruct the Classification Society referred to in Clause 14.3(b) and procure that the Classification Society undertakes with the Security Trustee:

(a)
to send to the Security Trustee, following receipt of a written request from the Security Trustee, certified true copies of all original class records held by the Classification Society in relation to the Ship;

(b)
to allow the Security Trustee (or its agents), at any time and from time to time, to inspect the original class and related records of the Borrower and the Ship either (i) electronically (through the Classification Society directly or by way of indirect access via the Borrower’s account manager and designating the Security Trustee as a user or administrator of the system under its account) or (ii) in person at the offices of the Classification Society, and to take copies of them electronically or otherwise;

(c)
to notify the Security Trustee immediately by Email to Jan-Willem Schellingerhout (Jan-Willem.Schellingerhout@nibc.com) and Anneke van der Spek (Anneke.van.der.Spek@nibc.com) if the Classification Society:

(i)	receives notification from the Borrower or any other person that the Ship’s Classification Society is to be changed;

(ii)	imposes a condition of class or issues a class recommendation in respect of the Ship; or

(iii)
becomes aware of any facts or matters which may result in or have resulted in a change, suspension, discontinuance, withdrawal or expiry of the Ship’s class under the rules or terms and conditions of the Borrower’s or the Ship’s membership of the Classification Society;

(d)	following receipt of a written request from the Security Trustee:

(i)
to confirm that the Borrower is not in default of any of its contractual obligations or liabilities to the Classification Society and, without limiting the foregoing, that it has paid in full all fees or other charges due and payable to the Classification Society; or

(ii)
if the Borrower is in default of any of its contractual obligations or liabilities to the Classification Society, to specify to the Security Trustee in reasonable detail the facts and circumstances of such default, the consequences of such default, and any remedy period agreed or allowed by the Classification Society.

14.5
Modification. The Borrower shall not make any modification or repairs to, or replacement of, the equipment installed on the Ship which would or is reasonably likely to materially alter the structure, type or performance characteristics of the Ship or materially reduce its value.

14.6
Removal of parts. The Borrower shall not remove any material part of the Ship, or any item of equipment installed on, the Ship unless the part or item so removed is forthwith replaced by a suitable part or item which is in the same condition as or better condition than the part or item removed, is free from any Security Interest or any right in favor of any person other than the Security Trustee and becomes on installation on the Ship, the property of the Borrower and subject to the security constituted by the Mortgage, provided that the Borrower may install and remove equipment owned by a third party if the equipment can be removed without any risk of damage to the Ship.

14.7
Surveys. The Borrower, at its sole expense, shall submit the Ship regularly to all periodical or other surveys which may be required for classification purposes and, if so required by the Security Trustee, provide the Security Trustee, at the Borrower’s sole expense, with copies of all survey reports.

14.8
Inspection. Unless an Event of Default has occurred and is continuing, not more than once per year, the Borrower shall permit the Security Trustee (by surveyors or other persons appointed by it for that purpose at the cost of the Borrower) to board the Ship at all reasonable times to inspect its condition or to satisfy themselves about proposed or executed repairs and shall afford all proper facilities for such inspections. The Security Trustee shall use reasonable efforts to ensure that the operation of the Ship is not adversely affected as a result of such inspections.

14.9	Prevention of and release from arrest. The Borrower shall promptly discharge or contest in good faith with appropriate proceedings:

(a)	all liabilities which give or may give rise to maritime or possessory liens on or claims enforceable against the Ship, the Earnings or the Insurances other than Permitted Security Interests;

(b)	all taxes, dues and other amounts charged in respect of the Ship, the Earnings or the Insurances; and

(c)	all other accounts payable whatsoever in respect of the Ship, the Earnings or the Insurances,

and, forthwith (and in no event more than 30 days) upon receiving notice of the arrest of the Ship, or of its detention in exercise or purported exercise of any lien or claim, the Borrower shall procure its release by providing bail or otherwise as the circumstances may require.

14.10	Compliance with laws etc. The Borrower shall, and shall cause any Security Party and any Approved Manager to:

(a)	comply, or procure compliance with, all laws or regulations:

(i)	relating to its business generally; or

(ii)	relating to the ownership, employment, operation and management of the Ship, including but not limited to the ISM Code, the ISPS Code, all Environmental Laws and all Sanctions;

(b)
without prejudice to the generality of paragraph (a) above, not employ the Ship nor allow its employment in any manner contrary to any laws or regulations, including but not limited to the ISM Code, the ISPS Code, all Environmental Laws and all Sanctions, and shall not permit the ship to be employed by or for the benefit of a Restricted Person or in any country or territory that at such time is the subject of Sanctions;

(c)
ensure that neither the Borrower nor any Security Party nor any Approved Manager is or shall be a person with which the Lenders are prohibited from dealing or otherwise engaging in any transaction pursuant to Sanctions; and

(d)
in the event of hostilities in any part of the world (whether war is declared or not), not cause or permit the Ship to enter or trade to any zone which is declared a war zone by any government or by the Ship’s war risks insurers unless prior written notification has been provided to the Security Trustee and the Borrower has (at its expense) effected any special, additional or modified insurance cover which the Ship’s war risks insurers may require.

14.11	Provision of information. The Borrower shall promptly provide the Security Trustee with any information which it requests regarding:

(a)	the Ship, its employment, position and engagements;

(b)	the Earnings and payments and amounts due to the Ship’s master and crew;

(c)	any expenses incurred, or likely to be incurred, in connection with the operation, maintenance or repair of the Ship and any payments made in respect of the Ship;

(d)	any towages and salvages;

(e)	the Borrower’s, the Approved Manager’s and the Ship’s compliance with the ISM Code and the ISPS Code; and

(f)	statements of the Earnings Account,
and, upon the Security Trustee’s request, provide copies of any current Charter relating to the Ship and copies of the Borrower’s or the Approved Manager’s Document of Compliance.

14.12	Notification of certain events. The Borrower shall immediately notify the Security Trustee by fax or Email, confirmed forthwith by letter, of:

(a)	any casualty which is or is likely to be or to become a Major Casualty;

(b)	any occurrence as a result of which the Ship has become or is, by the passing of time or otherwise, likely to become a Total Loss;

(c)	any requirement or condition made by any insurer or classification society or by any competent authority which is not immediately complied with;

(d)	any arrest or detention of the Ship, any exercise or purported exercise of any Security Interest on the Ship or the Earnings or any requisition of the Ship for hire;

(e)	any intended dry docking of the Ship;

(f)	any Environmental Claim made against the Borrower or in connection with the Ship, or any Environmental Incident;

(g)	any claim for breach of the ISM Code or the ISPS Code being made against the Borrower, the Approved Manager or otherwise in connection with the Ship; or

(h)	any other matter, event or incident, actual or threatened, the effect of which will or could lead to the ISM Code or the ISPS Code not being complied with;
and the Borrower shall keep the Security Trustee advised in writing on a regular basis and in such detail as the Security Trustee shall require of the Borrower’s, the Approved Manager’s or any other person’s response to any of those events or matters.

14.13	Restrictions on chartering, appointment of managers etc. The Borrower shall not:

(a)	let the Ship on demise charter for any period;

(b)
enter into any time or consecutive voyage charter in respect of the Ship for a term which exceeds, or which by virtue of any optional extensions may exceed, 13 months (except pursuant to the Time Charter);

(c)	enter into any charter in relation to the Ship under which more than two (2) months’ hire (or the equivalent) is payable in advance;

(d)	charter the Ship otherwise than on bona fide arm’s length terms at the time when the Ship is fixed;

(e)	appoint a manager of the Ship other than the Approved Manager or agree to any alteration to the terms of the Approved Management Agreement;

(f)	de‑activate or lay up the Ship;

(g)	change the Classification Society;

(h)	put the Ship into the possession of any person for the purpose of work being done upon it in an amount exceeding or likely to exceed $1,500,000 (or the equivalent in any other currency) without the prior written consent of the Security Trustee, unless that person has first given to the Security Trustee and in terms satisfactory to it a written undertaking not to exercise any Security Interest on the Ship or the Earnings for the cost of such work or for any other reason; or

(i)	permit the Ship to carry nuclear waste or material.

14.14	Copies of Charters; charter assignment. Provided that all approvals necessary under Clause 14.13 have been previously obtained, the Borrower shall:

(a)
furnish promptly to the Agent a true and complete copy of any Charter for the Ship, all other documents related thereto and a true and complete copy of each material amendment or other modification thereof; and

(b)
in respect of any such Charter, execute and deliver to the Agent an assignment of charter in Agreed Form and use reasonable commercial efforts to cause the charterer to execute and deliver to the Security Trustee a consent and acknowledgement to such assignment of charter in the form required thereby.

14.15
Notice of Mortgage. The Borrower shall keep the Mortgage registered against the Ship as a valid first preferred mortgage, carry on board the Ship a certified copy of the Mortgage and place and maintain in a conspicuous place in the navigation room and the Master’s cabin of the Ship a framed printed notice stating that the Ship is mortgaged by the Borrower to the Security Trustee.

14.16	Sharing of Earnings. The Borrower shall not enter into any agreement or arrangement for the sharing of any Earnings other than the Time Charter.

14.17	ISPS Code. The Borrower shall comply with the ISPS Code and in particular, without limitation, shall:

(a)	procure that the Ship and the company responsible for the Ship’s compliance with the ISPS Code comply with the ISPS Code; and

(b)	maintain for the Ship an ISSC; and

(c)	notify the Agent immediately in writing of any actual or threatened withdrawal, suspension, cancellation or modification of the ISSC.

14.18
Green Passport. The Borrower shall procure that the shipyard has obtained a Green Passport, or equivalent document acceptable to the Agent, in respect of the Ship which shall be maintained throughout the Security Period.

14.19
Green scrapping. The Borrower shall, and shall procure that the Guarantor shall, develop and implement a policy within 12 months after the Effective Date that provides that, subject to a cost feasibility analysis, any scrapping of the Ship shall be carried out (during a period under which the ship is (ultimately) owned by Guarantor) in compliance with (i) the International Maritime Organization's convention for the Safe and Environmentally Sound Recycling of ships and (ii) the guidelines to be issued by the International Maritime Organization in connection with such convention.

14	COLLATERAL MAINTENANCE RATIO

15.1
General. From the Drawdown Date until the Total Commitments have terminated and all amounts payable hereunder have been paid in full, the Borrower undertakes with each Creditor Party to comply with the following provisions of this Clause 15 except as the Agent, with the consent of the Lenders, may approve from time to time in writing, such approval not to be unreasonably withheld.

15.2	Collateral Maintenance Ratio. If, at any time, the Agent notifies the Borrower that:

(a)	the Fair Market Value of the Ship; plus

(b)	the net realizable value of any additional Collateral previously provided under this Clause 15, is below the Relevant Percentage of the Loan (such ratio being the “Collateral Maintenance Ratio”), the Agent (acting upon the instruction of the Lenders) shall have the right to require the Borrower to comply with the requirements of Clause 15.4.
For purposes of this Clause 15.2, “Relevant Percentage” means:

(i)	with respect to the Tranche A Loan:

(A)	during the period commencing on the Drawdown Date and ending on the date falling on the second anniversary thereof, 125%;

(B)	during the period commencing on the date falling on the second anniversary of the Drawdown Date and ending on the date falling 18 months after such date, 130%; and

(C)	at all times thereafter, 135%;

(ii)	with respect to the Tranche B Loan:

(A)	during the period commencing on the Drawdown Date and ending on the date falling on the second anniversary thereof, 100%;

(B)	during the period commencing on the date falling after the second anniversary of the Drawdown Date and ending on the date falling 18 months after such date, 110%; and

(C)	at all times thereafter, 115%.

15.3
Provision of additional security; prepayment. If the Agent serves a notice on the Borrower under Clause 15.3, the Borrower shall prepay such part (at least) of the Loan as will eliminate the shortfall on or before the date falling one (1) month after the date on which the Agent’s notice is served under Clause 15.3 (the “Prepayment Date”) unless at least three (3) Business Days before the Prepayment Date it has provided, or ensured that a third party has provided, additional Collateral which, in the opinion of the Lenders, has a net realizable value at least equal to the shortfall and which has been documented in such terms as the Agent may, with the authorization of the Lenders, approve or require.

15.4
Value of additional vessel security. The net realizable value of any additional Collateral which is provided under Clause 15.4 and which consists of a Security Interest over a vessel shall be that shown by a valuation complying with the definition of Fair Market Value.

15.5
Valuations binding. Any valuation under Clause 15.4 or 15.5 shall be binding and conclusive as regards the Borrower, as shall be any valuation which the Lenders make of any additional security which does not consist of or include a Security Interest.

15.6
Provision of information. The Borrower shall promptly provide the Agent and any Approved Broker or other expert acting under Clause 15.5 with any information which the Agent or the Approved Broker or other expert may request for the purposes of the valuation; and, if the Borrower fails to provide the information by the date specified in the request, the valuation may be made on any basis and assumptions which the Approved Broker or the Lenders (or the expert appointed by them) consider prudent.

15.7
Payment of valuation expenses. Without prejudice to the generality of the Borrower’s obligations under Clauses 21.2, 21.3 and 22.3, the Borrower shall, on demand, pay the Agent the amount of the fees and expenses of any Approved Broker or other expert instructed by the Agent under this Clause 15 and all legal and other expenses incurred by any Creditor Party in connection with any matter arising out of this Clause 15.

15.8	Application of prepayment. Clause 8 shall not apply in relation to any prepayment pursuant to Clause 15.3.

15	INTENTIONALLY OMITTED

16	PAYMENTS AND CALCULATIONS

17.1
Currency and method of payments. All payments to be made by the Lenders or by the Security Parties under a Finance Document shall be made to the Agent or to the Security Trustee, in the case of an amount payable to it:

(a)	by not later than 11:00 a.m. (New York City time) on the due date;

(b)
in same day Dollar funds settled through the New York Clearing House Interbank Payments System (or in such other Dollar funds and/or settled in such other manner as the Agent shall specify as being customary at the time for the settlement of international transactions of the type contemplated by this Agreement);

(c)
in the case of an amount payable by a Lender to the Agent or by another Security Party to the Agent or any Lender, to the account of the Agent at The Bank of New York, New York, SWIFT ID No. IRVTUS3N, for the account of NIBC Bank N.V. All Branches (SWIFT ID No. DNIBNL2G, Account No. 8900647140, Reference: BULK NORDIC SIX LTD.), or to such other account with such other bank as the Agent may from time to time notify to the Borrower, the other Security Parties and the other Creditor Parties; and

(d)	in the case of an amount payable to the Security Trustee, to such account as it may from time to time notify to the Borrower and the other Creditor Parties.

17.2	Payment on non-Business Day. If any payment by a Security Party under a Finance Document would otherwise fall due on a day which is not a Business Day:

(a)	the due date shall be extended to the next succeeding Business Day; or

(b)	if the next succeeding Business Day falls in the next calendar month, the due date shall be brought forward to the immediately preceding Business Day;
and interest shall be payable during any extension under paragraph (a) at the rate payable on the original due date.

17.3
Basis for calculation of periodic payments. All interest and commitment fee and any other payments under any Finance Document which are of an annual or periodic nature shall accrue from day to day and shall be calculated on the basis of the actual number of days elapsed and a 360 day year.

17.4	Distribution of payments to Creditor Parties. Subject to Clauses 17.5, 17.6 and 17.7:

(a)
any amount received by the Agent under a Finance Document for distribution or remittance to a Lender or the Security Trustee shall be made available by the Agent to that Lender or, as the case may be, the Security Trustee by payment, with funds having the same value as the funds received, to such account as the Lender or the Security Trustee may have notified to the Agent not less than five (5) Business Days previously; and

(b)
amounts to be applied in satisfying amounts of a particular category which are due to the Lenders generally shall be distributed by the Agent to each Lender pro rata to the amount in that category which is due to it.

17.5
Permitted deductions by Agent. Notwithstanding any other provision of this Agreement or any other Finance Document, the Agent may, before making an amount available to a Lender, deduct and withhold from that amount any sum which is then due and payable to the Agent from that Lender under any Finance Document or any sum which the Agent is then entitled under any Finance Document to require that Lender to pay on demand.

17.6
Agent only obliged to pay when monies received. Notwithstanding any other provision of this Agreement or any other Finance Document, the Agent shall not be obliged to make available to the Borrower or any Lender any sum which the Agent is expecting to receive for remittance or distribution to the Borrower or that Lender until the Agent has satisfied itself that it has received that sum.

17.7
Refund to Agent of monies not received. If and to the extent that the Agent makes available a sum to the Borrower or a Lender, without first having received that sum, the Borrower or (as the case may be) the Lender concerned shall, on demand:

(a)	refund the sum in full to the Agent; and

(b)
pay to the Agent the amount (as certified by the Agent) which will indemnify the Agent against any funding or other loss, liability or expense incurred by the Agent as a result of making the sum available before receiving it.

17.8
Agent may assume receipt. Clause 17.7 shall not affect any claim which the Agent has under the law of restitution, and applies irrespective of whether the Agent had any form of notice that it had not received the sum which it made available.

17.9
Creditor Party accounts. Each Creditor Party shall maintain accounts showing the amounts owing to it by the Borrower and each other Security Party under the Finance Documents and all payments in respect of those amounts made by the Borrower and any other Security Party.

17.10
Agent’s memorandum account. The Agent shall maintain a memorandum account showing the amounts advanced by the Lenders and all other sums owing to the Agent, the Security Trustee and each Lender from the Borrower and each other Security Party under the Finance Documents and all payments in respect of those amounts made by the Borrower and any other Security Party.

17.11
Accounts prima facie evidence. If any accounts maintained under Clauses 17.9 and 17.10 show an amount to be owing by the Borrower or any other Security Party to a Creditor Party, those accounts shall be prima facie evidence that that amount is owing to that Creditor Party.

17	APPLICATION OF RECEIPTS

18.1
Normal order of application. Except as any Finance Document may otherwise provide, any sums which are received or recovered by any Creditor Party under or by virtue of any Finance Document shall be applied:

(a)	FIRST: in or towards satisfaction of any amounts then due and payable under the Finance Documents in the following order and proportions:

(i)
first, in or towards satisfaction pro rata of all amounts then due and payable to the Creditor Parties under the Finance Documents other than those amounts referred to at paragraphs (ii) and (iii) (including, but without limitation, all amounts payable by the Borrower under Clauses 21, 22 and 23 of this Agreement or by the Borrower or any other Security Party under any corresponding or similar provision in any other Finance Document);

(ii)	second, in or towards satisfaction pro rata of any and all amounts of interest or default interest payable to the Creditor Parties under the Finance Documents; and

(iii)	third, in or towards satisfaction pro rata of the Loan;

(b)
SECOND: in retention of an amount equal to any amount not then due and payable under any Finance Document but which the Agent, by notice to the Borrower, the other Security Parties and the other Creditor Parties, states in its opinion will or may become due and payable in the future and, upon those amounts becoming due and payable, in or towards satisfaction of them in accordance with the provisions of Clause 18.1(a), provided that the Agent shall not retain any such amounts in excess of 180 days; and

(c)	THIRD: provided that no Event of Default has occurred and is continuing, any surplus shall be paid to the Borrower or to any other person appearing to be entitled to it.

18.2	Variation of order of application. The Agent may, with the authorization of the Lenders, by notice to the Borrower, the other Security Parties and the other Creditor Parties provide for a different manner of application from that set out in Clause 18.1 either as regards a specified sum or sums or as regards sums in a specified category or categories.

18.3
Notice of variation of order of application. The Agent may give notices under Clause 18.2 from time to time; and such a notice may be stated to apply not only to sums which may be received or recovered in the future, but also to any sum which has been received or recovered on or after the third Business Day before the date on which the notice is served.

18.4
Appropriation rights overridden. This Clause 18 and any notice which the Agent gives under Clause 18.2 shall override any right of appropriation possessed, and any appropriation made, by the Borrower or any other Security Party.

18.5	Payments in excess of Contribution.

(a)
If any Lender shall obtain any payment (whether voluntary, involuntary, through the exercise of any right of set-off, counterclaim or otherwise) in excess of its Contribution, such Lender shall forthwith purchase from the other Lenders such participation in their respective Contributions as shall be necessary to share the excess payment ratably with each of them, provided that if all or any portion of such excess payment is thereafter recovered from such purchasing Lender, such purchase from each Lender shall be rescinded and such Lender shall repay to the purchasing Lender the purchase price to the extent of such recovery together with an amount equal to such Lender’s ratable share (according to the proportion of (a) the amount of such Lender’s required repayment to (b) the total amount so recovered from the purchasing Lender) of any interest or other amount paid or payable by the purchasing Lender in respect of the total amount so recovered.

(b)
The Borrower agrees that any Lender so purchasing a participation from another Lender pursuant to this Clause 18.5 may, to the fullest extent permitted by law, exercise all of its rights of payment (including the right of set-off) with respect to such participation as fully as if such Lender were the direct creditor of the Borrower in the amount of such participation.

(c)
Notwithstanding paragraphs (a) and (b) of this Clause 18.5, any Lender which shall have commenced or joined (as a plaintiff) in an action or proceeding in any court to recover sums due to it under any Finance Document and pursuant to a judgment obtained therein or a settlement or compromise of that action or proceeding shall have received any amount, such Lender shall not be required to share any proportion of that amount with a Lender which has the legal right to, but does not, join such action or proceeding or commence and diligently prosecute a separate action or proceeding to enforce its rights in the same or another court.

(d)
Each Lender exercising or contemplating exercising any rights giving rise to a receipt or receiving any payment of the type referred to in this Clause 18.5 or instituting legal proceedings to recover sums owing to it under this Agreement shall, as soon as reasonably practicable thereafter, give notice thereof to the Agent who shall give notice to the other Lenders.

18	APPLICATION OF EARNINGS

19.1
General. From the Drawdown Date until the Total Commitments have terminated and all amounts payable hereunder have been paid in full, the Borrower undertakes with each Creditor Party to comply or cause compliance with the following provisions of this Clause 19 except as the Agent, with the consent of the Lenders, may approve from time to time in writing, such approval not to be unreasonably withheld.

19.2	Payment of Earnings.

(a)
The Borrower undertakes with each Creditor Party to ensure that, subject only to the provisions of the Time Charter Assignment or the Earnings Assignment, all Earnings of the Ship are paid to the Earnings Account.

(b)
The Borrower shall procure and deliver to the Agent an account statement showing the balance retained in the Earnings Account for inclusion with each Compliance Certificate required to be delivered under Clause 11.1(g)(iv).

19.3
Use of Earnings in Earnings Account. Provided that no Event of Default has occurred and is continuing and that the minimum balances required by Clause 12.2 are maintained as required, the Borrower shall be entitled to withdraw the Earnings from the Earnings Account to pay for the operation of the Ship and to pay the repayment installments specified in Clause 8.1 and the interest payable under Clause 5.2.

19.4
Retention Account. Upon the occurrence and during the continuance of an Event of Default, the Borrower shall transfer to the Retention Account out of the Earnings received in the Earnings Account during the preceding month:

(a)	one-third of the amount of the repayment installment falling due under Clause 8 on the next Repayment Date; and

(b)	the relevant fraction of the aggregate amount of interest on the Loan which is payable on the next due date for payment of interest under this Agreement.
On each Repayment Date occurring during the continuance of any such Event of Default, the Agent shall apply the funds in the Retention Account to the repayment installment falling due under Clause 8 on such Repayment Date.

19.5
Pledge of rights in and to the Retention Account. As security for the Secured Liabilities and the performance and observance of and compliance with the covenants, terms and conditions contained in the Finance Documents and any Master Agreement made between the Borrower and the Swap Bank, the Borrower hereby pledges and grants to the Security Trustee, for the benefit of the Lenders and the Swap Bank, a continuing, first priority security interest in and to all of the Borrower’s right, title and interest in and to the following property, whether now owned or existing or hereafter from time to time acquired or coming into existence (collectively, the “Retention Account Collateral”):

(a)
all funds held in or credited to the Retention Account and allocated to the Borrower by the Account Holder by means of a virtual account designated as “Bulk Nordic Six Ltd. - Retention Account”, all rights to renew or withdraw the same from the Retention Account, and all certificates and instruments, if any, from time to time representing or evidencing such funds;

(b)
any interest, dividends, cash, instruments and other property from time to time received, receivable or otherwise distributed in respect of or in exchange for any or all of the then existing Retention Account Collateral; and

(c)	all proceeds of any and all of the Retention Account Collateral.

The Borrower agrees that at any time and from time to time, at the expense of the Borrower, the Borrower will promptly execute and deliver all further instruments and documents, and take all further action, that may be necessary or desirable, or that the Security Trustee may reasonably request in writing, in order to perfect and protect any Security Interest granted or purported to be granted hereby or to enable the Security Trustee to exercise and enforce its rights and remedies hereunder with respect to any Retention Account Collateral.
The Borrower agrees that it will not (a) sell, assign (by operation of law or otherwise), or otherwise dispose of, or grant any option with respect to, any of the Retention Account Collateral, or (b) create or permit to exist any Security Interest in the Retention Account Collateral except the Security Interest created by this Agreement or as otherwise contemplated by this Agreement.

19.6	Location of Earnings Account and Retention Account. The Borrower shall promptly:

(a)
comply, or cause the compliance, with any requirement of the Agent as to the location or re‑location of each of the Earnings Account and the Retention Account, and without limiting the foregoing, the Borrower agrees to segregate, or cause the segregation of, each of the Earnings Account and the Retention Account from the banking platform on which their other accounts are located or designated; and

(b)
execute, or cause the execution of, any documents which the Agent specifies to create or maintain in favor of the Security Trustee a Security Interest over (and/or rights of set-off, consolidation or other rights in relation to) each of the Earnings Account and the Retention Account.

19.7
Debits for expenses etc. Upon the occurrence and during the continuance of an Event of Default, the Agent shall be entitled (but not obliged) from time to time to debit the Earnings Account and/or the Retention Account without prior notice in order to discharge any amount due and payable under Clause 21 or 22 to a Creditor Party or payment of which any Creditor Party has become entitled to demand under Clause 21 or 22.

19.8	Borrower’s obligations unaffected. The provisions of this Clause 19 do not affect:

(a)	the liability of the Borrower to make payments of principal and interest on the due dates; or

(b)	any other liability or obligation of the Borrower or any other Security Party under any Finance Document.

19	EVENTS OF DEFAULT

20.1	Events of Default. An Event of Default occurs if:

(a)
the Borrower or any other Security Party fails to pay when due any sum payable under a Finance Document to which it is a party or, only in the case of sums payable on demand, within three (3) Business Days after the date when first demanded; or

(b)	any breach occurs of any of Clauses 8.8, 9.2, 10.22, 11.1(b), 11.1(c), 11.1(d), 11.1(g), 11.1(k), 11.1(s), 11.1(t), 11.1(y), 11.2, 12.2 or12.3; or

(c)	any breach by the Borrower or any other Security Party occurs of any provision of a Finance Document (other than a breach covered by paragraphs (a), (b), (d), (e) or (n) of this Clause 20.1)

which is capable of remedy, and such default continues unremedied 15 days after written notice from the Agent requesting action to remedy the same; or

(d)
(subject to any applicable grace period specified in a Finance Document) any breach by the Borrower or any other Security Party occurs of any provision of a Finance Document (other than a breach falling within paragraphs (a), (b), (c) or (e) of this Clause 20.1); or

(e)
any representation, warranty or statement made or repeated by, or by an officer or director or other authorized person of, the Borrower or any other Security Party in a Finance Document or in a Drawdown Notice or any other notice or document relating to a Finance Document is untrue or misleading in any material respect when it is made or repeated; or

(f)	an event of default, or an event or circumstance which, with the giving of any notice, the lapse of time or both would constitute an event of default, has occurred on the part of:

(i)
the Borrower or Nordic Bulk Ventures Holding under any contract or agreement (other than the Finance Documents) to which such person is a party, and, in respect of any payment default, the value of which is or exceeds $250,000 and such event of default has not been cured within any applicable grace period; or

(ii)
the Guarantor under any contract or agreement (other than the Finance Documents) to which the Guarantor is a party, and, in respect of any payment default, the value of which is or exceeds $5,000,000 and such event of default has not been cured within any applicable grace period;

For the avoidance of doubt, any event of default other than a payment default shall not be subject to the thresholds set forth herein;

(g)	the Borrower or any of its respective directors or officers becomes a Restricted Person;

(h)
a Security Party shall generally not pay its debts as such debts become due, or shall admit in writing its inability to pay its debts generally, or shall make a general assignment for the benefit of creditors; or

(i)
any proceeding shall be instituted by or against a Security Party seeking to adjudicate it a bankrupt or insolvent, or seeking liquidation, winding up, reorganization, arrangement, adjustment, protection, relief, or composition of it or its debts under any law relating to bankruptcy, insolvency or reorganization or relief of debtors, or seeking the entry of an order for relief or the appointment of a receiver, trustee, custodian or other similar official for it or for any substantial part of its property, and solely in the case of an involuntary proceeding:

(i)	such proceeding shall remain undismissed or unstayed for a period of 60 days; or

(ii)
any of the actions sought in such involuntary proceeding (including, without limitation, the entry of an order for relief against, or the appointment of a receiver, trustee, custodian or other similar official for, it or for any substantial part of its property) shall occur; or

(j)
more than 25% of the undertakings, assets, rights or revenues of, or shares or other ownership interest in, a Security Party are seized, nationalized, expropriated or compulsorily acquired by or under authority of any government; or

(k)
a creditor attaches or takes possession of, or a distress, execution, sequestration or process (each an “action”) is levied or enforced upon or sued out against, more than 25% of the undertakings, assets, rights or revenues (the “assets”) of a Security Party in relation to a claim by such creditor which, in the reasonable opinion of the Lenders, is likely to materially and adversely affect the ability of such Security Party to perform all or any of its obligations under or otherwise to comply with the terms of any Finance Document to which it is a party and such person does not procure that such action is lifted, released or expunged within 14 Business Days of such action being (i) instituted and (ii) notified to such Security Party; or

(l)
any judgment or order for the payment of money individually or in the aggregate in excess of $1,000,000 (exclusive of any amounts fully covered by insurance (less any applicable deductible) and as to which the insurer has acknowledged its responsibility to cover such judgment or order) shall be rendered against a Security Party and such judgment shall not have been vacated or discharged or stayed or bonded pending appeal within 30 days after the entry thereof or enforcement proceedings shall have been commenced by any creditor upon such judgment or order; or

(m)
a Security Party ceases or suspends or threatens to cease or suspend the carrying on of its business, or a part of its business which, in the reasonable opinion of the Lenders, is material in the context of this Agreement, except in the case of a sale or a proposed sale of the Ship by the Borrower; or

(n)
the Ship becomes a Total Loss or suffers a Major Casualty and (i) in the case of a Total Loss, insurance proceeds are not collected or received by the Security Trustee from the underwriters within 120 days of the Total Loss Date; or (ii) in the case of a Major Casualty, the Ship has not been otherwise repaired in a reasonably timely and proper manner under the prevailing circumstances; or

(o)	it becomes unlawful in any Pertinent Jurisdiction or impossible:

(i)	for any Security Party to discharge any liability under a Finance Document or to comply with any other obligation which the Lenders consider material under a Finance Document;

(ii)	for the Agent, the Security Trustee, the Arranger, the Swap Bank or the Lenders to exercise or enforce any right under, or to enforce any Security Interest created by, a Finance Document; or

(p)
any consent necessary to enable the Borrower to own, operate or charter the Ship or to enable the Borrower or any other Security Party to comply with any material provision of a Finance Document is not granted, expires without being renewed, is revoked or becomes liable to revocation or any condition of such a consent is not fulfilled; or

(q)
any material provision of a Finance Document proves to have been or becomes invalid or unenforceable, or a Security Interest created by a Finance Document proves to have been or becomes invalid or unenforceable or such a Security Interest proves to have ranked after, or loses its priority to, another Security Interest or any other third party claim or interest; or

(r)	the security constituted by a Finance Document is in any way imperiled or in jeopardy; or

(s)
there occurs the cancellation or termination of the Time Charter, unless such contract of employment is replaced with a substitute contract of employment with the consent of the Lenders (such consent not to be unreasonably withheld); or

(t)
there occurs or develops a change in the financial position, business or prospects of the Borrower, Nordic Bulk Ventures Holding or the Guarantor which, in the reasonable opinion of the Lenders, has a material adverse effect on such person’s ability to discharge its liabilities under the Finance Documents as they fall due; or

(u)
the results of any survey or inspection of the Ship pursuant to Clause 14.7 or 14.8 are deemed unsatisfactory by the Lenders in their reasonable discretion after giving due consideration to the type and age of the Ship and whether such results materially adversely affect the Ship’s Fair Market Value or safe operation, unless such survey or inspection is revised to the reasonable satisfaction of the Lenders within 60 days of the date that a copy of the original inspection is delivered by the Borrower to the Agent; or

(v)	a Ship is off charter for a continuous period of 30 days at any time, or for an aggregate of 60 days in any 12 month period; or

(w)	a Change of Control shall have occurred; or

(x)
there is political instability in the Ship’s flag state or the Borrower’s place of incorporation which, in the reasonable opinion of the Lenders, has a material adverse effect on the ability of the Borrower to perform its obligations under the Finance Documents to which it is a party and the Borrower shall not transfer registration of its Ship to a flag state which is reasonably acceptable to the Lenders within 60 days.

20.2	Actions following an Event of Default. On, or at any time after and during the continuance of, the occurrence of an Event of Default:

(a)	the Agent may, and if so instructed by the Lenders, the Agent shall:

(i)	serve on the Borrower a notice stating that the Commitments and all other obligations of each Lender to the Borrower under this Agreement are cancelled; and/or

(ii)
serve on the Borrower a notice stating that the Loan, together with accrued interest and all other amounts accrued or owing under this Agreement, are immediately due and payable or are due and payable on demand, provided that in the case of an Event of Default under either of Clauses 20.1(h) or (i), the Loan and all accrued interest and other amounts accrued or owing hereunder shall be deemed immediately due and payable without notice or demand therefor; and/or

(iii)
take any other action which, as a result of the Event of Default or any notice served under paragraph (i) or (ii), the Agent and/or the Lenders are entitled to take under any Finance Document or any applicable law; and/or

(b)
the Security Trustee may, and if so instructed by the Agent, acting with the authorization of the Lenders, the Security Trustee shall, take any action which, as a result of the Event of Default or any notice served under paragraph (a) (i) or (ii), the Security Trustee, the Agent and/or the Lenders are entitled to take under any Finance Document or any applicable law to enforce the Security Interests created by this Agreement and any other Finance Document in any manner available to it and in such sequence as the Security Trustee may, in its absolute discretion, determine.

20.3	Termination of Commitments. On the service of a notice under Clause 20.2(a)(i), the Commitments and all other obligations of each Lender to the Borrower under this Agreement shall be cancelled.

20.4
Acceleration of Loan. On the service of a notice under Clause 20.2(a)(ii), all or, as the case may be, the part of the Loan specified in the notice, together with accrued interest and all other amounts accrued or owing from the Borrower or any other Security Party under this Agreement and every other Finance Document shall become immediately due and payable or, as the case may be, payable on demand.

20.5
Multiple notices; action without notice. The Agent may serve notices under Clauses 20.2(a)(i) and (ii) simultaneously or on different dates and it and/or the Security Trustee may take any action referred to in Clause 20.2 if no such notice is served or simultaneously with or at any time after the service of both or either of such notices.

20.6
Notification of Creditor Parties and Security Parties. The Agent shall send to each Lender and the Security Trustee a copy of the text of any notice which the Agent serves on the Borrower under Clause 20.2. Such notice shall become effective when it is served on the Borrower, and no failure or delay by the Agent to send a copy or the text of the notice to any other person shall invalidate the notice or provide the Borrower or any Security Party with any form of claim or defense.

20.7
Creditor Party rights unimpaired. Nothing in this Clause shall be taken to impair or restrict the exercise of any right given to individual Lenders under a Finance Document or the general law; and, in particular, this Clause is without prejudice to Clause 3.2.

20.8	Exclusion of Creditor Party liability. No Creditor Party, and no receiver or manager appointed by the Security Trustee, shall have any liability to any Security Party:

(a)
for any loss caused by an exercise of rights under, or enforcement of a Security Interest created by, a Finance Document or by any failure or delay to exercise such a right or to enforce such a Security Interest; or

(b)
as mortgagee in possession or otherwise, for any income or principal amount which might have been produced by or realized from any asset comprised in such a Security Interest or for any reduction (however caused) in the value of such an asset, provided that nothing in this Clause 20.8 shall exempt a Creditor Party or a receiver or manager from liability for losses shown to have been directly and mainly caused by the gross negligence or the willful misconduct of such Creditor Party’s own officers and employees or ( as the case may be) such receiver’s or manager’s own partners or employees.

20	FEES AND EXPENSES

21.1	Commitment fee. The Borrower shall pay to the Agent, for the account of each Lender, a commitment fee equal to:

(a)	with respect to the Tranche A Loan, 1.10% of the undrawn amount of such tranche for the Availability Period, commencing on the day after the Effective Date; and

(b)	with respect to the Tranche B Loan, 2.40% of the undrawn amount of such tranche for the Availability Period, commencing on the day after the Effective Date.

(c)
The accrued commitment fee is payable quarterly in arrears during the Availability Period, on the last day of the Availability Period, on the Drawdown Date and, if cancelled, on the cancelled amount of the relevant Lender’s Commitment at the time the cancellation is effective.

21.2	Upfront fee. The Borrower shall pay to the Agent an upfront fee equal to 1.10% of the Commitment, payable on the earlier of (i) the Drawdown Date or (ii) [five days after date of this Agreement].

21.3
Costs of negotiation, preparation etc. The Borrower shall pay to the Agent on its demand the amount of all expenses incurred by the Agent or the Security Trustee in connection with the negotiation, preparation, execution or registration of any Finance Document or any related document or with any transaction contemplated by a Finance Document or a related document, including, without limitation, the reasonable fees and disbursements of a Creditor Party’s legal counsel and any local counsel retained by them.

21.4
Costs of variations, amendments, enforcement etc. The Borrower shall pay to the Agent, on the Agent’s demand, the amount of all expenses incurred by the Agent or the Security Trustee, as the case may be, in connection with:

(a)	any amendment or supplement to a Finance Document, or any proposal for such an amendment to be made;

(b)	any consent or waiver by the Lenders, the Lenders or the Creditor Party concerned under or in connection with a Finance Document, or any request for such a consent or waiver;

(c)	the valuation of any Collateral or any other matter relating to such Collateral; or

(d)	any step taken by the Security Trustee or a Lender with a view to the protection, exercise or enforcement of any right or Security Interest created by a Finance Document or for any similar purpose.
There shall be recoverable under paragraph (d) the full amount of all legal expenses, whether or not such as would be allowed under rules of court or any taxation or other procedure carried out under such rules.

21.5
Documentary taxes. The Borrower shall promptly pay any tax payable on or by reference to any Finance Document, and shall, on the Agent’s demand, fully indemnify each Creditor Party against any claims, expenses, liabilities and losses resulting from any failure or delay by the Borrower to pay such a tax.

21.6
Certification of amounts. A notice which is signed by an officer of a Creditor Party, which states that a specified amount, or aggregate amount, is due to that Creditor Party under this Clause 21 and which indicates (without necessarily specifying a detailed breakdown) the matters in respect of which the amount, or aggregate amount, is due shall be prima facie evidence that the amount, or aggregate amount, is due.

21	INDEMNITIES

22.1
Indemnities regarding borrowing and repayment of Loan. The Borrower shall fully indemnify the Agent and each Lender on the Agent’s demand and the Security Trustee on its demand in respect of all claims, expenses, liabilities and losses which are made or brought against or incurred by that

Creditor Party, or which that Creditor Party reasonably and with due diligence estimates that it will incur, as a result of or in connection with:

(a)	the Advance not being borrowed on the date specified in the Drawdown Notice for any reason other than a default by the Lender claiming the indemnity;

(b)	the receipt or recovery of all or any part of the Loan or an overdue sum otherwise than on the last day of an Interest Period or other relevant period;

(c)
any failure (for whatever reason) by the Borrower or any other Security Party to make payment of any amount due under a Finance Document on the due date or, if so payable, on demand (after giving credit for any default interest paid by the Borrower on the amount concerned under Clause 7); or

(d)	the occurrence of an Event of Default or a Potential Event of Default and/or the acceleration of repayment of the Loan under Clause 20.
It is understood that the indemnities provided in this Clause 22.1 shall not apply to any claim cost or expense which is a tax levied by a taxing authority on the indemnified party (which taxes are subject to indemnity solely as provided in Clause 23 below) but shall apply to any other costs associated with any tax which is not a Non-indemnified Tax.

22.2	Breakage costs. Without limiting its generality, Clause 22.1 covers any claim, expense, liability or loss, including a loss of a prospective profit, incurred by a Lender:

(a)
in liquidating or employing deposits from third parties acquired or arranged to fund or maintain all or any part of its Contribution and/or any overdue amount (or an aggregate amount which includes its Contribution or any overdue amount); and

(b)
in terminating, or otherwise in connection with, any interest and/or currency swap or any other transaction entered into (whether with another legal entity or with another office or department of the Lender concerned) to hedge any exposure arising under this Agreement or that part which the Lender concerned determines is fairly attributable to this Agreement of the amount of the liabilities, expenses or losses (including losses of prospective profits) incurred by it in terminating, or otherwise in connection with, a number of transactions of which this Agreement is one.

22.3
Miscellaneous indemnities. The Borrower shall fully indemnify each Creditor Party severally on their respective demands in respect of all claims, expenses, liabilities and losses which may be made or brought against or incurred by a Creditor Party, in any country, as a result of or in connection with:

(a)
any action taken, or omitted or neglected to be taken, under or in connection with any Finance Document by the Agent, the Security Trustee or any other Creditor Party or by any receiver appointed under a Finance Document; or

(b)	any other Pertinent Matter,
other than claims, expenses, liabilities and losses which are shown to have been directly and mainly caused by the dishonesty or willful misconduct or gross negligence of the officers or employees of the Creditor Party concerned.

Without prejudice to its generality, this Clause 22.3 covers any claims, expenses, liabilities and losses which arise, or are asserted, under or in connection with any law relating to safety at sea, the ISM Code, the ISPS Code, any Environmental Law or any business conducted directly or indirectly by a Security Party with any Restricted Person.

22.4
Currency indemnity. If any sum due from the Borrower or any other Security Party to a Creditor Party under a Finance Document or under any order or judgment relating to a Finance Document has to be converted from the currency in which the Finance Document provided for the sum to be paid (the “Contractual Currency”) into another currency (the “Payment Currency”) for the purpose of:

(a)	making or lodging any claim or proof against the Borrower or any other Security Party, whether in its liquidation, any arrangement involving it or otherwise; or

(b)	obtaining an order or judgment from any court or other tribunal; or

(c)	enforcing any such order or judgment,
the Borrower shall indemnify the Creditor Party concerned against the loss arising when the amount of the payment actually received by that Creditor Party is converted at the available rate of exchange into the Contractual Currency.
In this Clause 22.4, the “available rate of exchange” means the rate at which the Creditor Party concerned is able at the opening of business (London time) on the Business Day after it receives the sum concerned to purchase the Contractual Currency with the Payment Currency.
This Clause 22.4 creates a separate liability of the Borrower which is distinct from its other liabilities under the Finance Documents and which shall not be merged in any judgment or order relating to those other liabilities.

22.5	Intentionally omitted.

22.6
Certification of amounts. A notice which is signed by an officer of a Creditor Party, which states that a specified amount, or aggregate amount, is due to that Creditor Party under this Clause 22 and which indicates (without necessarily specifying a detailed breakdown) the matters in respect of which the amount, or aggregate amount, is due shall be prima facie evidence that the amount, or aggregate amount, is due.

22.7
Sums deemed due to a Lender. For the purposes of this Clause 22, a sum payable by the Borrower to the Agent or the Security Trustee for distribution to a Lender shall be treated as a sum due to that Lender.

22	NO SET-OFF OR TAX DEDUCTION; TAX INDEMNITY

23.1	No deductions. All amounts due from a Security Party under a Finance Document shall be paid:

(a)	without any form of set‑off, cross-claim or condition; and

(b)	free and clear of any tax deduction except a tax deduction which such Security Party is required by law to make.

23.2	Grossing-up for taxes. If a Security Party is required by law to make a tax deduction from any payment:

(a)	such Security Party shall notify the Agent as soon as it becomes aware of the requirement;

(b)	such Security Party shall pay the tax deducted to the appropriate taxation authority promptly, and in any event before any fine or penalty arises; and

(c)
except if the deduction is for collection or payment of a Non-indemnified Tax of a Creditor Party, the amount due in respect of the payment shall be increased by the amount necessary to ensure that each Creditor Party receives and retains (free from any liability relating to the tax deduction) a net amount which, after the tax deduction, is equal to the full amount which it would otherwise have received.

23.3
Evidence of payment of taxes. Within one (1) month after making any tax deduction, the relevant Security Party shall deliver to the Agent documentary evidence satisfactory to the Agent that the tax had been paid to the appropriate taxation authority.

23.4
Tax credits. A Creditor Party which receives for its own account a repayment or credit in respect of tax on account of which the Borrower has made an increased payment under Clause 23.2 shall pay to the Borrower a sum equal to the proportion of the repayment or credit which that Creditor Party allocates to the amount due from the Borrower in respect of which the Borrower made the increased payment, provided that:

(a)	the Creditor Party shall not be obliged to allocate to this transaction any part of a tax repayment or credit which is referable to a class or number of transactions;

(b)
nothing in this Clause 23.4 shall oblige a Creditor Party to arrange its tax affairs in any particular manner, to claim any type of relief, credit, allowance or deduction instead of, or in priority to, another or to make any such claim within any particular time;

(c)
nothing in this Clause 23.4 shall oblige a Creditor Party to make a payment which would leave it in a worse position than it would have been in if the Borrower had not been required to make a tax deduction from a payment; and

(d)	any allocation or determination made by a Creditor Party under or in connection with this Clause 23.4 shall be conclusive and binding on the Borrower and the other Creditor Parties.

23.5
Indemnity for taxes. The Borrower hereby indemnifies and agrees to hold each Creditor Party harmless from and against all taxes other than Non-indemnified Taxes levied on such Creditor Party (including, without limitation, taxes imposed on any amounts payable under this Clause 23.5) paid or payable by such person, whether or not such taxes or other taxes were correctly or legally asserted. Such indemnification shall be paid within 10 days from the date on which such Creditor Party makes written demand therefore specifying in reasonable detail the nature and amount of such taxes or other taxes.

23.6	FATCA information.

(a)	Subject to paragraph (c) below, each Party shall, within ten (10) Business Days of a reasonable request by another Party:

(i)	confirm to that other party whether it is a FATCA Exempt Party or is not a FATCA Exempt Party;

(ii)
supply to that other Party such forms, documentation and other information relating to its status under FATCA as that other Party reasonably requests for the purposes of that other Party’s compliance with FATCA; and

(iii)
supply to that other Party such forms, documentation and other information relating to its status as that other Party reasonably requests for the purposes of that other Party's compliance with any other law, regulation, or exchange of information regime.

(b)
If a Party confirms to any other Party pursuant to paragraph (a)(i) above that it is a FATCA Exempt Party and it subsequently becomes aware that it is not, or has ceased to be a FATCA Exempt Party, that Party shall notify that other Party reasonably promptly.

(c)
Paragraph (a) above shall not oblige any Creditor Party to do anything, and paragraph (a)(iii) above shall not oblige any other Party to do anything, which would or might in its reasonable opinion constitute a breach of:

(i)	any law or regulation;

(ii)	any fiduciary duty; or

(iii)	any duty of confidentiality.

(d)
If a Party fails to confirm whether or not it is a FATCA Exempt Party or to supply forms, documentation or other information requested in accordance with paragraph (a)(i) or (ii) above (including, for the avoidance of doubt, where paragraph (c) above applies), then such Party shall be treated for the purposes of the Finance Documents (and payments under them) as if it is not a FATCA Exempt Party until such time as the Party in question provides the requested confirmation, forms, documentation or other information.

(e)
If a Borrower is a US Tax Obligor or the Agent reasonably believes that its obligations under FATCA or any other applicable law or regulation require it, each Lender shall, within ten Business Days of:

(i)	where the Borrower is a US Tax Obligor and the relevant Lender is a Lender as of the Effective Date, the Effective Date;

(ii)	where the Borrower is a US Tax Obligor on the date of transfer of a Loan and the relevant Lender is a Transferee Lender, the relevant transfer date; or

(iii)	the date of a request from the Agent,
supply to the Agent:

(A)	a withholding certificate on Form W-8, Form W-9 or any other relevant form; or

(B)	any withholding statement or other document, authorisation or waiver as the Agent may require to certify or establish the status of such Lender under FATCA or that other law or regulation.

(a)	The Agent shall provide any withholding certificate, withholding statement, document, authorisation or waiver it receives from a Lender pursuant to paragraph (e) above to the Borrower.

(b)
If any withholding certificate, withholding statement, document, authorisation or waiver provided to the Agent by a Lender pursuant to paragraph (e) above is or becomes materially inaccurate or incomplete, that Lender shall promptly update it and provide such updated withholding certificate, withholding statement, document, authorisation or waiver to the Agent unless it is unlawful for the Lender to do so (in which case the Lender shall promptly notify the Agent). The Agent shall provide any such updated withholding certificate, withholding statement, document, authorisation or waiver to the Borrower.

(c)
The Agent may rely on any withholding certificate, withholding statement, document, authorisation or waiver it receives from a Lender pursuant to paragraph (e) or (g) above without further verification. The Agent shall not be liable for any action taken by it under or in connection with paragraph (e), (f) or (g) above.

23.7	FATCA withholding.

(a)
Each Party may make any FATCA Deduction it is required to make by FATCA, and any payment required in connection with that FATCA Deduction, and no Party shall be required to increase any payment in respect of which it makes such a FATCA Deduction or otherwise compensate the recipient of the payment for that FATCA Deduction.

(b)
Each Party shall promptly, upon becoming aware that it must make a FATCA Deduction (or that there is any change in the rate or the basis of such FATCA Deduction), notify the Party to whom it is making the payment and, in addition, shall notify the Borrower and the Agent and the Agent shall notify the other Creditor Parties.

23	ILLEGALITY, ETC

24.1
Illegality. If it becomes unlawful in any applicable jurisdiction for a Lender (the “Notifying Lender”) to perform any of its obligations as contemplated by this Agreement or to fund or maintain its participation in any Advance:

(a)	the Notifying Lender shall promptly notify the Agent upon becoming aware of that event;

(b)	upon the Agent notifying the Borrower and the other Creditor Parties, the Commitment of the Notifying Lender will be immediately cancelled; and

(c)
the Borrower shall repay the Notifying Lender’s participation in the Advance on the last day of the Interest Period for the Advance occurring after the Agent has notified the Borrower or, if earlier, the date specified by the Notifying Lender in the notice delivered to the Agent (being no earlier than the last day of any applicable grace period permitted by law).

24.2
Mitigation. If circumstances arise which would result in a notification under Clause 24.1 then, without in any way limiting the obligations of the Borrower under Clause 24.1, the Notifying Lender shall use reasonable commercial efforts to transfer its obligations, liabilities and rights under this Agreement and the Finance Documents to another office or financial institution not affected by the circumstances but the Notifying Lender shall not be under any obligation to take any such action if, in its opinion, to do would or might:

(a)	have an adverse effect on its business, operations or financial condition; or

(b)	involve it in any activity which is unlawful or prohibited or any activity that is contrary to, or inconsistent with, any regulation; or

(c)	involve it in any expense (unless indemnified to its satisfaction) or tax disadvantage.

24	INCREASED COSTS

25.1	Increased costs. This Clause 25 applies if a Lender (the “Notifying Lender”) notifies the Agent that the Notifying Lender considers that as a result of:

(a)
the introduction or alteration after the date of this Agreement of a law or an alteration after the date of this Agreement in the manner in which a law is interpreted or applied (disregarding any effect which relates to the application to payments under this Agreement of a Non-indemnified Tax); or

(b)
complying with any regulation (including any which relates to capital adequacy or liquidity controls or which affects the manner in which the Notifying Lender allocates capital resources to its obligations under this Agreement) which is introduced, or altered, or the interpretation or application of which is altered, after the date of this Agreement, the Notifying Lender (or a parent company of it) has incurred or will incur an “increased cost”.
Notwithstanding anything herein to the contrary, the Dodd-Frank Wall Street Reform and Consumer Protection Act, and all requests, rules, guidelines and directives promulgated thereunder, are deemed to have been introduced or adopted after the date hereof, regardless of the date enacted or adopted.

25.2	Meaning of “increased costs”. In this Clause 25, “increased costs” means, in relation to a Notifying Lender:

(a)
an additional or increased cost incurred as a result of, or in connection with, the Notifying Lender having entered into, or being a party to, this Agreement or having taken an assignment of rights under this Agreement, of funding or maintaining its Commitment or Contribution or performing its obligations under this Agreement, or of having outstanding all or any part of its Contribution or other unpaid sums;

(b)	a reduction in the amount of any payment to the Notifying Lender under this Agreement or in the effective return which such a payment represents to the Notifying Lender or on its capital;

(c)
an additional or increased cost of funding all or maintaining all or any of the advances comprised in a class of advances formed by or including the Notifying Lender’s Contribution or (as the case may require) the proportion of that cost attributable to the Contribution; or

(d)	a liability to make a payment, or a return foregone, which is calculated by reference to any amounts received or receivable by the Notifying Lender under this Agreement;

(e)
but not an item attributable to a change in the rate of tax on the overall net income of the Notifying Lender (or a parent company of it) or an item covered by the indemnity for tax in Clause 23 or an item arising directly out of the implementation or application of or compliance with Basel III or any other law or regulation which implements Basel III (whether such implementation, application or compliance is by a government, regulator, Creditor Party or any of its affiliates).
For the purposes of this Clause 25.2 the Notifying Lender may in good faith allocate or spread costs and/or losses among its assets and liabilities (or any class of its assets and liabilities) on such basis as it considers appropriate.

25.3
Notification to Borrower of claim for increased costs. The Agent shall promptly notify the Borrower and the other Security Parties of the notice which the Agent received from the Notifying Lender under Clause 25.1.

25.4
Payment of increased costs. The Borrower shall pay to the Agent, on the Agent’s demand, for the account of the Notifying Lender the amounts which the Agent from time to time notifies the Borrower that the Notifying Lender has specified to be necessary to compensate the Notifying Lender for the increased cost.

25.5
Notice of prepayment. If the Borrower is not willing to continue to compensate the Notifying Lender for the increased cost under Clause 25.4, the Borrower may give the Agent not less than 14 days’ notice of its intention to prepay the Notifying Lender’s Contribution at the end of an Interest Period.

25.6	Prepayment; termination of Commitment. A notice under Clause 25.5 shall be irrevocable; the Agent shall promptly notify the Notifying Lender of the Borrower’s notice of intended prepayment; and:

(a)	on the date on which the Agent serves that notice, the Commitment of the Notifying Lender shall be cancelled; and

(b)
on the date specified in its notice of intended prepayment, the Borrower shall prepay (without premium or penalty but subject to any applicable prepayment fee under Clause 8.9(c)) the Notifying Lender’s Contribution, together with accrued interest thereon at the applicable rate plus the Margin.

25.7	Application of prepayment. Clause 8 shall apply in relation to the prepayment.

25	SET‑OFF

26.1	Application of credit balances. Upon the occurrence and during the continuance of an Event of Default, each Creditor Party may, with notice to the Borrower:

(a)
apply any balance (whether or not then due) which at any time stands to the credit of any account in the name of the Borrower at any office in any country of that Creditor Party in or towards satisfaction of any sum then due from the Borrower to that Creditor Party under any of the Finance Documents; and

(b)	for that purpose:

(i)	break, or alter the maturity of, all or any part of a deposit of the Borrower;

(ii)	convert or translate all or any part of a deposit or other credit balance into Dollars; and

(iii)	enter into any other transaction or make any entry with regard to the credit balance which the Creditor Party concerned considers appropriate.

26.2
Existing rights unaffected. No Creditor Party shall be obliged to exercise any of its rights under Clause 26.1; and those rights shall be without prejudice and in addition to any right of set‑off, combination of accounts, charge, lien or other right or remedy to which a Creditor Party is entitled (whether under the general law or any document).

26.3
Sums deemed due to a Lender. For the purposes of this Clause 26, a sum payable by the Borrower to the Agent or the Security Trustee for distribution to, or for the account of, a Lender shall be treated as a sum due to that Lender; and each Lender’s proportion of a sum so payable for distribution to, or for the account of, the Lenders shall be treated as a sum due to such Lender.

26.4	No Security Interest. This Clause 26 gives the Creditor Parties a contractual right of set-off only, and does not create any Security Interest over any credit balance of the Borrower.

26	TRANSFERS AND CHANGES IN LENDING OFFICES

27.1
Transfer by Borrower. The Borrower may not, without the consent of the Agent, given on the instructions of all the Lenders, transfer any of its rights, liabilities or obligations under any Finance Document.

27.2
Transfer by a Lender. Subject to Clause 27.4, a Lender (the “Transferor Lender”) may at any time, without consulting with, or obtaining the consent of the Borrower, Nordic Bulk Ventures Holding or the Guarantor, assign any of its rights or transfer any of its rights and obligations to another bank or financial institution or to a trust, fund or other entity which is regularly engaged in or established for the purpose of making, purchasing or investing in loans, securities or other financial assets, which is advised by, or the assets of which are managed or serviced by a Lender (the “Transferee Lender”) by delivering to the Agent a completed certificate in the form set out in Schedule 5 with any modifications approved or required by the Agent (a “Transfer Certificate”) executed by the Transferor Lender and the Transferee Lender.

Notwithstanding the foregoing, any rights and obligations of the Transferor Lender in its capacity as Agent or Security Trustee shall be determined in accordance with Clause 31.

27.3
Transfer Certificate, delivery and notification. As soon as reasonably practicable after a Transfer Certificate is delivered to the Agent, it shall (unless it has reason to believe that the Transfer Certificate may be defective):

(a)	sign the Transfer Certificate on behalf of itself, the Borrower, the other Security Parties, the Security Trustee and each of the other Lenders;

(b)	on behalf of the Transferee Lender, send to the Borrower and each other Security Party letters or faxes notifying them of the Transfer Certificate and attaching a copy of it;

(c)	send to the Transferee Lender copies of the letters or faxes sent under paragraph (b), but the Agent shall only be obliged to execute a Transfer Certificate delivered to it by the Transferor Lender and the Transferee Lender once it is satisfied it has complied with all necessary “know your customer” or other similar checks under all applicable laws and regulations to the transfer to that Transferee Lender.

27.4
Effective Date of Transfer Certificate. A Transfer Certificate becomes effective on the date, if any, specified in the Transfer Certificate as its effective date, provided that it is signed by the Agent under Clause 27.3 on or before that date.

27.5
No transfer without Transfer Certificate. Except as provided in Clause 27.17, no assignment or transfer of any right or obligation of a Lender under any Finance Document is binding on, or effective in relation to, the Borrower, any other Security Party, the Agent or the Security Trustee unless it is effected, evidenced or perfected by a Transfer Certificate.

27.6
Lender re-organization; waiver of Transfer Certificate. If a Lender enters into any merger, de-merger or other reorganization as a result of which all its rights or obligations vest in a successor, the Agent may, if it sees fit, by notice to the successor and the Borrower and the Security Trustee waive the need for the execution and delivery of a Transfer Certificate and, upon service of the Agent’s notice, the successor shall become a Lender with the same Commitment and Contribution as were held by the predecessor Lender.

27.7	Effect of Transfer Certificate. The effect of a Transfer Certificate is as follows:

(a)
to the extent specified in the Transfer Certificate, all rights and interests (present, future or contingent) which the Transferor Lender has under or by virtue of the Finance Documents are assigned to the Transferee Lender absolutely, free of any defects in the Transferor Lender’s title and of any rights or equities which the Borrower or any other Security Party had against the Transferor Lender;

(b)	the Transferor Lender’s Commitment is discharged to the extent specified in the Transfer Certificate;

(c)	the Transferee Lender becomes a Lender with the Contribution previously held by the Transferor Lender and a Commitment of an amount specified in the Transfer Certificate;

(d)
the Transferee Lender becomes bound by all the provisions of the Finance Documents which are applicable to the Lenders generally, including those about pro‑rata sharing and the exclusion of liability on the part of, and the indemnification of, the Agent and the Security Trustee and, to the extent that the Transferee Lender becomes bound by those provisions (other than those relating to exclusion of liability), the Transferor Lender ceases to be bound by them;

(e)
any part of the Loan which the Transferee Lender advances after the Transfer Certificate’s effective date ranks in point of priority and security in the same way as it would have ranked had it been advanced by the transferor, assuming that any defects in the transferor’s title and any rights or equities of the Borrower or any other Security Party against the Transferor Lender had not existed;

(f)
the Transferee Lender becomes entitled to all the rights under the Finance Documents which are applicable to the Lenders generally, including but not limited to those relating to the Lenders and those under Clause 5.7 and Clause 21, and to the extent that the Transferee Lender becomes entitled to such rights, the Transferor Lender ceases to be entitled to them; and

(g)
in respect of any breach of a warranty, undertaking, condition or other provision of a Finance Document or any misrepresentation made in or in connection with a Finance Document, the Transferee Lender shall be entitled to recover damages by reference to the loss incurred by it as a result of the breach or misrepresentation, irrespective of whether the original Lender would have incurred a loss of that kind or amount.
The rights and equities of the Borrower or any other Security Party referred to above include, but are not limited to, any right of set off and any other kind of cross‑claim.

27.8
Maintenance of register of Lenders. During the Security Period the Agent shall maintain a register in which it shall record the name, Commitment, Contribution and administrative details (including the lending office) from time to time of each Lender holding a Transfer Certificate and the effective date (in accordance with Clause 27.4) of the Transfer Certificate; and the Agent shall make the register available for inspection by any Lender, the Security Trustee and the Borrower during normal banking hours, subject to receiving at least three (3) Business Days’ prior notice.

27.9
Reliance on register of Lenders. The entries on that register shall, in the absence of manifest error, be conclusive in determining the identities of the Lenders and the amounts of their Commitments and Contributions and the effective dates of Transfer Certificates and may be relied upon by the Agent and the other parties to the Finance Documents for all purposes relating to the Finance Documents.

27.10	Authorization of Agent to sign Transfer Certificates. The Borrower, the Security Trustee and each Lender irrevocably authorizes the Agent to sign Transfer Certificates on its behalf.

27.11
Registration fee. In respect of any Transfer Certificate, the Agent shall be entitled to recover a registration fee of $5,000 from the Transferor Lender or (at the Agent’s option) the Transferee Lender.

27.12
Sub-participation; subrogation assignment. A Lender may sub‑participate all or any part of its rights and/or obligations under or in connection with the Finance Documents without the consent of, or any notice to, the Borrower, any other Security Party, the Agent or the Security Trustee; and the Lenders may assign, in any manner and terms agreed by the Lenders, the Agent and the Security Trustee, all or any part of those rights to an insurer or surety who has become subrogated to them.

27.13
Disclosure of information. The Borrower irrevocably authorizes each Creditor Party to give, divulge and reveal from time to time information and details relating to their accounts, the Ship, the Finance Documents, the Loan or the Commitments to:

(a)	any private, public or internationally recognized authorities that are entitled to and have requested to obtain such information;

(b)	the Creditor Parties’ respective head offices, branches and affiliates and professional advisors;

(c)	any other parties to the Finance Documents;

(d)	a rating agency or their professional advisors;

(e)	any person with whom such Creditor Party proposes to enter (or considers entering) into contractual relations in relation to the Loan and/or its Commitment or Contribution; and

(f)
any other person regarding the funding, re-financing, transfer, assignment, sale, sub-participation or operational arrangement or other transaction in relation to the Loan, its Contribution or its Commitment, including without limitation, for purposes in connection with a securitization or any enforcement, preservation, assignment, transfer, sale or sub-participation of any of such Creditor Parties’ rights and obligations;
provided that such Creditor Party has taken commercially reasonable efforts to ensure that any person to whom such Creditor Party passes any information in accordance with the terms of this Clause 27.13 undertakes to maintain the confidentiality of such information so as to protect any material non-public information of the Security Parties.

27.14	Change of lending office. A Lender may change its lending office by giving notice to the Agent and the change shall become effective on the later of:

(a)	the date on which the Agent receives the notice; and

(b)	the date, if any, specified in the notice as the date on which the change will come into effect.

27.15
Notification. On receiving such a notice, the Agent shall notify the Borrower and the Security Trustee; and, until the Agent receives such a notice, it shall be entitled to assume that a Lender is acting through the lending office of which the Agent last had notice.

27.16
Replacement of Reference Bank. If any Reference Bank ceases to be a Lender or is unable on a continuing basis to supply quotations for the purposes of Clauses 5.7 to 5.12 then, unless the Borrower, the Agent and the Lenders otherwise agree, the Agent, acting on the instructions of the Lenders, and after consulting the Borrower, shall appoint another bank (whether or not a Lender) to be a replacement Reference Bank; and, when that appointment comes into effect, the first‑mentioned Reference Bank’s appointment shall cease to be effective.

27.17
Security over Lenders’ rights. In addition to the other rights provided to Lenders under this Clause 27, each Lender may without consulting with or obtaining consent from the Borrower or any other Security Party, at any time charge, assign or otherwise create a Security Interest in or over (whether by way of collateral or otherwise) all or any of its rights under any Finance Document to secure obligations of that Lender including, without limitation:

(a)	any charge, assignment or other Security Interest to secure obligations to a federal reserve or central bank; and

(b)
in the case of any Lender which is a fund, any charge, assignment or other Security Interest granted to any holders (or trustee or representatives of holders) of obligations owed, or securities issued, by that Lender as security for those obligations or securities;

except that no such charge, assignment or Security Interest shall:

(i)
release a Lender from any of its obligations under the Finance Documents or substitute the beneficiary of the relevant charge, assignment or Security Interest for the Lender as a party to any of the Finance Documents; or

(ii)
require any payments to be made by the Borrower or any other Security Party or grant to any person any more extensive rights than those required to be made or granted to the relevant Lender under the Finance Documents.

27	VARIATIONS AND WAIVERS

28.1
Variations, waivers etc. by Lenders. Subject to Clause 28.2, a document shall be effective to vary, waive, suspend or limit any provision of a Finance Document, or any Creditor Party’s rights or remedies under such a provision or the general law, only if the document is signed, or specifically agreed to by fax, by the Borrower, by the Agent on behalf of the Lenders, by the Agent and the Security Trustee in their own rights, and, if the document relates to a Finance Document to which a Security Party is party, by that Security Party.

28.2
Variations, waivers etc. requiring agreement of all Lenders. As regards the following, Clause 28.1 applies as if the words “by the Agent on behalf of the Lenders” were replaced by the words “by or on behalf of every Lender”:

(a)	a reduction in the Margin;

(b)	a postponement to the date for, or a reduction in the amount of, any payment of principal, interest, fees or other sum payable under this Agreement or the Note;

(c)	an increase in any Lender’s Commitment;

(d)	a change to the definition of “Lenders”, “Sanctions”, “Sanctions Authority” or “Sanctions List”;

(e)	a change to Clause 3, Clause 10.22, Clause 11.1(s) or this Clause 28;

(f)	any release of, or material variation to, a Security Interest, guarantee, indemnity or subordination arrangement set out in a Finance Document; and

(g)	any other change or matter as regards which this Agreement or another Finance Document expressly provides that each Lender’s consent is required.

28.3
Variations, waivers etc. relating to the Servicing Banks. An amendment or waiver that relates to the rights or obligations of the Agent or the Security Trustee under Clause 31 may not be effected without the consent of the Agent or the Security Trustee.

28.4
Exclusion of other or implied variations. Except for a document which satisfies the requirements of Clauses 28.1, 28.2 or 28.3, no document, and no act, course of conduct, failure or neglect to act, delay or acquiescence on the part of the Creditor Parties or any of them (or any person acting on behalf of any of them) shall result in the Creditor Parties or any of them (or any person acting on behalf of any of them) being taken to have varied, waived, suspended or limited, or being precluded (permanently or temporarily) from enforcing, relying on or exercising:

(a)	a provision of this Agreement or another Finance Document; or

(b)	an Event of Default; or

(c)	a breach by the Borrower or another Security Party of an obligation under a Finance Document or the general law; or

(d)	any right or remedy conferred by any Finance Document or by the general law,

and there shall not be implied into any Finance Document any term or condition requiring any such provision to be enforced, or such right or remedy to be exercised, within a certain or reasonable time.

28	NOTICES

29.1
General. Unless otherwise specifically provided, any notice under or in connection with any Finance Document shall be given by letter, electronic mail (“Email”) or fax and references in the Finance Documents to written notices, notices in writing and notices signed by particular persons shall be construed accordingly.

29.2	Addresses for communications. A notice by letter, Email or fax shall be sent:

(a)	to the Borrower: Bulk Nordic Six Ltd.
Par la Ville Place
14 Par la Ville Road
Hamilton HM08
Bermuda

Attention: Ms. Deborah Davis
Facsimile: +441 292 1373
Email: ddavis@consolidated.bm

With a copy to:

Phoenix Bulk Carriers (US) LLC as agents
109 Long Wharf
Newport, Rhode Island 02840

Attention: Mr. Tony Laura
Facsimile: +401-846-1520
Email: alaura@pangaeals.com

(b)	to a Lender: At the address below its name in Schedule 1 or (as the case may require) in the relevant Transfer Certificate.

(c)	to the Arranger NIBC Bank N.V.
Carnegieplein 4
2517 KJ
The Hague
The Netherlands

Attention: Jan-Willem Schellingerhout
Email: Jan-Willem.Schellingerhout@nibc.com
Facsimile: +31 (0)70 365 1071

With a copy to:
Anneke van der Spek
Email: Anneke.van.der.Spek@nibc.com
Facsimile: +31 (0)70 365 1071

(d)	to the SwapBank: NIBC Bank N.V.
Carnegieplein 4
2517 KJ
The Hague
The Netherlands

Attention: Jan-Willem Schellingerhout
Email: Jan-Willem.Schellingerhout@nibc.com
Facsimile: +31 (0)70 365 1071

With a copy to:
Anneke van der Spek
Email: Anneke.van.der.Spek@nibc.com
Facsimile: +31 (0)70 365 1071

(e)	to the Agent: NIBC Bank N.V.
Carnegieplein 4
2517 KJ
The Hague
The Netherlands

Attention: Jan-Willem Schellingerhout
Email: Jan-Willem.Schellingerhout@nibc.com
Facsimile: +31 (0)70 365 1071

With a copy to:
Anneke van der Spek
Email: Anneke.van.der.Spek@nibc.com
Facsimile: +31 (0)70 365 1071

(f)	to the Security Trustee: NIBC Bank N.V.
Carnegieplein 4
2517 KJ
The Hague
The Netherlands

Attention: Jan-Willem Schellingerhout
Email: Jan-Willem.Schellingerhout@nibc.com

Facsimile: +31 (0)70 365 1071

With a copy to:
Anneke van der Spek
Email: Anneke.van.der.Spek@nibc.com
Facsimile: +31 (0)70 365 1071

or to such other address as the relevant party may notify the Agent or, if the relevant party is the Agent or the Security Trustee, the Borrower, the Lenders, the Arranger, the SwapBank and the Security Parties.

29.3	Effective date of notices. Subject to Clauses 29.4 and 29.5:

(a)	a notice which is delivered personally or posted shall be deemed to be served, and shall take effect, at the time when it is delivered;

(b)	a notice which is sent by Email shall be deemed to be served, and shall take effect, at the time when it is actually received in readable form; and

(c)	a notice which is sent by fax shall be deemed to be served, and shall take effect, two (2) hours after its transmission is completed.

29.4	Service outside business hours. However, if under Clause 29.3 a notice would be deemed to be served:

(a)	on a day which is not a business day in the place of receipt; or

(b)	on such a business day, but after 5:00 p.m. local time,
the notice shall (subject to Clause 29.5) be deemed to be served, and shall take effect, at 9:00 a.m. on the next day which is such a business day.

29.5
Illegible notices. Clauses 29.3 and 29.4 do not apply if the recipient of a notice notifies the sender within one (1) hour after the time at which the notice would otherwise be deemed to be served that the notice has been received in a form which is illegible in a material respect.

29.6
Valid notices. A notice under or in connection with a Finance Document shall not be invalid by reason that its contents or the manner of serving it do not comply with the requirements of this Agreement or, where appropriate, any other Finance Document under which it is served if:

(a)	the failure to serve it in accordance with the requirements of this Agreement or other Finance Document, as the case may be, has not caused any party to suffer any significant loss or prejudice; or

(b)	in the case of incorrect and/or incomplete contents, it should have been reasonably clear to the party on which the notice was served what the correct or missing particulars should have been.

29.7
Electronic communication between the Agent and a Lender. Any communication to be made between the Agent and a Lender under or in connection with the Finance Documents may be made by Email or other electronic means, if the Agent and the relevant Lender:

(a)	agree that, unless and until notified to the contrary, this is to be an accepted form of communication;

(b)	notify each other in writing of their Email address and/or any other information required to enable the sending and receipt of information by that means; and

(c)	notify each other of any change to their respective Email addresses or any other such information supplied to them.
Any electronic communication made between the Agent and a Lender will be effective only when actually received in readable form and, in the case of any electronic communication made by a Lender to the Agent, only if it is addressed in such a manner as the Agent shall specify for this purpose.

29.8	English language. Any notice under or in connection with a Finance Document shall be in English.

29.9	Meaning of “notice”. In this Clause 29, “notice” includes any demand, consent, authorization, approval, instruction, waiver or other communication.

29	SUPPLEMENTAL

30.1	Rights cumulative, non-exclusive. The rights and remedies which the Finance Documents give to each Creditor Party are:

(a)	cumulative;

(b)	may be exercised as often as appears expedient; and

(c)	shall not, unless a Finance Document explicitly and specifically states so, be taken to exclude or limit any right or remedy conferred by any law.

30.2
Severability of provisions. If any provision of a Finance Document is or subsequently becomes void, unenforceable or illegal, that shall not affect the validity, enforceability or legality of the other provisions of that Finance Document or of the provisions of any other Finance Document.

30.3	Counterparts. A Finance Document may be executed in any number of counterparts.

30.4
Binding Effect. This Agreement shall become effective on the Effective Date and thereafter shall be binding upon and inure to the benefit of each of the parties hereto and their respective successors and assigns.

30	THE SERVICING BANKS

31.1	Appointment and Granting.

(a)
The Agent. Each of the Lenders, t appoints and authorizes (with a right of revocation) the Agent to act as its agent hereunder and under any of the other Finance Documents with such powers as are specifically delegated to the Agent by the terms of this Agreement and of any of the other Finance Documents, together with such other powers as are reasonably incidental thereto.

(b)	The Security Trustee.

(i)
Authorization of Security Trustee. Each of the Lenders, the Swap Bank and the Agent appoints and authorizes (with a right of revocation) the Security Trustee to act as security trustee hereunder and under the other Finance Documents (other than the Notes) with such powers as are specifically delegated to the Security Trustee by the terms of this Agreement and such other Finance Documents, together with such other powers as are reasonably incidental thereto.

(ii)
Granting Clause. To secure the payment of all sums of money from time to time owing to the Lenders under the Finance Documents, and the performance of the covenants of the Borrower and any other Security Party herein and therein contained, and in consideration of the premises and of the covenants herein contained and of the extensions of credit by the Lenders, the Security Trustee does hereby declare that it will hold as such trustee in trust for the benefit of the Lenders and the Agent, from and after the execution and delivery thereof, all of its right, title and interest as mortgagee in, to and under the Mortgage and its right, title and interest as assignee and secured party under the other Finance Documents (the right, title and interest of the Security Trustee in and to the property, rights and privileges described above, from and after the execution and delivery thereof, and all property hereafter specifically subjected to the Security Interest of the indenture created hereby and by the Finance Documents by any amendment hereto or thereto are herein collectively called the “Estate”); TO HAVE AND TO HOLD the Estate unto the Security Trustee and its successors and assigns forever, BUT IN TRUST, NEVERTHELESS, for the equal and proportionate benefit and security of the Lenders, the Agent and their respective successors and assigns without any priority of any one over any other, UPON THE CONDITION that, unless and until an Event of Default under this Agreement shall have occurred and be continuing, the Borrower shall be permitted, to the exclusion of the Security Trustee, to possess and use the Ship. IT IS HEREBY COVENANTED, DECLARED AND AGREED that all property subject or to become subject hereto is to be held, subject to the further covenants, conditions, uses and trusts hereinafter set forth, and each Security Party, for itself and its respective successors and assigns, hereby covenants and agrees to and with the Security Trustee and its successors in said trust, for the equal and proportionate benefit and security of the Lenders and the Agent as hereinafter set forth.

(iii)
Acceptance of Trusts. The Security Trustee hereby accepts the trusts imposed upon it as Security Trustee by this Agreement, and the Security Trustee covenants and agrees to perform the same as herein expressed and agrees to receive and disburse all monies constituting part of the Estate in accordance with the terms hereof.

31.2
Scope of Duties. Neither the Agent nor the Security Trustee (which terms as used in this sentence and in Clause 31.5 hereof shall include reference to their respective affiliates and their own respective and their respective affiliates’ officers, directors, employees, agents and attorneys-in-fact):

(a)
shall have any duties or responsibilities except those expressly set forth in this Agreement and in any of the Finance Documents, and shall not by reason of this Agreement or any of the Finance Documents be (except, with respect to the Security Trustee, as specifically stated to the contrary in this Agreement) a trustee for a Lender;

(b)
shall be responsible to the Lenders for any recitals, statements, representations or warranties contained in this Agreement or in any of the Finance Documents, or in any certificate or other document referred to or provided for in, or received by any of them under, this Agreement or any of the other Finance Documents, or for the value, validity, effectiveness, genuineness, enforceability or sufficiency of this Agreement or any of the other Finance Documents or any other document referred to or provided for herein or therein or for any failure by a Security Party or any other person to perform any of its obligations hereunder or thereunder or for the location, condition or value of any property covered by any Security Interest under any of the Finance Documents or for the creation, perfection or priority of any such Security Interest;

(c)	shall be required to initiate or conduct any litigation or collection proceedings hereunder or under any of the Finance Documents unless expressly instructed to do so in writing by the Lenders; or

(d)
shall be responsible for any action taken or omitted to be taken by it hereunder or under any of the Finance Documents or under any other document or instrument referred to or provided for herein or therein or in connection herewith or therewith, except for its own gross negligence or willful misconduct. Each of the Security Trustee and the Agent may employ agents and attorneys-in-fact and neither the Security Trustee nor the Agent shall be responsible for the negligence or misconduct of any such agents or attorneys-in-fact selected by it in good faith, but shall be responsible for the gross negligence or willful misconduct of such agents or attorneys-in-fact. Each of the Security Trustee and the Agent may deem and treat the payee of a Note as the holder thereof for all purposes hereof unless and until a written notice of the assignment or transfer thereof shall have been filed with the Agent.

31.3
Reliance. Each of the Security Trustee and the Agent shall be entitled to rely upon any certification, notice or other communication (including any thereof by telephone, telex, telefacsimile, telegram or cable) believed by it to be genuine and correct and to have been signed or sent by or on behalf of the proper person or persons, and upon advice and statements of legal counsel, independent accountants and other experts selected by the Security Trustee or the Agent, as the case may be. As to any matters not expressly provided for by this Agreement or any of the other Finance Documents, each of the Security Trustee and the Agent shall in all cases be fully protected in acting, or in refraining from acting, hereunder or thereunder in accordance with instructions signed by the Lenders, and such instructions and any action taken or failure to act pursuant thereto shall be binding on all of the Lenders.

31.4
Knowledge. Neither the Security Trustee nor the Agent shall be deemed to have knowledge or notice of the occurrence of a Potential Event of Default or Event of Default (other than, in the case of the Agent, the non‑payment of principal of or interest on the Loan or actual knowledge thereof) unless each of the Security Trustee and the Agent has received notice from a Lender or the Borrower specifying such Potential Event of Default or Event of Default and stating that such notice is a “Notice of Default”. If the Agent receives such a notice of the occurrence of such Potential Event of Default or Event of Default, the Agent shall give prompt notice thereof to the Security Trustee and the Lenders (and shall give each Lender prompt notice of each such non‑payment). Subject to Clause 31.8 hereof, the Security Trustee and the Agent shall take such action with respect to such Potential Event of Default or Event of Default or other event as shall be directed by the Lenders, except that, unless and until the Security Trustee and the Agent shall have received such directions, each of the Security Trustee and the Agent may (but shall not be obligated to) take such action, or refrain from taking such action, with respect to such Potential Event of Default or Event of Default or other event as it shall deem advisable in the best interest of the Lenders.

31.5	Security Trustee and Agent as Lenders. Each of the Security Trustee and the Agent (and any successor acting as Security Trustee or Agent, as the case may be) in its individual capacity as a

Lender hereunder shall have the same rights and powers hereunder as any other Lender and may exercise the same as though it were not acting as the Security Trustee or the Agent, as the case may be, and the term “Lender” or “Lenders” shall, unless the context otherwise indicates, include each of the Security Trustee and the Agent in their respective individual capacities. Each of the Security Trustee and the Agent (and any successor acting as Security Trustee and Agent, as the case may be) and their respective affiliates may (without having to account therefor to a Lender) accept deposits from, lend money to and generally engage in any kind of banking, trust or other business with the Borrower and any of its subsidiaries or affiliates as if it were not acting as the Security Trustee or the Agent, as the case may be, and each of the Security Trustee and the Agent and their respective affiliates may accept fees and other consideration from the Borrower for services in connection with this Agreement or otherwise without having to account for the same to the Lenders.

31.6
Indemnification of Security Trustee and Agent. The Lenders severally agree, ratably in accordance with the aggregate principal amount of each Lender’s Contribution in the Loan, to indemnify each of the Agent and the Security Trustee (to the extent not reimbursed under other provisions of this Agreement, but without limiting the obligations of the Borrower under said other provisions) for any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind and nature whatsoever which may be imposed on, incurred by or asserted against the Security Trustee or the Agent in any way relating to or arising out of this Agreement or any of the other Finance Documents or any other documents contemplated by or referred to herein or therein or the transactions contemplated hereby (including, without limitation, the costs and expenses which the Borrower are to pay hereunder, but excluding, unless an Event of Default has occurred and is continuing, normal administrative costs and expenses incident to the performance of their respective agency duties hereunder) or the enforcement of any of the terms hereof or thereof or of any such other documents, except that no Lender shall be liable for any of the foregoing to the extent they arise from the gross negligence or willful misconduct of the party to be indemnified.

31.7
Reliance on Security Trustee or Agent. Each Lender agrees that it has, independently and without reliance on the Security Trustee, the Agent or any other Lender, and based on such documents and information as it has deemed appropriate, made its own credit analysis of the Borrower and decision to enter into this Agreement and that it will, independently and without reliance upon the Security Trustee, the Agent or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own analysis and decisions in taking or not taking action under this Agreement or any of the Finance Documents. None of the Security Trustee or the Agent shall be required to keep itself informed as to the performance or observance by the Borrower of this Agreement or any of the Finance Documents or any other document referred to or provided for herein or therein or to inspect the properties or books of any Borrower. Except for notices, reports and other documents and information expressly required to be furnished to the Lenders by the Security Trustee or the Agent hereunder, neither the Security Trustee nor the Agent shall have any duty or responsibility to provide a Lender with any credit or other information concerning the affairs, financial condition or business of either Borrower or any subsidiaries or affiliates thereof which may come into the possession of the Security Trustee, the Agent or any of their respective affiliates.

31.8
Actions by Security Trustee and Agent. Except for action expressly required of the Security Trustee or the Agent hereunder and under the other Finance Documents, each of the Security Trustee and the Agent shall in all cases be fully justified in failing or refusing to act hereunder and thereunder unless it shall receive further assurances to its satisfaction from the Lenders of their indemnification obligations under Clause 31.6 against any and all liability and expense which may be incurred by it by reason of taking or continuing to take any such action.

31.9
Resignation and Removal. Subject to the appointment and acceptance of a successor Security Trustee or Agent (as the case may be) as provided below, each of the Security Trustee and the Agent may resign at any time by giving notice thereof to the Lenders and the Borrower, and the Security Trustee or the Agent may be removed at any time with or without cause by the Lenders by giving notice thereof to the Agent, the Security Trustee, the Lenders and the Borrower. Upon any such resignation or removal, the Lenders shall have the right to appoint a successor Security Trustee or Agent, as the case may be. If no successor Security Trustee or Agent, as the case may be, shall have been so appointed by the Lenders or, if appointed, shall not have accepted such appointment within 30 days after the retiring Security Trustee’s or Agent’s, as the case may be, giving of notice of resignation or the Lenders’ removal of the retiring Security Trustee or Agent, as the case may be, then the retiring Security Trustee or Agent, as the case may be, may, on behalf of the Lenders, appoint a successor Security Trustee or Agent. Upon the acceptance of any appointment as Security Trustee or Agent hereunder by a successor Security Trustee or Agent, such successor Security Trustee or Agent, as the case may be, shall thereupon succeed to and become vested with all the rights, powers, privileges and duties of the retiring Security Trustee or Agent, as the case may be, and the retiring Security Trustee or Agent shall be discharged from its duties and obligations hereunder. After any retiring Security Trustee or Agent’s resignation or removal hereunder as Security Trustee or Agent, as the case may be, the provisions of this Clause 31 shall continue in effect for its benefit in respect of any actions taken or omitted to be taken by it while it was acting as the Security Trustee or the Agent, as the case may be.

31.10
Release of Collateral. Without the prior written consent of the Lenders, neither the Security Trustee nor the Agent will consent to any modification, supplement or waiver under any of the Finance Documents nor without the prior written consent of all of the Lenders release any Collateral or otherwise terminate any Security Interest under the Finance Documents, except that no such consent is required, and each of the Security Trustee and the Agent is authorized and hereby undertakes, to release any Security Interest covering property if the Secured Liabilities have been paid and performed in full or which is the subject of a disposition of property permitted hereunder or to which the Lenders have consented.

31	LAW AND JURISDICTION

32.1
Governing law. THIS AGREEMENT AND THE OTHER FINANCE DOCUMENTS (EXCEPT AS OTHERWISE PROVIDED IN A FINANCE DOCUMENT) SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK WITHOUT REGARD TO ITS CONFLICT OF LAW PRINCIPLES.

32.2	Consent to Jurisdiction.

(a)
The Borrower hereby irrevocably and unconditionally submits, for itself and its property, to the nonexclusive jurisdiction of any New York State court or Federal court of the United States of America sitting in New York County, and any appellate court thereof, in any action or proceeding arising out of or relating to this Agreement or any of the other Finance Documents to which such Security Party is a party or for recognition or enforcement of any judgment, and each of the parties hereto hereby irrevocably and unconditionally agrees that all claims in respect of any such action or proceeding may be heard and determined in such New York State Court or, to the extent permitted by law, in such Federal court. Each of the parties hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law.

(b)
Nothing in this Clause 32.2 shall affect the right of a Creditor Party to bring any action or proceeding against a Security Party or its property in the courts of any other jurisdictions where such action or proceeding may be heard.

(c)	The Borrower hereby irrevocably and unconditionally waives to the fullest extent it may legally and effectively do so:

(i)
any objection which it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Agreement or any other Finance Document to which it is a party in any New York State or Federal court and the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court; and

(ii)
any immunity from suit, the jurisdiction of any court in which judicial proceedings may at any time be commenced with respect to this Agreement or any other Finance Document or from any legal process with respect to itself or its property (including without limitation attachment prior to judgment, attachment in aid of execution of judgment, set-off, execution of a judgment or any other legal process), and to the extent that in any such jurisdiction there may be attributed to such person such an immunity (whether or not claimed), such person hereby irrevocably agrees not to claim such immunity.

(d)
The Borrower hereby agrees to appoint Leicht & Rein Tax Associates, Ltd., with offices currently located at 570 Seventh Avenue, New York, NY 10018 as its designated agent for service of process for any action or proceeding arising out of or relating to this Agreement or any other Finance Document. The Borrower also irrevocably consents to the service of any and all process in any such action or proceeding by the mailing of copies of such process to its address specified in Clause 29.2. The Borrower also agrees that service of process may be made on it by any other method of service provided for under the applicable laws in effect in the State of New York.

32.3
Creditor Party rights unaffected. Nothing in this Clause 32 shall exclude or limit any right which any Creditor Party may have (whether under the law of any country, an international convention or otherwise) with regard to the bringing of proceedings, the service of process, the recognition or enforcement of a judgment or any similar or related matter in any jurisdiction.

32.4	Meaning of “proceedings”. In this Clause 32, “proceedings” means proceedings of any kind, including an application for a provisional or protective measure.

32	WAIVER OF JURY TRIAL

33.1
WAIVER. THE BORROWER AND THE CREDITOR PARTIES MUTUALLY AND IRREVOCABLY WAIVE ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

33	PATRIOT ACT NOTICE

34.1
PATRIOT Act Notice. Each of the Agent and the Lenders hereby notifies the Borrower that pursuant to the requirements of the PATRIOT Act and the policies and practices of the Agent and each Lender, the Agent and each of the Lenders is required to obtain, verify and record certain information and documentation that identifies each of the Security Parties which information includes the name and address of each such person and such other information that will allow the Agent and each of the Lenders to identify each such person in accordance with the PATRIOT Act.

[SIGNATURE PAGE FOLLOWS ON NEXT PAGE]

EXECUTION PAGE
WHEREFORE, the parties hereto have caused this Loan Agreement to be executed as of the date first above written.

BULK NORDIC SIX LTD., as Borrower By: /s/ Deborah Davis Name: Deborah Davis Title: Director	NIBC BANK N.V., as Lender, Arranger, Swap Bank, Agent and Security Trustee By: /s/ Joice Varughese Name: Joice Varughese Title: Attorney-in-Fact

SCHEDULE 1

LENDERS AND COMMITMENTS

Lender	Lending Office	Commitment
NIBC BANK N.V. Address for Notices: Carnegieplein 4 2517 KJ The Hague The Netherlands Attention: Jan-Willem Schellingerhout Email: Jan-Willem.Schellingerhout@nibc.com Facsimile: +31 (0)70 365 1071 with a copy to: Carnegieplein 4 2517 KJ The Hague The Netherlands Attention:Anneke van der Spek Email: Anneke.van.der.Spek@nibc.com Facsimile: +31 (0)70 365 1071	Carnegieplein 4 2517 KJ The Hague The Netherlands	$19,500,000

SCHEDULE 2

INTENTIONALLY OMITTED

SCHEDULE 3

DRAWDOWN NOTICE

To:    NIBC Bank N.V., as Agent
Carnegieplein 4
2517 KJ
The Hague
The Netherlands

Attention: Anneke van der Spek

December 23, 2016
DRAWDOWN NOTICE

1.
We refer to the loan agreement dated as of December 21, 2016 (the “Loan Agreement”) among ourselves, as Borrower, the Lenders referred to therein, and yourselves as Arranger, Swap Bank, Agent and as Security Trustee in connection with a facility of up to US$19,500,000. Terms defined in the Loan Agreement have their defined meanings when used in this Drawdown Notice.

2.	We request to borrow as follows:

(a)	Amount: US$19,500,000
Tranche A:     US$16,000,000
Tranche B:    US$3,500,000

(b)	Drawdown Date: December 27, 2016;

(c)	Duration of the first Interest Period shall be 3 months; and

(d)	Payment instructions:

(i)	The sum of US$18,560,400 to:

Sumitomo Mitsui Banking Corporation (Swift Code: SMBCJPJT)
Tokyo, Japan
Account No.        232661
Account Name:        Sumitomo Corporation – in accordance with attached MT-199

(ii)	The sum of US$475,100 to:

HSBC Bank of Bermuda (Swift Code: BBDABMHM)
Hamilton, Bermuda
Account No.:        011-092954-501

Account Name:        Nordic Bulk Ventures Holding Company Ltd.

3.	We represent and warrant that:

(a)	no Event of Default or Potential Event of Default has occurred or would result from the borrowing of the Advance;

(b)
the representations and warranties in Clause 10 and those of the Borrower or any other Security Party which are set out in the other Finance Documents are true and not misleading as of the date of this Drawdown Notice and will be true and not misleading as of the Drawdown Date, in each case with reference to the circumstances then existing;

(c)
there has been no material change in the consolidated financial condition, operations or business prospects of the Borrower or the Guarantor since the date on which the Borrower and/or the Guarantor provided information concerning those topics to the Agent and/or any Lender;

(d)
none of the Borrower, the Guarantor or any of their respective subsidiaries or Affiliates has launched any other facilities or debt transactions into the international capital markets either publicly or privately that could have a negative or adverse effect on the loan facility contemplated by this Agreement; and

(e)
if the Collateral Maintenance Ratio were applied immediately following the making of the Advance, the Borrower would not be required to provide additional Collateral or prepay part of the Loan under Clause 15.

4.	This notice cannot be revoked without the prior consent of the Lenders.

5.	We authorize you to deduct from the amount of the Loan:

a.	US$214,500 (representing the 1.10% upfront fee referred to in Clause 21.2); and

b.
US$250,000 (representing the Borrower’s initial minimum liquidity requirement referred to in Clause 12.2) to be held by the Agent in an unallocated account until the Borrower’s Earnings Account has been opened, at which time the said US$250,000 shall be transferred to the Earnings Account.

Deborah L. Davis
Director
for and on behalf of
BULK NORDIC SIX LTD.

SCHEDULE 4

CONDITION PRECEDENT DOCUMENTS
PART A
The following are the documents referred to in Clause 9.1(a)(i):

1.	A duly executed original of this Agreement and the Master Agreement.

2.
A copy of each Time Charter (and all addenda and supplements thereto), in form and substance acceptable to the Agent and certified as of a date reasonably near the date of the Drawdown Notice by a director, an officer, an authorized person or an attorney-in-fact of the Borrower as being a true and correct copy thereof.

3.
Copies of certificates dated as of a date reasonably near the date of the Drawdown Notice, certifying that each of the Security Parties is duly incorporated or formed and in good standing under the laws of its respective jurisdiction of incorporation or formation.

4.
Copies of the constitutional documents and each amendment thereto, of each of the Security Parties, certified as of a date reasonably near the date of the Drawdown Notice by a director, an officer, an authorized person or an attorney-in-fact of such person as being a true and correct copy thereof.

5.
Copies of the resolutions of the directors (or equivalent governing body) and, where applicable, the shareholders (or equivalent equity holders), of each of the Security Parties authorizing the execution of each of the Finance Documents to which that person is a party and, in the case of the Borrower, authorizing a director, an officer, an authorized person or an attorney-in-fact of the Borrower to give the Drawdown Notice and other notices required under the Finance Documents, in each case certified as of a date reasonably near the date of the Drawdown Notice by a director, an officer, an authorized person or an attorney-in-fact of such person as being a true and correct copy thereof,

6.	An incumbency certificate in respect of the officers and directors (or equivalent), of each of the Security Parties and signature samples of any signatories to any Finance Document.

7.	The original or a certified copy of any power of attorney under which any Finance Document is executed on behalf of a Security Party.

8.
Copies of all consents which any of the Security Parties requires to enter into, or make any payment under, any Finance Document, each certified as of a date reasonably near the date of the Drawdown Notice by a director, an officer, an authorized person or an attorney-in-fact of such party as being a true and correct copy thereof, or certification by such director, officer, authorized person or attorney-in-fact that no such consents are required.

9.
Copies of any mandates or other documents required in connection with the opening or operation of the Earnings Account, certified as of a date reasonably near the date of the Drawdown Notice by a director, an officer, an authorized person or an attorney-in-fact of the Borrower as being a true and correct copy thereof.

10.	Documentary evidence that the capital structure of each of the Borrower and the Guarantor, is satisfactory to and in the sole discretion of the Agent.

11.	Documentary evidence that the agent for service of process named in Clause 32 of this Agreement has accepted its appointment.

12.	If the Agent so requires, in respect of any of the documents referred to above, a certified English translation prepared by a translator approved by the Agent.

PART B
The following are the documents referred to in Clause 9.1(b):

1.	A duly executed original of each Finance Document (and of each document required to be delivered by each Finance Document) other than those referred to in Part A(1) above.

i.
If the Drawdown Date is more than five (5) Business Days after the date of the Drawdown Notice, a bringdown certificate of each of the Security Parties certifying as of the Drawdown Date as to the absence of any amendments to the documents of such person referred to in paragraphs 3, 4 and 5 of Part A since the date of the Drawdown Notice.

1.	Certification by the Borrower as of the date of the Drawdown Date as to the matters described in Clauses 9.1(d) and (e).

2.	Documentary evidence that:

(a)	the Ship is definitively registered in the name of the Borrower under an Approved Flag ;

(b)	the Mortgage has been registered against the Ship as a valid first preferred ship mortgage in accordance with the laws of the Republic of The Marshall Islands;

(c)	the Security Interests intended to be created by each of the Finance Documents have been duly perfected under applicable law;

(d)	the Ship is in the absolute and unencumbered ownership of the Borrower save as contemplated by the Finance Documents;

(e)	the Ship is insured in accordance with the provisions of Clause 12.2 of this Agreement and all requirements therein in respect of insurances have been complied with; and

(f)
the Ship maintains the highest class for vessels of its type with the Classification Society free of any recommendations and qualifications (which status shall be established by a Confirmation of Class Certificate issued by the Classification Society and dated a date reasonably near the Drawdown Date (NB: a “Class Statement” or similar instrument shall not be acceptable for purposes of this clause)).

3.
A Valuation of the Fair Market Value of the Ship, addressed to the Agent and the Lenders, stated to be for the purposes of this Agreement and dated not more than 14 days before the Drawdown Date, which evidences a Fair Market Value for the Ship of not less than 85% of the Loan.

4.
A survey report addressed to the Agent and the Lenders, stated to be for the purposes of this Agreement from an independent marine surveyor selected by the Agent in respect of the physical condition of the Ship, which report shall confirm the condition of the Ship to the satisfaction of the Agent and the Lenders, in their sole discretion.

5.
Documentary evidence that the Borrower has sent an instruction letter in the form of Schedule 9 hereto to the Classification Society as required under Clause 14.4 and that the Classification Society has executed the undertaking in the form of Schedule 10 hereto as required by Clause 14.4.

6.	The following documents establishing that the Ship will, as from the Drawdown Date, be managed by an Approved Manager on terms acceptable to the Agent:

(d)
a copy of the Approved Management Agreement, certified as of the Drawdown Date by a director, an officer, an authorized person or an attorney-in-fact of the Borrower as being a true and correct copy thereof;

(e)	a Manager’s Undertaking executed by the Approved Manager in favor of the Agent; and

(f)
copies of the Approved Manager’s Document of Compliance and of the Ship’s ISSC and Safety Management Certificate (together with any other details of the applicable safety management system which the Agent requires), certified as of the Drawdown Date by a director, an officer, an authorized person or an attorney-in-fact of the Approved Manager as being a true and correct copy thereof.

7.	A favorable opinion from an independent insurance consultant acceptable to the Agent on such matters relating to the insurances for the Ship as the Agent may require.

8.	A certificate that the Ship is free from Asbestos/Glass Wool and nuclear products (to be provided by the Borrower on a best efforts basis but only if available to the Borrower).

9.
A copy of the Builder’s Certificate or Bill of Sale, together with the Protocol of Delivery and Acceptance, with respect to the Ship, certified as of the Drawdown Date by a director, an officer, an authorized person or an attorney-in-fact of the Borrower as being a true and correct copy thereof.

10.	A copy of the chartering description of the Ship.

11.	A favorable opinion of Watson Farley & Williams LLP, New York counsel for the Creditor Parties, in form, scope and substance satisfactory to the Creditor Parties.

12.
Favorable legal opinions from lawyers appointed by any of the Security Parties or the Agent on such matters concerning the laws of such relevant jurisdictions as the Agent may require (including without limitation Bermuda and Panama).

SCHEDULE 5

TRANSFER CERTIFICATE

The Transferor and the Transferee accept exclusive responsibility for ensuring that this Certificate and the transaction to which it relates comply with all legal and regulatory requirements applicable to them respectively.

To:	[Name of Agent] for itself and for and on behalf of the Borrower, the Security Trustee and each Lender, as defined in the Loan Agreement referred to below.
[Date]

1.
This Certificate relates to an Loan Agreement dated as of December 21, 2016 (the “Loan Agreement”) among (1) Bulk Nordic Six Ltd. (the “Borrower”), (2) the banks and financial institutions named therein as Lenders, (3) NIBC Bank N.V. as Arranger, (4) NIBC Bank N.V. as Swap Bank, (5) NIBC Bank N.V. as Agent and (6) NIBC Bank N.V. as Security Trustee for a loan facility of up to $19,500,000.

2.	In this Certificate, terms defined in the Loan Agreement shall, unless the contrary intention appears, have the same meanings when used in this Certificate and:

“Relevant Parties” means the Agent, the Borrower, the Arranger, the Swap Bank, the Security Trustee and each Lender;
“Transferor” means [full name] of [lending office];
“Transferee” means [full name] of [lending office].

3.	The effective date of this Certificate is [●], provided that this Certificate shall not come into effect unless it is signed by the Agent on or before that date.

4.
[The Transferor assigns to the Transferee absolutely all rights and interests (present, future or contingent) which the Transferor has as Lender under or by virtue of the Agreement and every other Finance Document in relation to [●]% of its Contribution, which percentage represents $[●].

5.
[By virtue of this Certificate and Clause 27 of the Agreement, the Transferor is discharged [entirely from its Commitment which amounts to $[●]] [from [●]% of its Commitment, which percentage represents $[●]] and the Transferee acquires a Commitment of $[●].]

6.
The Transferee undertakes with the Transferor and each of the Relevant Parties that the Transferee will observe and perform all the obligations under the Finance Documents which Clause 27 of the Agreement provides will become binding on it upon this Certificate taking effect.

7.
The Agent, at the request of the Transferee (which request is hereby made) accepts, for the Agent itself and for and on behalf of every other Relevant Party, this Certificate as a Transfer Certificate taking effect in accordance with Clause 27 of the Agreement.

8.	The Transferor:

(a)	warrants to the Transferee and each Relevant Party that:

(i)	the Transferor has full capacity to enter into this transaction and has taken all corporate action and obtained all consents which are required in connection with this transaction; and

(ii)	this Certificate is valid and binding as regards the Transferor;

(a)	warrants to the Transferee that the Transferor is absolutely entitled, free of encumbrances, to all the rights and interests covered by the assignment in paragraph 4; and

(b)
undertakes with the Transferee that the Transferor will, at its own expense, execute any documents which the Transferee reasonably requests for perfecting in any relevant jurisdiction the Transferee’s title under this Certificate or for a similar purpose.

9.	The Transferee:

(f)	confirms that it has received a copy of the Agreement and each of the other Finance Documents;

(g)	agrees that it will have no rights of recourse on any ground against the Transferor, the Agent, the Security Trustee or any Lender in the event that:

(i)	any of the Finance Documents prove to be invalid or ineffective;

(ii)	the Borrower or any other Security Party fails to observe or perform its obligations, or to discharge its liabilities, under any of the Finance Documents;

(iii)
it proves impossible to realize any asset covered by a Security Interest created by a Finance Document, or the proceeds of such assets are insufficient to discharge the liabilities of the Borrower or any other Security Party under any of the Finance Documents;

(h)	agrees that it will have no rights of recourse on any ground against the Agent, the Security Trustee or any Lender in the event that this Certificate proves to be invalid or ineffective;

(i)	warrants to the Transferor and each Relevant Party that:

(i)	it has full capacity to enter into this transaction and has taken all corporate action and obtained all consents which it needs to take or obtain in connection with this transaction; and

(ii)	that this Certificate is valid and binding as regards the Transferee; and

(j)	confirms the accuracy of the administrative details set out below regarding the Transferee.

10.
The Transferor and the Transferee each undertake with the Agent and the Security Trustee severally, on demand, fully to indemnify the Agent and/or the Security Trustee in respect of any claim, proceeding, liability or expense (including all legal expenses) which they or either of them may incur in connection with this Certificate or any matter arising out of it, except such as are shown to have been mainly and directly caused by the gross negligence or willful misconduct of the Agent’s or the Security Trustee’s own officers or employees.

11.
The Transferee shall repay to the Transferor on demand so much of any sum paid by the Transferor under paragraph 10 as exceeds one-half of the amount demanded by the Agent or the Security Trustee in respect of a claim, proceeding, liability or expense which was not reasonably foreseeable at the date of this Certificate; but nothing in this paragraph shall affect the liability of each of the Transferor and the Transferee to the Agent or the Security Trustee for the full amount demanded by it.

12.	The Transferee confirms that, immediately following the effective date of this Certificate, the Transferee will be a FATCA [Exempt Party] [Non-Exempt Party].

[Name of Transferor]    [Name of Transferee]

By: _______________________    By: _______________________
Name:    Name:
Title:    Title:
Date:    Date:

AGENT

Signed for itself and for and on behalf of itself
as Agent and for every other Relevant Party

[Name of Agent]

By: _______________________
Name:
Title:
Date:

Administrative Details of Transferee

Name of Transferee:
Lending Office:
Contact Person

(Loan Administration Department):
Telephone:
Fax:
Contact Person

(Credit Administration Department):
Telephone:
Fax:
Account for payments:

Note:
This Transfer Certificate alone may not be sufficient to transfer a proportionate share of the Transferor’s interest in the security constituted by the Finance Documents in the Transferor’s or Transferee’s jurisdiction. It is the responsibility of each Lender to ascertain whether any other documents are required for this purpose.

SCHEDULE 6

DESIGNATION NOTICE
To:    NIBC BANK N.V., as Agent
Carnegieplein 4
2517 KJ
The Hague
The Netherlands

Attention: [●]
Facsimile: [●]
Email: [●]

[Date]
Dear Sirs

Loan Agreement dated as of December 21, 2016 (as amended or supplemented, the “Loan Agreement”) made between (i) ourselves as Borrower, (ii) the Lenders named therein, (iii) the Swap Bank named therein, (iv) yourselves as Arranger, Agent and (vi) yourselves as Security Trustee.
We refer to:

13.	The Loan Agreement;

14.	the Master Agreement dated [●] made between ourselves and [●]; and

15.	a Confirmation delivered pursuant to the said Master Agreement dated [●] and addressed by [●] to us.
In accordance with the terms of the Loan Agreement, we hereby give you notice of the said Confirmation and hereby confirm that the Transaction evidenced by it will be designated as a “Designated Transaction” for the purposes of the Loan Agreement and the Finance Documents.
Yours faithfully,

.................................................
Bulk Nordic Six Ltd.

SCHEDULE 7

LIST OF APPROVED BROKERS
Affinity (Shipping) LLP
Arrow Sale & Purchase (UK) Ltd
Braemar Seascope Ltd
Clarksons Platou
Fearnleys AS
Howe Robinson

SCHEDULE 8

INTENTIONALLY OMITTED

SCHEDULE 9

FORM OF LETTER OF INSTRUCTION TO CLASSIFICATION SOCIETY
To:    [●]

Date:    [●]

Dear Sirs:

Name of ship: m.v. “BULK ENDURANCE” (the “Ship”)
Flag: PANAMA
IMO Number: [●]
Name of Owner: BULK NORDIC SIX LTD. (the “Owner”)
Name of mortgagee: NIBC BANK N.V. (the “Mortgagee”)

We refer to the Ship, which is registered in the ownership of the Owner, and which has been entered in and classed by [●] (the “Classification Society”).
The Mortgagee has agreed to provide financing to the Owner upon condition that, among other things, the Owner issues to the Mortgagee this letter of instruction to the Classification Society in the form presented by the Mortgagee.
The Owner and the Mortgagee irrevocably and unconditionally instruct and authorise the Classification Society (notwithstanding any previous instructions whatsoever which the Owner may have given to the Classification Society to the contrary) as follows:

1
to send to the Mortgagee, following receipt of a written request from the Mortgagee, certified true copies of all original certificates of class and other class records held by the Classification Society in relation to the Ship;

2
to allow the Mortgagee (or its agents), at any time and from time to time, to inspect the original class and related records of the Owner and the Ship at the offices of the Classification Society and to take copies of them and, to the extent possible, to grant the Mortgagee electronic access to such records;

3	to notify the Mortgagee immediately by email to Jan-Willem Schellingerhout (Jan-Willem.Schellingerhout@nibc.com) and Anneke van der Spek (Anneke.van.der.Spek@nibc.com) if the Classification Society:

(a)	receives notification from the Owner or any other person that the Ship’s classification society is to be changed;

(b)	imposes a condition of class or issues a class recommendation in respect of the Ship;

(c)
becomes aware of any facts or matters which may result or have resulted in a change, suspension, discontinuance, withdrawal or expiry of the Ship’s class under the rules or terms and conditions of the Owner’s or the Ship’s membership of the Classification Society;

4	following receipt of a written request from the Mortgagee:

(a)
to confirm that the Owner is not in default of any of its contractual obligations or liabilities to the Classification Society and, without limiting the foregoing, that it has paid in full all fees or other charges due and payable to the Classification Society; or

(b)
if the Owner is in default of any of its contractual obligations or liabilities to the Classification Society, to specify to the Mortgagee in reasonable detail the facts and circumstances of such default, the consequences thereof, and any remedy period agreed or allowed by the Classification Society.

Notwithstanding the above instructions given for the benefit of the Mortgagee, the Owner shall continue to be responsible to the Classification Society for the performance and discharge of all its obligations and liabilities relating to or arising out of or in connection with the contract it has with the Classification Society, and nothing in this letter should be construed as imposing any obligation or liability on the Mortgagee to the Classification Society in respect thereof. The instructions and authorisations which are contained in this notice shall remain in full force and effect until the Owner and the Mortgagee together give you notice in writing revoking them.
The Owner undertakes to reimburse the Classification Society in full for any costs or expenses it may incur in complying with the instructions and authorisations referred to in this letter.
This letter and any non-contractual obligations arising from or connected with it are governed by New York law.

...............................
For and on behalf of
BULK NORDIC SIX LTD.

...............................
For and on behalf of
NIBC BANK N.V.

SCHEDULE 10

FORM OF CLASSIFICATION SOCIETY LETTER OF UNDERTAKING
To:    BULK NORDIC SIX LTD.
and
NIBC BANK N.V.

Dated:     [●]

Dear Sirs:

Name of ship: m.v. “BULK ENDURANCE” (the “Ship”)
Flag: PANAMA
IMO Number: [●]
Name of Owner: BULK NORDIC SIX LTD. (the “Owner”)
Name of mortgagee: NIBC BANK N.V. (the “Mortgagee”)

We [●], hereby acknowledge receipt of a letter (a copy of which is attached hereto) dated [●] sent to us by the Owner and the Mortgagee (together the “Instructing Parties”) regarding the Ship.

In consideration of the agreement by the Mortgagee to approve the selection of [●] (the receipt and adequacy of which is hereby acknowledged), we undertake to comply with the instructions of the Instructing Parties contained in such letter.

This letter and any non-contractual obligations arising out of or in connection with it shall be governed by New York law.

Yours faithfully

For and on behalf of
[●]